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INDEX TO THE FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on June 23, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Oressa Limited
(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	3411 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

10 Portman Square
London W1H 6AZ
United Kingdom
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Ardagh Metal Packaging USA Inc.
Attention: James Willich
Carnegie Office Park
600 North Bell Avenue
Building 1, Suite 200
Carnegie, PA 15106
(412) 429-5290
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
David J. Beveridge Richard B. Alsop Shearman & Sterling LLP 599 Lexington Avenue New York, N.Y. 10022 (212) 848-4000	Jonathan A. Schaffzin Geoffrey E. Liebmann Cahill Gordon & Reindel LLP 80 Pine Street New York, N.Y. 10005 (212) 701-3000

Approximate date of commencement of proposed sale to the public:
as soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee

Class A Common Shares, par value $0.01 per share	$100,000,000	$11,620

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act, as amended.

(2)
Includes shares that may be purchased by the underwriters to cover overallotments, if any. See "Underwriting."

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 23, 2015

PRELIMINARY PROSPECTUS

Oressa Limited

Class A Common Shares

$            per Share

        This is the initial public offering of our Class A common shares. We are selling                        Class A common shares. We currently expect the initial public offering price to be between $            and $            per Class A common share.

        Our parent company has granted the underwriters an option to purchase up to                    additional Class A common shares to cover overallotments.

        After this offering, we will have two classes of common shares: Class A common shares and Class B common shares. The rights of the Class A and Class B common shares will be identical except for voting and conversion rights. Each Class A common share will be entitled to one vote per share. Each Class B common share will be entitled to ten votes per share. Each Class B common share will be convertible at any time into one Class A common share. Following this offering, our issued and outstanding Class B common shares will represent approximately        % of the voting power of our issued and outstanding share capital (assuming no exercise of the underwriters' overallotment option). Following this offering, Ardagh Group S.A. will, indirectly through its subsidiaries, own all of our issued and outstanding Class B common shares.

        We intend to apply to have the Class A common shares listed on the New York Stock Exchange ("NYSE") under the symbol "ORES."

        Investing in our Class A common shares involves risks. See "Risk Factors" beginning on page 12.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Public Offering Price	$	$

Underwriting Discount	$	$

Proceeds to the Company (before expenses)	$	$

        Consent under the Exchange Control Act 1972 (and its related regulations) will be applied for from the Bermuda Monetary Authority for the issue and transfer of the Class A common shares to and between residents and non-residents of Bermuda for exchange control purposes provided our Class A common shares remain listed on an appointed stock exchange, which includes the NYSE. In granting such consent, the Bermuda Monetary Authority does not accept any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

        The underwriters expect to deliver the Class A common shares to purchasers on or about                                    , 2015 through the book-entry facilities of The Depository Trust Company and its direct and indirect participants.

Citigroup

                        , 2015

        You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We do not take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

Certain Conventions

        Oressa Limited (the "Company") was incorporated on June 16, 2015 to acquire the existing metal packaging business of Ardagh Group S.A. (the "Ardagh Metal Packaging Business"). The Company has not, to date, conducted any activities other than those incident to its formation and the preparation of the registration statement of which this prospectus forms a part. Accordingly, financial statements of the Company are not included in this prospectus. Ardagh Group S.A. and its subsidiaries hold all of the historical assets and liabilities related to the business that the Company will acquire. Except where the context otherwise requires or where otherwise indicated, (1) all references to "Ardagh" refer to Ardagh Group S.A. and its direct and indirect wholly owned subsidiaries, unless the context suggests that the term only means Ardagh Group S.A., and (2) all references to "Oressa," the "Company," "we," "us," and "our" refer to Oressa Limited. Unless otherwise indicated, the information described in this prospectus assumes the completion of the corporate separation transactions that we expect to consummate with Ardagh as described in this prospectus under "Certain Relationships and Related Party Transactions," which are referred to as the "Separation," concurrently with the consummation of this offering.

Presentation of Financial Information

        Except as otherwise noted, the financial statements included in this prospectus have been prepared in accordance with IFRS as issued by the IASB in effect as of December 31, 2014, including interpretations of the International Financial Reporting Interpretations Committee. The preparation of financial statements in conformity with IFRS as issued by the IASB requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Company's accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the combined financial statements, are disclosed in the financial statements.

        The combined financial statements included herein have been prepared based on a calendar year and are presented in euro rounded to the nearest million. Therefore, discrepancies in the tables between totals and the sums of the amounts listed may occur due to such rounding. The combined financial statements have been prepared under the historical cost convention.

Industry and Market Data

        Except where otherwise indicated, market share information and other statistical information and quantitative statements in this prospectus regarding our market position relative to our competitors are not based on published statistical data or information obtained from independent third parties. Rather, such information and statements reflect management estimates based upon our internal records and surveys, statistics published by providers of industry data, information published by our competitors, and information published by trade and business organizations and associations and other sources within the industries in which we operate. While we believe our internal data and surveys to be reliable, such data and surveys have not been verified by any independent sources. In addition, we have not independently verified any data produced by third parties or industry or general publications.

ii

 PROSPECTUS SUMMARY

        The following is a summary of the information discussed in this prospectus. The summary is not complete and does not contain all of the information you should consider before investing in our Class A common shares. You should read this entire prospectus carefully, including the risks discussed under "Risk Factors" and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision to purchase our Class A common shares. Some of the statements in the summary may constitute forward-looking statements. See "Forward-Looking Statements."

        This prospectus describes the business to be acquired by the Company in the Separation as if the transferred business were the Company's businesses for all historical periods described. Except as otherwise noted, references in this prospectus to the historical assets, liabilities, products, or activities of the Company are intended to refer to the historical assets, liabilities, products or activities of the Ardagh Metal Packaging Business as it was conducted by Ardagh prior to the Separation.

Our Company

        We are a leading supplier of innovative, value-added metal can packaging for the consumer products industry. We supply a broad range of products, including two-piece aluminum and tinplate and three-piece tinplate cans, and a wide range of can ends, including easy open ("EZO") and peelable ends. Many of our products feature high-quality printed graphics, customized sizes and shapes or other innovative designs. These innovative products provide functionality and differentiation and enhance our customers' brands on the shelf.

        We supply metal can packaging to a wide range of consumer-driven end-use categories including food (processed food such as fruit, vegetables, soups, sauces, ready meals and pet food), seafood, aerosols (personal care and household products), nutrition & custom (including dairy and infant nutrition powders, as well as other customized packaging), and paints & coatings. We have dedicated manufacturing facilities and sales teams organized around serving these end-use categories. We enjoy leading positions in nearly all categories in which we compete. Over 80% of our revenue is derived from categories where we believe we hold #1, #2 or #3 positions.

        With approximately 1,300 customers across more than 70 countries, we sell our products to a diverse range of multi-national companies, large national and regional companies, and small local businesses. Our customers include a wide variety of Consumer Packaged Goods companies ("CPGs"), including some of the best known brands in the world. Over half of our 2014 revenue was from multi-year contracts, with the balance largely subject to annual arrangements. We have a highly stable customer base, characterized by long-standing relationships, including an average relationship of over 30 years with our ten largest customers.

        We operate 54 production facilities in 20 countries and employ approximately 7,300 personnel. Generally, our plants are strategically located to serve our customers, with some facilities located on-site at our customers' filling locations. Our facilities require significant up-front investment, have long useful lives and have relatively modest on-going maintenance capital expenditure requirements. We operate our facilities with a focus on continuous improvement, applying Lean Manufacturing techniques ("Lean Manufacturing" or "Lean") which focus on eliminating waste while delivering quality products at minimum cost and with the greatest efficiency. To supplement our Lean efforts, we formed our Operational Support Group ("OSG") to standardize and share best practices across our network of plants.

        Consistent with our commitment to market leading innovations, we maintain a dedicated research and development ("R&D") center in Crosmières, France, which has developed numerous award-winning innovations and solutions for our customers. This center focuses on three main areas of R&D: (i) innovations that provide improved product design, differentiation and usability; (ii) innovations that reduce metal content to generate cost savings (down-gauging); and (iii) developments to meet evolving food safety standards and regulations.

        We believe the combination of our manufacturing footprint, cost efficient operating model and focus on innovation enables us to grow our business and improve our competitive position while expanding our margins and generating significant cash flow. Our operational footprint has been enhanced through both acquisitions and strategic "greenfield" (new construction) investments. We have made recent strategic growth investments in new facilities in the United States, supported by a long-term contract with a major U.S. customer. These facilities provide scalable capacity to supply our innovative products to new and existing U.S. customers. In addition, we believe we are the first manufacturer in the United States and Canada of two-piece Draw & Wall Ironing ("DWI") cans with both external and internal BPA NIA ("Bisphenol A Not Intentionally Added") lacquers, which are specifically designed to address perceived health considerations in response to customer and end-consumer demands. For more information on DWI cans, see "Business—Our Operations—Food."

        In 2012, we commenced a footprint optimization program following the acquisition of Impress Group, FiPar and Boxal from 2010 to 2012, with the objective of lowering our cost base and enhancing our operating efficiency. In 2013, we initiated a multi-level footprint optimization and business repositioning, where we focused on optimizing our operational footprint, personnel structure and approach to customer engagement. These processes resulted in plant closures, plant consolidations, relocation of production lines to lower cost regions and investments in new capacity in these regions. As a result, we moved more of our production capacity for can components to lower cost and centralized locations in Eastern Europe, which enables us to ship materials to our broader European network on a more cost effective basis. As part of our footprint optimization and business repositioning, we reorganized our sales force to better align with our customer categories, which, together with our ongoing improvement initiatives, has resulted in a more efficient operating model. By the end of 2014, we had further streamlined our footprint through the sale of non-core operations in Australia, New Zealand, American Samoa and Greece.

        Our revenue and our operating profit/(loss) for the period before depreciation, amortization, non-exceptional impairment and exceptional items ("Adjusted EBITDA") for the year ended December 31, 2014 were €1,850 million and €246 million, respectively. Our operating profit and our loss for the same period were €70 million and €79 million, respectively. The total capital expenditure associated with our recent investments in the United States ("U.S. Expansion Capex") is $200 million through December 31, 2014, of which $139 million (€105 million) was invested in 2014. Excluding U.S. Expansion Capex, our capital expenditure for the year ended December 31, 2014 was €45 million.

        The following charts illustrate the breakdown of our revenue by end-use categories and destination for the year ended December 31, 2014.

Revenue by Category(1)	Revenue by Destination

(1)
Based on Company estimates.

(2)
Rest of world.

Our Industry

        The global packaging industry is a large, consumer-driven industry with stable growth characteristics. Within the $800 billion global packaging industry, the metal can packaging market represents a $70 billion market that is comprised of beverage cans (58% of the market), food (including seafood) cans (28%), and specialty cans (14%), according to Smithers Pira*, a leading independent market research firm with extensive specialized experience in the packaging, paper and print industries. Within the metal can packaging market, we primarily compete in the food and specialty can sectors, which account for approximately $30 billion of the overall metal can packaging market according to Smithers Pira.* The $20 billion food can sector is a relatively stable market which includes cans for a variety of food, pet food and seafood applications. The food can sector is expected to remain stable on a unit volume basis in our target regions of Europe and North America according to Smithers Pira.* The $10 billion specialty can sector is characterized by a number of different products and applications including specialty, aerosol, and other cans. The specialty can sector is expected to grow in our target region of Europe by 1.8% per annum on a volume basis through 2019 according to Smithers Pira.*

        Globally, the metal can packaging industry has benefited from increasing consumer awareness of sustainability, driven by environmental concerns. Metal, including steel and aluminum, differs from other packaging materials, such as paper and plastic, in that it can be recycled repeatedly without any degradation in its performance. We estimate that over 70% of the metal packaging in Europe is recycled. In addition to its recyclability, metal can packaging has additional benefits related to energy usage and emissions. These include the fact that the strength and rigidity of metal cans allows them to be filled at higher speeds. The shelf stable nature of the metal food can also means that refrigeration is not required, thereby resulting in further energy savings in the supply chain, from food producer to end consumer.

* Source: Smithers Pira—The Future of Metal Cans to 2019 (Nov. 2014).

        In metal can packaging, customers value functionality, differentiation, sustainability and cost efficiency. The industry is characterized by a significant invested capital base, extensive technology and manufacturing know-how and established customer relationships. Generally, metal can packaging in Europe is characterized by lightweight, three-piece and two-piece cans with easy open or peelable ends that are decorated with printed graphics and other innovative designs. By contrast, metal can packaging in the United States typically features heavier cans with more modest levels of decoration. We believe the U.S. market represents a significant opportunity for the introduction of our products and innovations, including lighter weight cans incorporating our advanced coating solutions, which deliver superior performance and efficiency to our customers, as well as enhancing the end-consumer experience.

Our Competitive Strengths

        We believe a number of strengths differentiate us from our competitors, including:

  •
  Leading positions in value-added metal can packaging.  We believe we are one of the leading suppliers of metal can packaging in the world with the capability to supply multi-national CPGs in many parts of the world. We believe we are the #2 supplier of metal cans by value in the European food category, the #1 supplier of metal cans by value in the European seafood, nutrition, paints & coatings, and aerosols categories and the #1 supplier of metal cans by value in the North American seafood category. We believe our scale and reach, focus on innovation, proximity to customers and high level of service underpin our leading positions in these categories.

  •
  A leader in innovating and commercializing metal can packaging solutions.  We have significant expertise in developing products together with our customers and commercializing innovative, value-added metal can packaging solutions, such as easy open ends, Easy Peel® and Easip®, as well as process technologies such as DWI and down-gauging to reduce raw material content. We believe our continued investment in R&D delivers a number of competitive advantages for our business. Our ability to deliver innovative product features, enhanced usability and product differentiation positions us to remain the partner of choice of our customers for new business development projects. Our focus on down-gauging enables us to reduce our manufacturing cost, thereby improving our margins while improving overall economics for our customers. For example, we believe we are a leading manufacturer of the lightest easy open ends in the industry. Our research and laboratory capabilities, utilizing techniques such as electrochemical impedance spectroscopy ("EIS"), ensure that we can effectively manage food safety issues, such as the transition to BPA NIA lacquers, on behalf of our customers, which we believe further strengthens our relationships. Additionally, we use finite elemental analysis ("FEA") to predict in advance the performance of innovations, thereby reducing the cost and time needed to bring these innovations to market. As a result of our focus on innovation, we currently hold and maintain over 50 different patent families, each filed in several countries. These patents cover both design and process information for a range of different products in each jurisdiction. Our new U.S. facilities incorporate many of these innovative technologies.

  •
  Strong customer relationships.  We supply some of the world's best known brands with innovative packaging solutions, and we have been recognized with numerous industry awards including 10 World Star Awards and 27 Cans of the Year Awards since 2005. We offer a diverse range of value-added services to our customers, including can handling, R&D, and engineering services, which support new product development, introduction, production and logistics. We have long-standing relationships with many of our major customers, which include leading multi-national consumer products companies, large national and regional food companies, as well as numerous local companies. More than half of our revenue is under multi-year contracts of between two and ten years. Some of our major customers, with most of whom we have long-term relationships, include AkzoNobel, Big Heart Pet Brands, Bumble Bee Seafoods, ConAgra Foods, Danone, Heineken, H.J. Heinz, L'Oréal, Mars, Mead Johnson, Nestlé, Procter & Gamble, Reckitt Benckiser and Unilever. The average length of relationship with our top 10 customers is more than 30 years. We believe the total value proposition we offer, in the form of product quality, reliability, innovation, customer service and geographic reach, positions us to grow our business alongside our customers.

  •
  Significant scale and well-invested asset base.  We operate 54 strategically-located production facilities in 20 countries. Since 2012, we have focused on optimizing our footprint through targeted plant closures, plant consolidations and relocation of production lines for can components to lower cost regions in Eastern Europe. Through the end of 2014, we had invested $200 million in two new can-making facilities in Roanoke, Virginia and Reno, Nevada as well as a significant expansion of our Conklin, New York can ends plant. The new facilities currently manufacture two-piece cans utilizing high output DWI technology as well as three-piece cans and have significant additional capacity to supply new and existing customers. These facilities supply substantially all of the U.S. food can requirements of a major U.S. customer pursuant to a long-term contract, and we expect these investments will provide us with attractive returns.

  •
  Focus on operational excellence.  We operate a large asset base dedicated to efficient manufacturing and cost-effective production. We employ Lean Manufacturing to continually drive further improvements in productivity, cost, quality, spoilage and safety. We also focus on reducing our costs of procurement and selling, as well as general and administrative functions. We seek to improve the quality of our products and processes through focused investment in new technology. We have established our OSG, which is comprised of technical experts, to support our plants and to drive standardization and sharing of best practices. We also conduct regular reviews of our manufacturing operations, where we measure performance and track progress on initiatives relating to safety, quality, productivity, capital expenditure, working capital and other areas leading to improved financial results. These system wide evaluations have driven strategic decisions regarding our asset base.

  •
  Attractive margin and strong cash flow generation.  We believe our business has attractive margins and strong cash flow characteristics. We are generally able to pass through changes in our cost of raw materials through price adjustments in long-term contracts or through disciplined price setting in our shorter-term contracts. We promote a culture of accountability and focus on cost reduction from senior management through to the plant floor. Additionally, we believe our disciplined approach to capital expenditure, combined with the limited requirement for on-going maintenance capital expenditure that is characteristic of our industry, contribute to our strong cash flow generation. Adjusted EBITDA for the year ended December 31, 2014 was €246 million and, excluding U.S. Expansion Capex, our capital expenditure for the year ended December 31, 2014 was €45 million.

  •
  Proven track record of successful acquisitions, integration and disciplined capital deployment.  We have grown our business through a series of acquisitions over the past 15 years and have successfully integrated these acquired businesses to achieve our current scale and competitive positions. We view sourcing, negotiating, acquiring and integrating businesses as a core competency of our Company. While our business currently enjoys leading positions in many end-use categories, we believe there are opportunities for future growth through acquisition and strategic investments, similar to our two new plants in the United States, where we invested with the expectation that we will achieve attractive returns.

  •
  Experienced and highly focused management team with a proven track record.  Our senior management team is highly experienced in the metal can packaging industry. They have a proven ability to innovate for our customers, manage costs, adapt to changing market conditions, acquire and integrate businesses, and invest in our Company, all of which contribute to our Adjusted EBITDA growth and cash generation.

Our Strategy

        We intend to leverage our leading positions in value-added metal can packaging to increase our Adjusted EBITDA and cash flow in order to reduce our financial leverage and increase shareholder value. We seek to achieve this objective by pursuing the following strategies:

  •
  Continue to drive Adjusted EBITDA and cash flow generation.  We carefully assess the potential for Adjusted EBITDA growth and cash flow generation when we evaluate our operations and consider new investments in our business. We will seek to leverage our leading positions to grow revenue with new and existing customers, improve our efficiency, and reduce our costs. We will continue to take decisive actions with respect to our assets, invest in our business and manage our capital expenditure and working capital to grow our Adjusted EBITDA and increase our cash flow.

  •
  Leverage our product innovations to meet customer needs.  Our customers use packaging to differentiate their products on the shelf, strengthen their brands and meet evolving food safety requirements. We will continue to leverage our dedicated R&D center and our track record of innovation to add value for our customers. We employ processes such as EIS and FEA to ensure that safe, reliable and cost-efficient products are offered to our customers. We intend to continue to invest in new product development and innovations to drive the growth of our business, deepen our customer relationships and enhance our overall profitability.

  •
  Continue to focus on optimizing our manufacturing footprint and operational excellence.  Our goal is to be the most cost-efficient producer of metal can packaging in our target categories. We continually seek to optimize our manufacturing footprint by locating can assembly lines in close proximity to our customers and by relocating component manufacturing lines, where appropriate, to lower cost regions such as Eastern Europe. Within our plants we promote a culture of continuous improvement and employ Lean Manufacturing to continually drive further improvements in productivity, cost, quality, spoilage and safety. We believe these actions will enhance our total value proposition and reduce costs, while improving our capital efficiency and return on capital.

  •
  Selective investments in our business.  We have achieved our current competitive position by pursuing strategic investment opportunities with attractive financial characteristics, rather than pursuing market share gains at the expense of operating margins. We will continue to evaluate investments in our business in line with our strategic objectives. We may selectively explore business opportunities with new and existing customers in our current and new end-use categories and regions. We expect these investments, including our recent investments in the United States and other projects, to contribute to our Adjusted EBITDA growth and deliver attractive return on capital.

  •
  Opportunistically pursue strategic value-enhancing acquisitions.  We believe our core competencies include acquisitions, business integration and synergy capture. We have successfully acquired and integrated a number of businesses and we will continue to prudently evaluate potential acquisitions on a disciplined basis, in keeping with our stringent investment criteria.

Corporate Separation Transactions

        Oressa Limited was incorporated on June 16, 2015, in order to effect the Separation and acquire the Ardagh Metal Packaging Business. Prior to this offering, the Ardagh Metal Packaging Business has been owned by Ardagh and its subsidiaries. The Company has no assets or liabilities, other than those associated with its formation, and will conduct no operations until the completion of this offering.

        The Separation consists of the following transactions, all of which will occur contemporaneously:

  •
  The share capital of the Company will be restructured to consist of Class B common shares, each with 10 votes per share, and                 Class A common shares, each with one vote per share.            Class A common shares will be sold in this offering and        Class B common shares will be owned indirectly by Ardagh through its subsidiaries, assuming, in each case, no exercise of the underwriters' overallotment option.

  •
  A wholly-owned finance subsidiary of the Company will issue debt securities for estimated net proceeds of $            (the "Debt Financing"). See "Debt Financing."

  •
  In a series of transactions pursuant to an asset sale and separation agreement, the Ardagh Metal Packaging Business will be transferred to subsidiaries of the Company.

  •
  The Company will enter into other ancillary agreements with Ardagh and its affiliates covering matters including transition services, tax matters and shareholders' and registration rights.

        The following chart summarizes our ownership and voting structure following the Separation and this offering (assuming no exercise of the underwriters' overallotment option):

(1)
Class A Shares: Shares offered hereby. One vote each (            % of voting power),             % of issued and outstanding common shares.

(2)
Class B Shares: Ten votes each (            % of voting power),             % of issued and outstanding common shares. Ardagh will own all of the issued Class B common shares indirectly through its subsidiaries.

        Historically, Ardagh and its affiliates have provided and, following the completion of this offering, will continue to provide significant corporate and shared service functions to us. The terms of these services and amounts to be paid by us to Ardagh will be provided for in the transition services agreement. See "Certain Relationships and Related Party Transactions." In addition to the charges for these services, we may incur other corporate and operational costs, which may be greater than historically allocated levels, to replace some of these services or for additional services relating to our being a listed company, including those related to our reporting and compliance obligations as a listed company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Our executive offices are located at 10 Portman Square, London W1H 6AZ, United Kingdom. Our telephone number is                    . Our website address is                    . The information included or referred to, on or otherwise accessible through our website, is not included or incorporated by reference in this prospectus.

Risk Factors

        There are a number of risks you should consider before buying our shares. These risks are discussed more fully under "Risk Factors" beginning on page 12 of this prospectus. These risks include, but are not limited to:

  •
  Our business may be adversely affected by global and regional economic downturns.

  •
  We face intense competition from other metal can packaging producers, as well as from manufacturers of alternative forms of packaging.

  •
  An increase in metal container manufacturing capacity without a corresponding increase in demand for metal containers could cause prices to decline.

  •
  Because our customers are concentrated, our business could be adversely affected if we were unable to maintain relationships with our largest customers.

  •
  Our profitability could be affected by varied seasonal demands, climate and water conditions, and the availability and cost of raw materials.

  •
  Currency and interest rate fluctuations may have a material impact on our business.

  •
  Our expansion strategy may adversely affect our business if we are not able to integrate acquisitions successfully.

  •
  We are subject to various environmental, health and safety requirements and may be subject to new requirements of this kind in the future that could impose substantial costs upon us.

  •
  Our substantial debt could adversely affect our financial condition.

  •
  The dual class structure of our common shares has the effect of concentrating voting control with Ardagh and limiting our other shareholders' ability to influence corporate matters.

  •
  An active, liquid trading market for our Class A common shares may not develop and Class A common share prices may be volatile and could decline substantially following this offering.

The Offering

Shares Offered	Class A common shares (or Class A common shares if the underwriters exercise their overallotment option in full).
Shares Issued and Outstanding Immediately After This Offering

            Class A common shares (or            Class A common shares if the underwriters exercise their overallotment option in full) and            Class B common shares (or            Class B common shares if the underwriters exercise their overallotment option in full).

Use of Proceeds

We estimate that we will receive net proceeds from this offering of approximately $            million, assuming an initial public offering price of $            per share, the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and estimated aggregate offering expenses payable by us.

The proceeds of the offering will be used, together with the proceeds of the Debt Financing, to acquire the Ardagh Metal Packaging Business. See "Use of Proceeds" and "Debt Financing."

Our parent company has granted the underwriters an option to purchase up to            additional Class A common shares to cover overallotments. We will not receive any proceeds from the sale of any additional Class A common shares pursuant to the overallotment option.

Dividend Policy	We do not currently intend to pay any dividends on the Class A or Class B common shares. See "Dividend Policy."
Listing	We intend to apply to have the Class A common shares listed on the New York Stock Exchange under the symbol "ORES."

        Unless we indicate otherwise or the context requires, all information in this prospectus assumes:

  •
  an initial public offering price of $            per share, the midpoint of the offering range set forth on the cover page of this prospectus; and

  •
  the underwriters do not exercise their overallotment option.

 SUMMARY FINANCIAL INFORMATION

        The following table sets forth certain historical financial data of the Company. The summary historical financial data as of and for the fiscal years ended December 31, 2014, 2013 and 2012 have been derived from the audited combined financial statements and related notes included elsewhere in this prospectus. The summary historical financial data set forth below should be read in conjunction with and is qualified in its entirety by reference to the audited combined financial statements and the related notes thereto. Our historical results are not necessarily indicative of results to be expected in any future period.

        The following financial information should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical combined financial statements and the related notes, and the "Unaudited Combined Pro Forma Financial Information" included elsewhere in this prospectus.

	2014	2013	2012
	(in euro millions, except percentages)
Income Statement Data
Revenue	1,850	1,848	1,909
Cost of sales	(1,642)	(1,707)	(1,727)

Gross profit	208	141	182

Exceptional cost of sales	80	112	133
Gross profit before exceptional cost of sales	288	253	315

Sales, general and administration expenses(1)	(106)	(119)	(125)
Amortization	(23)	(23)	(21)
Exceptional costs	(9)	(11)	(3)

Operating profit/(loss)	70	(12)	33
Net finance expense	(107)	(111)	(135)

Loss before tax	(37)	(123)	(102)
Income tax credit	4	29	10

Loss for the period from continuing operations	(33)	(94)	(92)
Loss for the period from discontinued operations	(46)	(8)	(11)

Loss for the period	(79)	(102)	(103)
Balance Sheet Data
Cash and cash equivalents	45	45	95
Working capital(2)	220	314	288
Net debt(3)	1,486	1,250	1,542
Total assets	2,248	2,316	2,535
Total liabilities	(2,355)	(2,052)	(2,489)
Other Data from Continuing Operations
Adjusted EBITDA(4)	246	212	255
Adjusted EBITDA margin(4)	13.3%	11.5%	13.4%
Depreciation, amortization and non-exceptional impairment	87	101	86
Capital expenditure(5)	150	110	69

        The reconciliation of loss for the year to Adjusted EBITDA is as follows:

	Year ended December 31,
	2014	2013	2012
	(in euro millions)
Loss for the period	(79)	(102)	(103)
Loss for the period from discontinued operations	46	8	11
Income tax credit	(4)	(29)	(10)
Net finance expense	107	111	135
Depreciation, amortization and non-exceptional impairment	87	101	86
Exceptional items	89	123	136

Adjusted EBITDA	246	212	255

Footnotes:

(1)
Sales, general and administration expenses are before amortization and exceptional costs.

(2)
Working capital is defined as comprising inventories, trade and other receivables, trade and other payables and current provisions, and excludes derivatives, cash, short term borrowings and income taxes payable.

(3)
Net debt is defined as related party debt, bank loans and other borrowings (current and non-current) less cash, cash equivalents and restricted cash. The following table provides a calculation of net debt.

	At December 31,
	2014	2013	2012
	(in euro millions)
Related party debt	1,515	1,278	1,541
Bank loans	12	13	87
Other borrowings	10	11	15
Total borrowings	1,537	1,302	1,643

Cash, cash equivalents and restricted cash	(51)	(52)	(101)
Net debt	1,486	1,250	1,542

(4)
Adjusted EBITDA is defined as operating profit (loss) for the period before depreciation, amortization, non-exceptional impairment and exceptional items. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by revenue. Adjusted EBITDA and Adjusted EBITDA margin are presented because we believe that they are frequently used by securities analysts, investors and other interested parties in evaluating companies in the metal can packaging industry. However, other companies may calculate EBITDA and Adjusted EBITDA in a manner different from ours. Adjusted EBITDA and Adjusted EBITDA margin are not measures of financial performance under IFRS and should not be considered an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to profit (loss) as indicators of operating performance or any other measures of performance derived in accordance with IFRS. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Supplemental Management's Discussion and Analysis—Key Operating Measures."

(5)
Capital expenditure comprises purchases of property, plant and equipment and software and other intangibles, less proceeds from disposal of property, plant and equipment.

RISK FACTORS

        An investment in our Class A common shares involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before purchasing the Class A common shares. If any of the possible events described below occurs, our business, financial condition, results of operations or prospects could be adversely affected. If that happens, the value of the shares may decline and you could lose all or part of your investment. The risks and uncertainties below are those known to us and that we currently believe may materially affect us.

Risks Relating to Our Business

Our business may be adversely affected by global and regional economic downturns.

        Our primary direct customers sell to consumers of food, personal care and household products. If economic conditions negatively impact consumer demand, our customers may be affected and so reduce the demand for our products, which would decrease our sales volume. Changes in global economic conditions may reduce our ability to forecast developments in our industry and plan our operations and costs, resulting in operational inefficiencies. Negative developments in our business, results of operations and financial condition due to changes in global economic conditions or other factors could impair our ability to raise equity or debt capital or refinance our maturing borrowings and could increase our cost of capital.

        The global financial crisis adversely impacted consumer confidence and led to declines in income and asset values in many areas. This resulted, and may continue to result, in reduced spending on our customers' products, which also reduced our customers' demand for our products.

        The global financial crisis and its aftermath also led to more limited availability of credit, which has adversely impacted and may continue to adversely impact the financial condition, particularly on the purchasing ability, of some of our customers and may also result in requests for extended payment terms, and result in credit losses, insolvencies and diminished sales channels available to us. Our suppliers may have difficulties obtaining necessary credit, which could jeopardize their ability to provide timely deliveries of raw materials and other essentials to us. The current credit environment may also lead to suppliers requesting credit support or otherwise reducing credit, which may have a negative effect on our cash flows and working capital.

        Furthermore, the global financial crisis and its aftermath have increased the risk that one or more eurozone countries could come under increasing pressure to leave the European Monetary Union, or the euro as the single currency of the eurozone could cease to exist. Any of these developments, or the perception that any of these developments are likely to occur, could have a material adverse effect on the economic development of the affected countries and could lead to severe economic recession or depression, and a general anticipation that such risks will materialize in the future could jeopardize the stability of financial markets or the overall financial and monetary system. This, in turn, would have a material adverse effect on our business, financial position, liquidity and results of operations.

We face intense competition from other metal can packaging producers, as well as from manufacturers of alternative forms of packaging.

        The metal can packaging industry in which we operate is competitive and mature, and has experienced limited growth, or in some cases declines, in demand in recent years. We experience price pressure from competitors, which can lead to price reductions or limit our ability to increase prices, for example to recover increases in raw material costs, wages or operating costs. Price-driven competition may increase as producers seek to capture more sales volumes in order to keep their plants operating at optimal levels and to reduce unit costs.

        The most competitive part of the metal can packaging industry is the sale of undifferentiated, standardized cans and containers. Prices for these products are primarily driven by raw material costs and seasonal overcapacity, and price competition is sometimes fierce. Competition for customized, differentiated packaging is based on price and, increasingly, on innovation, design, quality and service. Our principal competitors include Crown Holdings in Europe and Ball Corporation, Crown Holdings and Silgan Holdings in North America. To the extent that any one or more of our competitors become more successful with respect to any key competitive factor, our ability to attract and retain customers could be materially and adversely affected, which could have a material adverse effect on our business.

        We are subject to substantial competition from producers of packaging made from plastic, carton and composites, particularly from producers of plastic containers and flexible packaging. Changes in consumer preferences in terms of food processing (e.g. fresh or frozen food content and dry versus wet pet food) or in terms of packaging materials, style and product presentation can significantly influence sales. To a more limited extent, changes in customer preference driven by cost or other considerations may also impact our sales. An increase in our costs of production or a decrease in the costs of, or a further increase in consumer demand for, alternative packaging could have a material adverse effect on our business, financial position, liquidity and results of operations.

An increase in metal container manufacturing capacity without a corresponding increase in demand for metal containers could cause prices to decline.

        The profitability of metal can packaging companies is heavily influenced by the supply of, and demand for, metal cans. There can be no assurance that the metal container manufacturing capacity in any of our regions or categories will not increase further in the future, nor can there be any assurance that demand for metal containers will meet or exceed supply. If metal container manufacturing capacity increases and there is no corresponding increase in demand, the prices we receive for our products could materially decline, which could have a material adverse effect on our business, financial condition and results of operations.

Because our customers are concentrated, our business could be adversely affected if we were unable to maintain relationships with our largest customers.

        For the year ended December 31, 2014, our ten largest customers accounted for approximately 32% of our revenue. As a result of our recent strategic investment in the United States and the related long-term contract, this percentage is expected to increase. We believe our relationships with these customers are good, but there can be no assurance that we will be able to maintain these relationships.

        Over half of our 2014 revenue was from multi-year contracts, with the balance largely subject to annual arrangements. Although these arrangements have provided, and we expect they will continue to provide, the basis for long-term partnerships with our customers, they do not contain exclusivity provisions, and there can be no assurance that our customers will continue to purchase our products.

        If our customers unexpectedly reduce the number of metal cans they purchase from us, or cease purchasing our metal cans altogether, our revenues could decrease and our inventory levels could increase, both of which could have an adverse effect on our business, financial condition and results of operations. In addition, while we believe that the arrangements that we have with our customers will be renewed, there can be no assurance that such arrangements will be renewed upon their expiration on terms as favorable as the current arrangements or that they will not be terminated prior to the expiration if permitted under the agreement. There is also the risk that our customers may shift their filling operations to locations in which we do not operate. The loss of one or more of these customers, a significant reduction in sales to these customers, a significant change in the commercial terms of our relationship with these customers or a decision by any of these customers to manufacture their own cans or to cease purchasing metal cans entirely could have a material adverse effect on our business.

The continuing consolidation of our customer base may intensify pricing pressures or result in the loss of customers, either of which could have a material adverse effect on our business.

        The market sectors in which our customers operate are consolidating. For example, H.J. Heinz and Kraft Foods Group agreed to merge in March 2015 and Thai Union Group agreed to acquire Bumble Bee Seafoods in December 2014. Thai Union Group also bought the canned food business of MW Brands in October 2010. Similarly, many of our largest customers have acquired companies with similar or complementary product lines. This consolidation has increased the concentration of our net sales with our largest customers, which may increase the degree to which our business could be adversely affected if we are unable to maintain those relationships. In many cases, such consolidation may be accompanied by pressure from customers for lower prices. Increased pricing pressures from our customers may have a material adverse effect on our business, financial condition and results of operations. In addition, this consolidation may lead manufacturers to rely on a reduced number of suppliers. If, following the consolidation of one of our customers with another company, a competitor was to be the main supplier to the consolidated companies, this could have a material adverse effect on our business, financial condition or results of operations.

Our business may be adversely affected by cyclicality in the business of our customers.

        Some of our customers operate in cyclical markets. For example, our sales in the paints & coatings category are impacted by the building and construction industries and the do-it-yourself home decorating market. Demand in these markets is cyclical, as to a lesser extent is demand for products in the aerosols market. Variations in the demand for metal can packaging products in these categories could have a material adverse effect on our business, financial condition and results of operations.

Our profitability could be affected by varied seasonal demands.

        Demand for our products is seasonal. Our sales are typically greater in the second and third quarters of the year, with generally lower sales in the first and fourth quarters. Seasonal consumption cycles in the markets in which certain of our customers operate may result in fluctuations in demand for our products and therefore may have an adverse impact on our business, results of operations and financial condition. A significant part of our revenue is attributable to the seasonal canning of fruit and vegetables and hence is dependent on the fruit and vegetable harvest in certain regions. Our seafood canning activities are also affected by seasonal variations in local fish catches. The variable nature of the food and seafood packaging businesses could have a material adverse effect on our business, financial condition and results of operations.

Our profitability could be affected by climate and water conditions.

        The potential impact of climate change on our customers' operations is uncertain, and it could have various effects on the demand for our products in different regions around the world. Weather conditions can adversely affect crop yields or fish catches, and thus adversely affect customer demand for our products. In addition, water is a limited resource in many parts of the world, facing unprecedented challenges from overexploitation, increasing pollution, poor management and climate change. As demand for water continues to increase around the world, water becomes scarcer and the quality of available water deteriorates, our customers may incur increased production costs and/or reduce demand for our products. Our vulnerability to natural conditions could have a material adverse effect on our business, financial condition and results of operations.

Our profitability could be affected by the availability and cost of raw materials.

        The raw materials that we use have historically been available in adequate supply from multiple sources. For certain raw materials, however, there may be temporary shortages due to weather,

transportation, production delays or other factors. In such an event, no assurance can be given that we would be able to secure our raw materials from sources other than our current suppliers on terms as favorable as our current terms, or at all. Any such shortages, as well as material increases in the cost of any of the principal raw materials that we use, could have a material adverse effect on our business, financial condition and results of operations.

        The primary raw materials that we use are steel (both in tinplate and tin-free forms) and aluminum. Furthermore, the relative price of oil and its by-products may materially impact our business, affecting our transport, lacquer and ink costs.

        Steel is generally obtained under one-year contracts, with prices that are usually fixed in advance. When such contracts are renewed in the future, our steel costs under such contracts will be subject to prevailing global steel and/or tinplate prices at the time of renewal, which may be different from historical prices.

        Unlike steel, where there is no functioning hedging market, aluminum ingot is traded daily as a commodity (priced in U.S. dollars) on the London Metal Exchange, which has historically been subject to significant price volatility. Because aluminum is priced in U.S. dollars, fluctuations in the U.S. dollar/euro rate also affect the euro cost of aluminum.

        We may not be able to pass on all or substantially all raw material price increases, now or in the future. In addition, we may not be able to hedge successfully against raw material cost increases. Furthermore, while in the past sufficient quantities of steel and aluminum have been generally available for purchase, these quantities may not be available in the future, and, even if available, we may not be able to continue to purchase them at current prices. For instance, the significant increase in worldwide demand for steel in 2008 resulted in temporary tinplate shortages, and substantial price increases in the period 2008 to 2011 for supplies of tinplate and tin-free steel as contracts expired, initially in the United States and Asia and later in Europe. Availability has increased and prices have eased since 2011, but this situation could quickly reverse. Also, during the period of declining prices in 2012 and 2013, certain customers deferred purchasing decisions in anticipation of the pass-through of continued declining tinplate prices. Increases in the cost of raw materials could adversely affect our operating margins and cash flows. In addition, decisions by customers to defer purchases of our products in anticipation of declining raw material prices could adversely affect our revenues, financial condition and cash flows.

        The supplier industries from which we receive our raw materials are relatively concentrated, and this concentration can impact raw material costs. Over the last ten years, the number of major tinplate and aluminum suppliers has decreased. Further consolidation could occur both among tinplate and aluminum suppliers, and such consolidation could hinder our ability to obtain adequate supplies of these raw materials and could lead to higher prices for tinplate and aluminum. The failure to obtain adequate supplies of raw materials or future price increases could have a material adverse effect on our business, financial condition and results of operations.

Currency and interest rate fluctuations may have a material impact on our business.

        We have production facilities in 20 different countries worldwide. We sell products to, and obtain raw materials from, companies located in different regions and countries globally. As a consequence, a significant portion of our consolidated revenue, costs, assets and liabilities are denominated in currencies other than the euro, particularly the British pound and the U.S. dollar. Accordingly, we are subject to translation risk when we consolidate our financial statements. The exchange rates between some of these currencies, such as U.S. dollars, British pounds, Czech koruna and Polish zloty, have fluctuated significantly in the past and may continue to do so in the future, which could adversely affect our results of operations and assets and liabilities as reported in our financial statements.

        We are subject to currency transaction risk when we incur raw material costs in one currency and sell our products in another currency. For example, aluminum ingot prices are denominated in U.S. dollars, while a portion of our sales of our end-products are denominated in British pounds or euros. Our policy is, where practical, to hedge such transaction risks associated with exchange rate fluctuations. However, we may not be successful in limiting such exposure, which could adversely affect our business, financial condition and results of operations.

        Changes in exchange rates can affect our ability to purchase raw materials and sell products at profitable prices, reduce the value of our assets and revenues, and increase liabilities and costs. The volatility in exchange rates may also increase the costs of our products that we may not be able to pass on to our customers; impair the purchasing power of our customers in different markets; result in a competitive benefit to certain of our competitors who incur a material part of their costs in other currencies than we do; hamper our pricing and margins; and increase our hedging costs and limit our ability to hedge our exchange rate exposure.

        We are also exposed to interest rate risk. Fluctuations in interest rates may affect our interest expense on existing debt and the cost of new financing. We may use swaps to manage this risk, but sustained increases in interest rates could nevertheless materially adversely affect our business, financial condition and results of operations.

Our expansion strategy may adversely affect our business.

        We aim over the longer term to continue to capitalize on strategic opportunities to expand our activities. We believe that such future expansion is likely to require the further acquisition of existing businesses. Because we believe that such businesses may be acquired with modest equity and relatively high levels of financial leverage, given the cash-generating capabilities of our business, our leverage may increase in the future in connection with any acquisitions. This could have an adverse effect on our business, financial condition and results of operations. In addition, any future expansion is subject to various risks and uncertainties, including the inability to integrate effectively the operations, personnel or products of acquired companies, failing to identify material problems and liabilities in our due diligence review of acquisition targets, failing to obtain sufficient indemnification rights to fully offset possible liabilities associated with acquired businesses, impairing relationships with employees and customers of the acquired business as a result of changes in ownership and management and the potential disruption of existing businesses and diversion of management's attention from our existing businesses. Furthermore, there is no assurance that any future expansions will achieve positive results.

We are subject to various environmental, health and safety requirements and may be subject to new requirements of this kind in the future that could impose substantial costs upon us.

        Our operations and properties are subject to comprehensive environmental, health and safety laws and regulations in each of the countries where we operate. Such laws and regulations which may affect our operations include requirements regarding remediation of contaminated soil, groundwater and buildings, water supply and use, natural resources, water discharges, air emissions, waste management, noise pollution, asbestos and other regulated materials, the generation, storage, handling, transportation and disposal of regulated materials, product safety, and workplace health and safety.

        The scope of such laws and regulations varies across the different jurisdictions in which we operate. Our operations and properties in the Member States of the European Union must comply with the environmental, health and safety requirements of the relevant Member State, as well as EU and international legal requirements. Similarly, our operations and properties in the United States must comply with federal, state and local requirements. These requirements are complex and changing and have tended to become more stringent over time. Failure to comply with, or other liability under, these laws and regulations may have a material adverse effect on our business, financial condition and results of operations.

        We are also subject to requirements that regulate air emissions and we must obtain environmental permits for certain of our operations such as for solvent emissions. In order to comply with air emission requirements, significant capital investments or operational changes may be necessary at some sites. We have incurred, and expect to continue to incur, costs to comply with such legal requirements, and these costs could increase in the future. Failure to obtain and maintain the relevant permits, as well as non-compliance with such permits or related rules and regulations, could have a material adverse effect on our business, financial condition and results of operations. If we were to violate or fail to comply with these laws and regulations or our permits, we could be subject to criminal, civil and administrative sanctions and liabilities, including substantial fines, penalties, additional capital expenditures and orders, or a partial or total shutdown of our operations.

        Facilities at which we operate often have a long history of industrial activities and may be, or have been in the past, engaged in activities involving the use of materials and processes that could give rise to contamination and result in potential liability to investigate or remediate, as well as claims for alleged damage to persons, property or natural resources. Liability may be imposed on us as owners, occupiers or operators of contaminated facilities. These legal requirements may apply to contamination at sites that we currently or formerly owned, occupied or operated, or that were formerly, owned, occupied or operated by companies we acquired or at sites where we have sent waste offsite for treatment or disposal. Regarding facilities of our acquired companies, there is no assurance that our due diligence investigations identified or accurately quantified all material environmental matters related to those facilities. Furthermore, from time to time we may close manufacturing or other industrial sites. The closure of a site may accelerate the need to investigate and remediate any contamination at the site.

Impositions of laws or regulations relating to food safety, recycling or other packaging requirements could adversely affect our business.

        Changes in laws and regulations laying down restrictions on, and conditions for use of, food contact materials or on the use of materials and agents in the production of our products could adversely affect our business. Changes to health and food safety regulations could increase costs and also might have a material adverse effect on revenues if, as a result, the public attitude toward end-products, for which we provide packaging, were substantially affected.

        For example, in 2007, the European Union passed regulations concerning the Registration, Evaluation, Authorization and Restriction of Chemicals ("REACH"), which place onerous obligations on the manufacturers and importers of substances, preparations and articles containing substances, and which may have a material adverse effect on our business. Furthermore, substances we use may have to be removed from the market (under REACH's authorization and restriction provisions or otherwise) or need to be substituted for alternative chemicals which may also adversely impact upon our operations. Development of substitute materials to comply with any such requirements may not be feasible or cost effective. Environmental concerns could lead United States or EU bodies to implement other regulations that are likely to be restrictive for us and have a material negative impact on our or its business, financial condition and results of operations.

        Another example is restrictions on Bisphenol-A ("BPA") in coatings for some of our products, which have been proposed or adopted in the European Union and some of its Member States, as well as the United States, with wider restrictions under consideration. This change has required us to develop substitute materials for our production, which we have done. However, there is no assurance that substitute products will not be challenged in the future on health or safety issues.

        Changes in laws and regulations relating to deposits on, and the recycling of, metal cans could adversely affect our business if implemented on a large scale in the regions where we operate. The effectiveness of new standards such as the ones related to recycling or deposits on different packaging materials could result in excess costs or logistical constraints for some of our customers who could choose to reduce their consumption and even terminate the use of metal can packaging for their products. We could thus be forced to reduce, suspend or even stop the production of certain types of products. The regulatory changes could also affect our prices, margins, investments and activities, particularly if these changes resulted in significant or structural changes in the market for food packaging that might affect the market shares for metal cans, the volumes produced or production costs.

Our manufacturing facilities are subject to operating hazards.

        Our manufacturing processes involve operating heavy machinery and equipment and entail a number of risks and hazards, including industrial accidents, fire, mechanical failures and environmental hazards, all with potential requirements for environmental remediation and civil, criminal and administrative sanctions and liabilities. These hazards may cause unplanned business interruptions, unscheduled downtime, transportation interruptions, personal injury and loss of life, severe damage to or the destruction of property and equipment, environmental contamination and other environmental damage, civil, criminal and administrative sanctions and liabilities, harm to our reputation, and third-party claims, any of which may have a material adverse effect on our business, financial condition and results of operations.

An interruption in the operations of our manufacturing facilities may adversely affect our business, financial condition and results of operations.

        Due to the operating conditions inherent in some of our manufacturing processes, a mechanical or electrical failure or disruption affecting any major operating line may result in a disruption to our ability to supply customers, and standby capacity may not be available. The potential impact of any disruption would depend on the nature and extent of the damage caused to such facility. Further, our operations may be disrupted by the occurrence of natural phenomena, such as earthquakes, tsunamis and hurricanes. There can be no assurance that we will not incur unplanned business interruption or that such interruptions will not have an adverse impact on our business, financial condition and results of operations.

We could incur significant costs in relation to claims of injury and illness resulting from materials present or used at our production sites.

        Since the 1990s, items made of asbestos have gradually been removed at our sites in Europe and the United States. Because of the age of some of our sites, however, asbestos-cement may have been used in construction and may still be present at these sites. When these buildings are modernized or repaired, the cost of upgrades is higher because of the restrictions associated with removing asbestos-containing materials.

        We are exposed to claims alleging injury or illness associated with asbestos and related compensation over and above the support that may be offered through various existing social security systems in countries where we operate.

We could incur significant costs due to the location of some of our industrial sites in urban areas.

        Obtaining, renewing or maintaining permits and authorizations issued by administrative authorities necessary to operate our production plants could be made more difficult due to the increasing urbanization of the sites where some of our manufacturing plants are located. Some of our older sites are located in urban areas. Urbanization could lead to more stringent operating conditions (by imposing traffic restrictions for example), conditions for obtaining or renewing the necessary authorizations, the refusal to grant or renew these authorizations, or expropriations of these sites in order to allow urban planning projects to proceed.

        The occurrence of such events could result in us incurring significant costs. There can be no assurance that the occurrence of such events would entitle us to partial or full compensation.

Organized strikes or work stoppages by unionized employees may have a material adverse effect on our business.

        Many of our operating companies are party to collective bargaining agreements with trade unions. These agreements cover the majority of our employees. Upon the expiration of any collective bargaining agreement, our operating companies' inability to negotiate acceptable contracts with trade unions could result in strikes by the affected workers and increased operating costs as a result of higher wages or benefits paid to union members. If the unionized workers were to engage in a strike or other work stoppage, we could experience a significant disruption of operations and/or higher ongoing labor costs, which may have a material adverse effect on our business, financial condition and results of operations.

Failure of control measures and systems resulting in faulty or contaminated product could have a material adverse effect on our business.

        We have strict control measures and systems in place to ensure that the maximum safety and quality of our products is maintained. The consequences of a product not meeting these rigorous standards, due to, among other things, accidental or malicious raw materials contamination or due to supply chain contamination caused by human error or equipment fault, could be severe. Such consequences might include adverse effects on consumer health, litigation exposures, loss of market share, financial costs and loss of revenues.

        In addition, if our products fail to meet our usual rigorous standards, we may be required to incur substantial costs in taking appropriate corrective action (up to and including recalling products from consumers) and to reimburse customers and/or end consumers for losses that they suffer as a result of this failure. Customers and end consumers may seek to recover these losses through litigation and, under applicable legal rules, may succeed in any such claim despite there being no negligence or other fault on our part. Placing an unsafe product on the market, failing to notify the regulatory authorities of a safety issue, failing to take appropriate corrective action and failing to meet other regulatory requirements relating to product safety could lead to regulatory investigation, enforcement action and/or prosecution. Any product quality or safety issue may also result in adverse publicity, which may damage our reputation. This could in turn have a material adverse effect on our business, financial condition and results of operations. Although we have not had material claims for damages for defective products in the past, and have not conducted any substantial product recalls or other material corrective action, these events may occur in the future.

        In certain contracts, we provide warranties in respect of the proper functioning of our products and the conformity of a product to the specific use defined by the customer. In addition, if the product contained in packaging manufactured by us is faulty or contaminated, it is possible that the manufacturer of the product in question may allege that the packaging provided by us is the cause of the fault or contamination, even if the packaging complies with contractual specifications.

        In case of the failure of packaging produced by us to open properly or to preserve the integrity of its contents, we could face liability to our customers and to third parties for bodily injury or other tangible or intangible damages suffered as a result. Such liability, if it were to be established in relation to a sufficient volume of claims or to claims for sufficiently large amounts, could have a material adverse effect on our business, financial condition and results of operations.

Our existing insurance coverage may be insufficient and future coverage may be difficult or expensive to obtain.

        Although we believe that our insurance policies provide adequate coverage for the risks inherent in our business, these insurance policies typically exclude certain risks and are subject to thresholds and limits. There is no assurance that our property, plant and equipment and inventories will not suffer damages due to unforeseen events or that the proceeds available from our insurance policies will be sufficient to protect us from all possible loss or damage resulting from such events. As a result, our insurance coverage may prove to be inadequate for events that may cause significant disruption to our operations, which may have a material adverse effect on our business, financial condition and results of operations.

        We may suffer indirect losses, such as the disruption of our business or third-party claims of damages, as a result of an insured risk event. While we carry business interruption insurance and general liability insurance, they are subject to limitations, thresholds and limits, and may not fully cover all indirect losses.

        We renew our insurance policies on an annual basis. The cost of coverage may increase to an extent that we may choose to reduce our policy limits or agree to additional exclusions from our coverage. Among other factors, adverse political developments, security concerns and natural disasters in any country in which we operate may materially adversely affect available insurance coverage and result in increased premiums for available coverage and additional exclusions from coverage.

Our food packaging sales could be affected adversely by changes in agricultural subsidy rules.

        Subsidies are provided to agricultural producers under applicable rules governing the production of various fruit, vegetable and dairy products. The availability of these subsidies may affect levels of production for certain agricultural products. Any reduction in existing subsidy levels could lead to a reduction in harvest or canning operations and therefore could have a material adverse effect on our business, financial condition and results of operations.

Our pension obligations could lead to changes in cash outlays, reported liabilities and/or costs.

        We have significant defined benefit pension plan obligations, and rely upon actuarial models to calculate our pension benefit obligations and the related effects on operations. Accounting for pension plans requires the use of estimates and assumptions regarding numerous factors, including the discount rate, the long-term rate of return on plan assets, compensation increases, retirement ages, mortality and employee turnover. On an annual basis, we evaluate these critical assumptions and make changes to them as necessary to reflect our experience and current market conditions. Two of the critical assumptions in determining reported expense or liability for pensions are the discount rate and the long-term expected rate of return on plan assets. The use of a lower discount rate would normally increase the present value of benefit obligations and the use of a lower long-term rate of return on plan assets would normally increase reported pension expenses. We do not anticipate that future changes in either of these assumptions would give rise to material differences in cash contributions for at least the next twelve months. However, in the longer term, a change in either the discount rate or the long-term rate of return on plan assets could lead to increases in required cash contributions in respect of funded plans, and changes in reported liabilities and pension costs in respect of both funded and unfunded schemes.

        Likewise, a deterioration in a funded pension plan's investment portfolio performance or the adoption of a more conservative approach to investment strategy could cause increases to our pension expense and ultimately to its required cash contributions.

        We also have significant unfunded defined benefit pension plan obligations, particularly in Germany. It is expected that payments under these unfunded plans will increase gradually over the coming years as plan members begin to reach retirement age in larger numbers.

        Any of the above risks related to our funded or unfunded pension obligations could have a material adverse effect on our business, financial condition and results of operations.

Changes in tax rates, in tax laws or interpretations of tax laws or challenges to interpretations of tax laws may adversely affect our effective tax rates.

        As a global business, we are subject to taxation in various countries. Changes in our tax rates could affect future results of operations. Our future effective tax rates could be unfavorably affected by changes in tax laws or the interpretation of tax laws, by unanticipated decreases in the amount of revenue or earnings in countries with low statutory tax rates, or by changes in the valuation of our deferred tax assets and liabilities or changes in its reserves.

        We rely upon generally accepted interpretations of tax laws in the countries in which we operate. While we believe we are fully tax compliant in all the territories in which we operate, we cannot be certain that the responsible local tax authority is in agreement with our views. Challenges by local tax authorities may lead to an imposition of additional taxes that we do not currently pay or collect, or to a loss or reduction to tax assets, which could have an adverse effect on our business, financial condition and results of operations.

We may become subject to taxes in Bermuda after March 31, 2035, which may have a material adverse effect on our results of operations and your investment.

        The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended, has given us an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to us or any of our operations, shares, debentures or other obligations until March 31, 2035, except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by us in respect of real property owned or leased by us in Bermuda. See "Taxation—Material Bermuda Tax Considerations." Given the limited duration of the Bermuda Minister of Finance's assurance, we cannot assure you that we will not be subject to any Bermuda tax after March 31, 2035. Imposition of such tax may have a material adverse effect on our results of operations and your investment.

We rely significantly on the use of information technology. Any technology failures causing a material disruption to operational technology or cyber-attacks on our systems affecting our ability to protect the integrity and security of customer and employee information could harm our reputation and/or could disrupt our operations and negatively impact our business.

        We increasingly rely on information technology systems to process, transmit and store electronic information. A significant portion of the communication between personnel, customers and suppliers depends on information technology. We also use information technology systems and networks in our operations and supporting departments such as marketing, accounting, finance, and human resources. The future success and growth of our business depend on streamlined processes made available through information systems, global communications, internet activity and other network processes.

        Like most companies, despite our current security measures, our information technology systems may be vulnerable to information security breaches, acts of vandalism, computer viruses and interruption or loss of valuable business data. Stored data might be improperly accessed due to a variety of events beyond our control, including, but not limited to, natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers and other security issues. We have technology security initiatives and disaster recovery plans in place to mitigate our risk to these vulnerabilities, but these measures may not be adequate or implemented properly to ensure that our operations are not disrupted or that data security breaches do not occur. Any disruption to these systems or networks could result in production delays, key personnel being unable to perform duties or communicate throughout the organization, significant costs for data restoration and other adverse impacts on our business and reputation.

        Hackers and data thieves are increasingly sophisticated and operate large-scale and complex automated attacks. Any breach of our network may result in the loss of valuable business data, misappropriation of our customers' or employees' personal information, or a disruption of our business. Despite our existing security procedures and controls, if our network was compromised, it could give rise to unwanted media attention, materially damage our customer relationships, harm our business, reputation, results of operations, cash flows and financial condition, result in fines or lawsuits, and may increase the costs we incur to protect against such information security breaches, such as increased investment in technology, the costs of compliance with consumer protection laws and costs resulting from consumer fraud.

Changes in consumer lifestyle, nutritional preferences and health-related concerns could adversely affect our business.

        Certain end-use categories represent a significant proportion of our business. In the past, the occurrence of diseases such as bovine spongiform encephalopathy and swine fever have sometimes led to reduced demand for associated canned products, such as sauces, soups and ready meals, and publicity about the supposed carcinogenic effect of coatings used on some cans may have affected sales of canned products. Any decline in the popularity of these product types as a result of lifestyle, nutrition and health considerations could have a significant impact on our customers and could have a material adverse impact on our business, financial condition and results of operations.

Our business may suffer if we do not retain our senior management and qualified staff.

        We depend on our senior management. Although we do not anticipate that we will have to replace any of our senior management team in the near future, the loss of services of any of the members of our senior management and of qualified staff could adversely affect our business until a suitable replacement can be found. There may be a limited number of persons with the requisite skills to serve in these positions and there is no assurance that we would be able to locate or employ such qualified personnel on terms acceptable to us or at all.

Risks Relating to the Debt Financing

Our substantial debt could adversely affect our financial condition.

        After the Debt Financing, we will have a substantial amount of debt and significant debt service obligations. As of December 31, 2014, after giving pro forma effect to the Separation and the Debt Financing, we would have had total borrowings of €            . Our substantial debt could have important negative consequences for you as a holder of our shares. For example, our substantial debt could:

  •
  require us to dedicate a large portion of our cash flow from operations to service debt and fund repayments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditure and other general corporate purposes;

  •
  increase our vulnerability to adverse general economic or industry conditions;

  •
  limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

  •
  limit our ability to raise additional debt or equity capital in the future;

  •
  restrict us from making strategic acquisitions or exploiting business opportunities;

  •
  make it difficult for us to satisfy our obligations with respect to our debt;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit our ability to pay future dividends.

        It may be necessary in the future to refinance our debt. If market conditions are materially different or our credit profile deteriorates, the cost of such refinancing debt may be significantly higher or we may be unable to procure any refinancing. To the extent we cannot meet any future debt service obligations through use of cash flow, refinancing or otherwise, we will risk acceleration of our outstanding debt.

        We may incur substantial additional debt in the future, which could intensify the risks described above. If we breach a restrictive covenant under our debt, or an event of default occurs with respect to our debt, the lenders thereunder may be entitled to declare all amounts owing in respect of such indebtedness due and payable immediately, which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Risks Related to Our Class A Common Shares and this Offering

The dual class structure of our common shares has the effect of concentrating voting control with Ardagh and limiting our other shareholders' ability to influence corporate matters.

        Our Class B common shares have 10 votes per share, and our Class A common shares, which is the class we are offering in this offering, have one vote per share. Ardagh will own              Class B common shares representing approximately      % of the voting power of our issued and outstanding share capital immediately following this offering, assuming no exercise of the underwriters' overallotment option. As a result, Ardagh will control the outcome of most matters requiring shareholder approval, including:

  •
  the election of our board of directors and, through our board of directors, decision making with respect to our business direction and policies, including the appointment and removal of our officers;

  •
  amalgamations, mergers or other business combinations;

  •
  changes to our memorandum of association and bye-laws; and

  •
  our capital structure.

        This voting control and influence may discourage transactions involving a change of control of the Company, including transactions in which you as a holder of our Class A common shares might otherwise receive a premium for your shares.

        In addition, Ardagh may continue to be able to control the outcome of most matters submitted to our shareholders for approval even if its shareholdings represent less than 50% of our issued and outstanding share capital. Because of the 10-to-1 voting ratio between our Class B and Class A common shares, Ardagh, as beneficial owner of all of our Class B common shares, will continue to control a majority of the combined voting power of our issued and outstanding share capital even when the Class B common shares represent as little as 15% of all issued and outstanding common shares.

This concentrated control will limit the ability of holders of our Class A common shares to influence corporate matters for the foreseeable future, and, as a result, the market price of our Class A common shares could be adversely affected.

An active, liquid trading market for our Class A common shares may not develop, and you may not be able to resell our Class A common shares at or above the price you paid, or at all.

        Prior to this initial public offering, there has been no public market for our Class A common shares. If an active trading market for our Class A common shares does not develop after this offering, the market price and liquidity of our Class A common shares may be materially and adversely affected and you may have difficulty selling our Class A common shares that you purchase. We cannot assure you that an active trading market for our Class A common shares will develop or that the market price of our Class A common shares will not decline below the initial public offering price.

Our share price may change significantly following the offering, and you could lose all or part of your investment as a result.

        We and the underwriters will negotiate to determine the initial public offering price. You may not be able to resell your Class A common shares at or above the initial public offering price due to a number of factors such as those listed in "—Risks Relating to Our Business" and the following, some of which are beyond our control:

  •
  announcements of new products and services by us or our competitors;

  •
  news regarding any gain or loss of customers by us;

  •
  announcements of competitive developments, acquisitions or strategic alliances in our industry;

  •
  changes in the general condition of the global economy and financial markets;

  •
  general market conditions or other developments affecting us or our industry;

  •
  cost and availability of raw materials;

  •
  changes in environmental regulations or other laws or regulations applicable to our business;

  •
  actual or anticipated fluctuations in our quarterly results of operations;

  •
  changes in financial projections or estimates about our financial or operational performance by securities research analysts;

  •
  changes in investor sentiment toward the stock of packaging companies in general and metal can packaging companies in particular;

  •
  announcements by third parties of significant claims or proceedings against us, our industry or both, or investigations by regulators into our business or those of our competitors;

  •
  changes in accounting standards, policies, guidelines, interpretations or principles;

  •
  any significant change in our management;

  •
  adverse media reports about us or our directors and officers;

  •
  public reaction to our press releases, other public announcements or filings with the SEC;

  •
  a default under the agreements governing our indebtedness;

  •
  release or expiry of lock-up or other transfer restrictions on our outstanding shares; and

  •
  sales or perceived sales of additional Class A common shares.

        Furthermore, the stock market may experience periods of unusual volatility that, in some cases, is unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our shares, regardless of our actual operating performance.

        In the past, following periods of market volatility, shareholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

The offering price per Class A common share offered under this prospectus may not accurately reflect the value of your investment.

        Prior to this offering, there has been no market for our Class A common shares. The offering price per Class A common share offered by this prospectus was negotiated among Ardagh, the underwriters and us. Factors considered in determining the price of our Class A common shares include:

  •
  the history and prospects of companies in the metal can packaging business;

  •
  market valuations of those companies;

  •
  our capital structure;

  •
  general conditions of the securities markets at the time of this offering; and

  •
  other factors that we deemed relevant.

        The offering price may not accurately reflect the value of our Class A common shares and may not be realized upon any subsequent disposition of the shares.

If securities or industry analysts do not publish research or reports about our business, publish inaccurate or unfavorable research about our business or adversely change their recommendations regarding our shares, our share price and trading volume could decline.

        The trading market for our Class A common shares will be influenced in part by the research and other reports that industry or securities analysts may publish about us or our business. We do not currently have, and may never obtain, research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our shares would likely be negatively affected. Even if we do obtain analyst coverage, if one or more of the analysts who cover us downgrade our shares, or if analysts issue other unfavorable commentary or inaccurate research, our share price would likely decline. If one or more of these analysts cease coverage of the Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Future sales of our Class A common shares in the public market could cause our share price to fall.

        Following this offering, Ardagh will own            Class B common shares, each of which will be convertible into one Class A common share. If Ardagh sells substantial amounts of our Class A common shares in the public market following this offering, the market price of our Class A common shares could decrease significantly. The perception in the public market that Ardagh might sell substantial amounts of our Class A common shares could also depress the market price of our Class A common shares. Any such sale or perception could also impair our ability to raise capital or pay for acquisitions using our equity securities.

        Unless Ardagh registers Class A common shares under the Securities Act of 1933, as amended (the "Securities Act"), such shares may only be resold into the public markets in accordance with the requirements of Rule 144, including the volume limitations, manner of sale requirements and notice requirements thereof. See "Shares Eligible for Future Sale." We, Ardagh, and our executive officers and directors have signed lock-up agreements with the underwriters that will, subject to certain exceptions, restrict the sale of our Class A common shares held by them for 180 days following the date of this prospectus. The underwriters may, without notice except in certain limited circumstances, release all or any portion of the Class A common shares subject to lock-up agreements. See "Underwriting" for a description of these lock-up agreements. Upon the expiration of the lock-up agreements described above, all of such shares will be eligible for resale in the public market, subject, in the case of shares held by our affiliates, to the volume, manner of sale and other limitations under Rule 144. We expect that Ardagh will be considered an affiliate of us after this offering based on the expected share ownership following this offering.

        After completion of this offering, Ardagh will have the right to demand that we file a registration statement with respect to the Class A common shares it or its subsidiaries would receive upon conversion of its Class B common shares and will have the right to include such shares in any registration statement that we file with the SEC, subject to certain exceptions. See "Shares Eligible for Future Sale." Any registration of such Class A common shares would enable those shares to be sold in the public market, subject to certain restrictions in our shareholders' and registration rights agreement and the restrictions under the lock-up agreements referred to above.

        The market price for our Class A common shares may drop significantly when the restrictions on resale by Ardagh lapse or if those restrictions on resale are waived. A decline in the price of our Class A common shares might impede our ability to raise capital through the issuance of additional Class A common shares or other equity securities.

In the future, we may issue options, restricted shares and other forms of share-based compensation, which have the potential to dilute shareholder value and cause the price of our Class A common shares to decline.

        We may offer share options, restricted shares and other forms of share-based compensation to our directors, officers and employees in the future. If any options that we issue are exercised, or any restricted shares that we may issue vest, and those shares are sold into the public market, the market price of our Class A common shares may decline. In addition, the availability of Class A common shares for award under any equity incentive plan we may introduce, or the grant of share options, restricted shares or other forms of share-based compensation, may adversely affect the market price of our Class A common shares.

We are a holding company and depend on the cash flow of our subsidiaries.

        We are a holding company with no material assets other than the equity interests of our subsidiaries. Our subsidiaries conduct substantially all of our operations and own substantially all of our assets and intellectual property. Consequently, our cash flow and our ability to meet our obligations and pay any future dividends to our shareholders depend upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries directly or indirectly to us in the form of dividends, distributions and other payments. Any inability on the part of our subsidiaries to make payments to us could have a material adverse effect on our business, financial condition and cash flows.

We may need additional capital and may sell additional shares or other equity securities or incur indebtedness, which could result in additional dilution to our shareholders or increase our debt service obligations.

        We believe that after giving effect to this offering, our current cash and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs for the next 12 months. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or incur debt under credit facilities we may put in place or obtain a new credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness could further limit our ability to pay dividends or require us to seek consents for the payment of dividends, increase our vulnerability to adverse economic and industry conditions, limit our ability to pursue our business strategies, require us to dedicate a substantial portion of our cash flow from operations to service our debt, thereby reducing the availability of our cash flow to fund capital expenditure, working capital requirements and other general corporate needs, and limit our flexibility in planning for, or reacting to, changes in our business and our industry. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Because we do not currently intend to pay any dividends on our shares, you may not receive any return on investment in our shares unless you sell our Class A common shares for a price greater than that which you paid for them.

        We do not currently intend to pay dividends on our shares. Because we are a holding company, our ability to pay cash dividends on our shares may be limited by restrictions on our ability to obtain sufficient funds through dividends from subsidiaries, including restrictions under the terms of the agreements governing the indebtedness our subsidiaries may incur.

        We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors and subject to the restrictions under Bermuda law. As a result, you must rely on sales of Class A common shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

Your rights and responsibilities as a shareholder will be governed by Bermuda law and will differ in some respects from the rights and responsibilities of shareholders under U.S. law.

        Upon completion of the offering, your rights as holders of our Class A common shares will be governed by the Company's memorandum of association and bye-laws and Bermuda law rather than Delaware law. Some of the rights associated with the Class A common shares are different from those associated with common stock of Delaware companies. See "Comparison of Bermuda Corporate Law and Delaware Corporate Law" for a discussion of the different rights associated with the Class A common shares.

The supervoting rights of our Class B common shares and other anti-takeover provisions in our bye-laws might discourage or delay attempts to acquire us that you might consider favorable.

        In addition to the supervoting rights of our Class B common shares, our bye-laws contain provisions that may make the acquisition of our Company more difficult, including the following:

  •
  for so long as the Class B common shares are issued and outstanding, shareholders can generally act by majority written consent;

  •
  we have a classified board, which means that only one-third of our directors are subject to election at each annual general meeting;

  •
  as long as the Class B common shares are issued and outstanding, the holders of a majority thereof have the right to remove any director, other than an independent director, without cause, by written notice to the Company;

  •
  the directors are authorized to issue preference shares up to the authorized amount of such shares and fix the terms thereof without further shareholder action; and

  •
  the bye-laws contain advance-notice provisions for placing matters on agendas of shareholder meetings (subject to the ability of the board of directors to waive these provisions).

        These anti-takeover provisions could discourage, delay or prevent a transaction involving a change in control of our Company, even if doing so would benefit our shareholders. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

        For information regarding these and other provisions, see "Description of Share Capital."

We will qualify for and will rely on exemptions from certain corporate governance requirements.

        We are exempt from certain corporate governance requirements of the NYSE by virtue of being a "foreign private issuer". Although our foreign private issuer status exempts us from most of the NYSE's corporate governance requirements, we intend to voluntarily comply with these requirements, except those from which we would be exempt if we were classified as a "controlled company." Upon completion of this offering, Ardagh will continue to control, directly or indirectly, a majority of the voting power of our issued and outstanding shares and thus we would be a controlled company within the meaning of the NYSE corporate governance standards if we did not already have broader corporate governance exemptions because of our classification as a foreign private issuer. Under these NYSE standards, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:

  •
  a majority of the board of directors consist of independent directors;

  •
  the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

  •
  the compensation committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  there be an annual performance evaluation of the nominating and corporate governance and compensation committees.

        Following this offering, we intend to operate as if we were a controlled company and utilize these exemptions, including the exemption from the requirement to have a board of directors composed of a majority of independent directors. In addition, although we will have adopted charters for our audit, compensation and nominating and governance committees, our compensation and nominating and governance committees are not expected to be composed of independent directors.

        As a result of the foregoing exemptions, we can cease voluntary compliance at any time, and you may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.

If we fail to develop or maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

        As a listed company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the listing standards of the NYSE. Prior to consummation of this offering, we have not been required to do so. We expect that the requirements of these rules and regulations will increase our legal, accounting, and financial compliance costs, make some activities more difficult, time consuming and costly.

        The Sarbanes-Oxley Act requires, among other things that, as a listed company, our principal executive officer and principal financial officer certify the effectiveness of our disclosure controls and procedures and, beginning with our second annual report as a listed company, our internal controls over financial reporting. We continue to develop and refine our disclosure controls and procedures and our internal control over financial reporting; however, we have not yet assessed our internal control over financial reporting for the purposes of complying with item 404 of the Sarbanes-Oxley Act. Material weaknesses in our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of management evaluations and independent registered public accounting firm audits of our internal control over financial reporting. Ineffective disclosure controls and procedures or ineffective internal control over financial reporting could also cause investors to lose confidence in our reported financial information, which may have a negative effect on the trading price of our Class A common shares.

The requirements of being a listed company may strain our resources and divert management's attention and our lack of operating experience as a listed company may adversely impact our business and share price.

        As a company listed in the United States, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources.

        As a result of disclosure of information in this prospectus and in filings required of a listed company, our business, financial condition, results of operations and cash flows will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

        We also expect that being a listed company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to obtain coverage. Potential liability associated with serving on a listed company's board could make it difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

U.S. Holders of our Class A common shares could be subject to material adverse tax consequences if we are considered a Passive Foreign Investment Company ("PFIC") for U.S. federal income tax purposes.

        The Company believes it would not have been a PFIC for U.S. federal income tax purposes in the 2014 taxable year had it been a separate taxable entity from Ardagh Group S.A., and based on the nature of the Company's business, the projected composition of the Company's income and the projected composition and estimated fair market values of the Company's assets, the Company does not expect to be a PFIC for U.S. federal income tax purposes in 2015 or in the foreseeable future. However, the determination of whether the Company is a PFIC is made annually, after the close of the relevant taxable year. Therefore, it is possible that the Company could be classified as a PFIC for its initial taxable year or in future years due to changes in the nature of the Company's business, composition of its assets or income, as well as changes in its market capitalization. If at any time the Company is treated as a PFIC, U.S. Holders (as defined below under "Taxation—Certain U.S. Federal Income Tax Considerations") of our shares could be subject certain adverse U.S. federal income tax consequences. The PFIC rules are complex and U.S. Holders of our shares are urged to consult their own tax advisors regarding the possible application of the PFIC rules to their own particular circumstances. For more information on the U.S. federal tax implications for U.S. Holders, see "Taxation—Certain U.S. Federal Income Tax Considerations" below.

Risks Relating to the Separation

Our historical combined financial statements may not be representative of our results as an independent listed company.

        The historical combined financial statements that we have included in this prospectus have been derived from the consolidated financial statements of Ardagh and do not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent entity during the historical periods presented. The historical costs and expenses reflected in our combined financial statements include an allocation for certain corporate functions historically provided by Ardagh. Certain functions critical to the Company's operations are centralized and managed by Ardagh. Historically, the centralized functions have included executive senior management, financial reporting, financial planning and analysis, accounting, information technology, tax, risk management, treasury, legal, human resources and strategy and development. Additionally, the Company resides in office space provided by Ardagh. As a result, the Company will enter into numerous transactions with Ardagh. Costs allocated to the Company are primarily related to such activities. While we believe that these allocations are reasonable reflections of the historical utilization levels of these services in support of our business, we have not made adjustments to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our separation from Ardagh, including migration of our informational technology systems, increased marketing expenses related to establishing a new brand identity and increased costs associated with being a listed company. We do not have any history of functioning as a stand-alone company and do not present financial results in this prospectus as a stand-alone company for any full financial reporting period. As a result of these factors, the historical financial information included in this prospectus is not necessarily representative of the amounts that would have been reflected in our financial statements had we been a stand-alone company or indicative of our future results of operations, financial position, cash flows or costs and expenses. For additional information, see "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Financial Information" and our audited combined financial statements and notes thereto.

We may not be able to favorably resolve disputes that arise between Ardagh and us with respect to our past and ongoing relationships.

        Following our separation from Ardagh, disputes may arise between Ardagh and its other subsidiaries and us in a number of areas relating to our past and ongoing relationships, including:

  •
  matters arising from our separation from Ardagh;

  •
  employee retention and recruiting;

  •
  business combinations involving us;

  •
  sales or dispositions by Ardagh of all or any portion of its ownership interest in us; and

  •
  the nature, quality and pricing of services Ardagh has agreed to provide us.

        We may not be able to resolve any potential disputes or conflicts, and even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated party. The agreements that we will enter into with Ardagh and its subsidiaries may be amended upon agreement between the parties. Following this offering, we may not be able to negotiate amendments to these agreements, if required, on terms favorable to us.

Some of our directors and officers may have conflicts of interest.

        Some of our directors and officers are employees and/or directors of Ardagh and own equity interests in Ardagh, or will be nominated to our board of directors by Ardagh, as beneficial owner of our Class B common shares, which could create, or appear to create, conflicts of interest that result in our not acting on opportunities on which we would otherwise act. Pursuant to our bye-laws, provided a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested, although any material transaction between us and Ardagh or its other subsidiaries will require prior approval by resolution of our independent and disinterested directors.

        The direct and indirect interests of these directors and officers could create, or appear to create, conflicts of interest with respect to decisions involving both us and Ardagh that could have disparate implications for Ardagh and us. These decisions could, for example, relate to:

  •
  disagreement over corporate opportunities;

  •
  competition between us and Ardagh;

  •
  management share ownership;

  •
  employee retention or recruiting;

  •
  our capital structure;

  •
  our use of capital, including for acquisitions and dividends;

  •
  the services and arrangements from which we benefit as a result of our relationship with Ardagh; and

  •
  new or existing commercial arrangements with Ardagh.

        As a result of any such conflicts of interest, we may not pursue certain opportunities that we would otherwise pursue, including growth opportunities, which may negatively affect our business and results of operations.

We may not realize the potential benefits from the Separation.

        We may not realize the benefits that we anticipate from the Separation, which include the following:

  •
  providing us with direct access to the debt and equity capital markets;

  •
  improving our ability to pursue acquisitions through the use of Class A common shares as consideration; and

  •
  enhancing our market recognition with investors.

        We may not achieve these anticipated benefits for a variety of reasons. For example, the process of separating our business from Ardagh and operating as an independent listed company may distract our management from focusing on our business and strategic priorities. In addition, although we will have direct access to the debt and equity capital markets following the Separation, we may not be able to issue debt or equity on terms acceptable to us or at all. The availability of our Class A common shares for use as consideration for acquisitions also will not ensure that we will be able to successfully pursue acquisitions or that the acquisitions will be successful. Moreover, we may not be able to attract and retain employees as desired. We also may not fully realize the anticipated benefits from the Separation if any of the matters identified as risks in this "Risk Factors" section were to occur. If we do not realize the anticipated benefits from the Separation for any reason, our business may be materially adversely affected.

The transition services that Ardagh will provide to us following the Separation may not be sufficient to meet our needs, and we may have difficulty finding replacement services or be required to pay increased costs to replace these services after our transition services agreement with Ardagh expires.

        Historically Ardagh has provided, and, until the Separation, Ardagh will continue to provide significant corporate and shared services related to certain corporate functions. Following the Separation, we expect Ardagh to continue to provide many of these services on a transitional basis for a fee. The terms of these services and amounts to be paid by us to Ardagh will be provided in the transition services agreement described in "Certain Relationships and Related Party Transactions". While these services are being provided to us by Ardagh, our operational flexibility to modify or implement changes with respect to such services or the amounts we pay for them will be limited. After the expiration of the transition services agreement, we may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including cost, comparable to those that we will receive from Ardagh under the transition services agreement. Although we intend to replace portions of the services currently provided by Ardagh, we may encounter difficulties replacing certain services or be unable to negotiate pricing or other terms as favorable as those we currently have in effect. In addition, we have historically received informal support from Ardagh, which may not be addressed in the transition services agreement that we will enter into with Ardagh. The level of this informal support may diminish following the Separation.

We are a Bermuda company and it may be difficult for you to enforce judgments against us or our directors and executive officers.

        We are a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. All of our directors and officers and certain other persons referred to in this prospectus reside outside the United States in European member states including the United Kingdom and Germany. A substantial portion of our assets, and all or a significant portion of the assets of our directors and officers, are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. All statements other than statements of historical fact included in this prospectus regarding our business, financial condition, results of operations and certain of our plans, objectives, assumptions, projections, expectations or beliefs with respect to these items and statements regarding other future events or prospects, are forward-looking statements. These statements include, without limitation, those concerning: our strategy and our ability to achieve it; expectations regarding sales, profitability and growth; our possible or assumed future results of operations; R&D, capital expenditures and investment plans; adequacy of capital; and financing plans. The words "aim," "may," "will," "expect," "is expected to," "anticipate," "believe," "future," "continue," "help," "estimate," "plan," "schedule," "intend," "should," "would be," "seeks," "estimates," "shall" or the negative or other variations thereof, as well as other statements regarding matters that are not historical fact, are or may constitute forward-looking statements.

        In addition, this prospectus includes forward-looking statements relating to our potential exposure to various types of market risks, such as foreign exchange rate risk, interest rate risks and other risks related to financial assets and liabilities. We have based these forward-looking statements on our management's current view with respect to future events and financial performance. These views reflect the best judgment of our management but involve a number of risks and uncertainties which could cause actual results to differ materially from those predicted in our forward-looking statements and from past results, performance or achievements. Although we believe that the estimates reflected in the forward-looking statements are reasonable, such estimates may prove to be incorrect. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from these expressed or implied by these forward-looking statements. These factors include, among other things:

  •
  Our business may be adversely affected by global and regional economic downturns.

  •
  We face intense competition from other metal can packaging producers, as well as from manufacturers of alternative forms of packaging.

  •
  An increase in metal container manufacturing capacity without a corresponding increase in demand for metal containers could cause prices to decline.

  •
  Because our customers are concentrated, our business could be adversely affected if we were unable to maintain relationships with our largest customers.

  •
  Our profitability could be affected by varied seasonal demands, climate and water conditions, and the availability and cost of raw materials.

  •
  Currency and interest rate fluctuations may have a material impact on our business.

  •
  Our expansion strategy may adversely affect our business if we are not able to integrate acquisitions successfully.

  •
  We are subject to various environmental, health and safety requirements and may be subject to new requirements of this kind in the future that could impose substantial costs upon us.

  •
  Our substantial debt could adversely affect our financial condition.

        We urge you to read the sections of this prospectus entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" for a more complete discussion of the factors that could affect our future performance and the industry in which we operate. Additionally, new risks and uncertainties can emerge from time to time, and it is not possible for us to predict all future risks and uncertainties, nor can we assess their impact. Accordingly, you should not place undue reliance on forward-looking statements as a prediction of actual results.

        All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

 EXCHANGE RATE INFORMATION

        We publish our financial statements in euro. The following table sets forth, for the periods and dates indicated, the period end, average, high, and low exchange rates expressed in U.S. dollars per euro. Information concerning the U.S. dollar exchange rate is based on the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York. The average is calculated based on the average exchange rate on the last day of each month during the period.

	Period Ending	Low	High
	($ per €1.00)
Month ended:
December 31, 2014	1.2101	1.2101	1.2504
January 31, 2015	1.1290	1.1279	1.2015
February 28, 2015	1.1197	1.1197	1.1462
March 31, 2015	1.0741	1.0524	1.1212
April 30, 2015	1.1162	1.0582	1.1174
May 31, 2015	1.0994	1.0876	1.1428
June (through June 19)	1.1335	1.0913	1.1404

	Average for Period	Period Ending	Low	High
	($ per €1.00)
Year ended December 31:
2010	1.3216	1.3269	1.1959	1.4536
2011	1.4002	1.2973	1.2926	1.4875
2012	1.2909	1.3186	1.2062	1.3463
2013	1.3303	1.3779	1.2774	1.3816
2014	1.3210	1.2101	1.2101	1.3927

Source: Bloomberg.

        We make no representation that any euro or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or euro, as the case may be, at any particular rate, the rates stated below, or at all. For a discussion of the impact of the exchange rate fluctuations on our financial condition and results of operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations". We did not use the rates listed above in the preparation of our financial statements.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately $             million, assuming an initial public offering price of $            per share, the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and estimated aggregate offering expenses payable by us. A $1.00 increase (decrease) in the assumed public offering price of $            per share would increase (decrease) the net proceeds to us from this offering by $             million, after deducting underwriting discounts and estimated aggregate offering expenses payable by us and assuming no other change to the number of shares offered by us as set forth on the cover page of this prospectus. The net proceeds of the offering will be used, together with the proceeds of the Debt Financing and the issuance of our Class B common shares, to acquire the Ardagh Metal Packaging Business in the Separation.

        Our parent company has granted the underwriters an option to purchase up to            additional Class A common shares to cover overallotments. We will not receive any proceeds from the sale of any additional Class A common shares pursuant to the overallotment option.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization (consisting of total debt and total shareholders' equity) as of December 31, 2014:

  •
  On an actual basis;

  •
  On an adjusted basis to give effect to the Separation, this offering and the Debt Financing.

        You should read this table in conjunction with "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Financial Information" and the historical combined financial statements and related notes thereto included elsewhere in this prospectus.

	As of December 31, 2014
	Actual	Adjustments	As Adjusted
	(in euro millions, except per share data)
Cash, cash equivalents and restricted cash(1)	51
Long-term debt (including current portion)
Related party debt(2)	1,515
Debt Financing(3)	—
Borrowings(3)	22
Total debt	1,537
Invested capital
Invested capital attributable to Ardagh(4)	(109)
Non-controlling interests	2
Total invested capital(4)	(107)
Shareholders' equity(4)
Share capital	—
Contributed surplus
Total shareholders' equity	—
Total capitalization	1,430

(1)
Our subsidiaries use Ardagh's centralized systems for cash management. As a result, some of the cash related to our business is commingled with Ardagh's general corporate funds. The commingling of cash processes will cease upon completion of this offering. Pro forma as adjusted cash, cash equivalents and restricted cash includes cash of €          , representing an amount agreed upon between us and Ardagh, pursuant to the asset sale and separation agreement, to be retained by us following the Separation to fund working capital needs and other operating requirements of our business.

(2)
Related party debt represents an allocation of Ardagh corporate debt to the Ardagh Metal Packaging Business. This debt will not remain a liability of the Company upon completion of the Separation.

(3)
Reflects the incurrence of €            of indebtedness. Dollar denominated debt has been translated at a closing exchange rate of €1.00 = $1.2141, the rate used in the preparation of our historical combined statement of financial position at December 31, 2014. The level of debt has been determined based on a review of a number of factors including consideration of credit ratings, forecast liquidity and capital requirements, expected operating results and general economic conditions.

(4)
Invested capital represents the net assets of the Ardagh Metal Packaging Business prior to the Separation, including allocated related party debt. We will issue Class A common shares in this offering for cash and Class B common shares as partial consideration for our acquisition of the Ardagh Metal Packaging Business, which will be included in share capital and contributed surplus, and invested capital will be eliminated.

DILUTION

        If you invest in our Class A common shares you will be diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per share of our Class A and Class B common shares immediately after giving effect to the Separation and the completion of this offering. Net tangible book value represents total invested capital of the Company net of the proceeds of the Debt Financing that will be paid to Ardagh as partial consideration for the acquisition of the Ardagh Metal Packaging Business and excludes related party debt that will not remain a liability of the Company upon completion of the Separation. Starting net book value per share is calculated based on the number of Class B common shares expected to be issued and outstanding following this offering, assuming no exercise of the underwriters' overallotment option. We have elected to present net book value per share using this calculation, as the number of shares currently outstanding is not representative.

        At                , 2015 we had a net tangible book value per share of $            , corresponding to a net tangible book value of $          (based on the noon buying rate in New York City for cable transfers of euros as certified for customs purposes by the Federal Reserve Bank of New York as of                    , 2015 for euros into U.S. dollars of €1.00 = $          ) divided by        , the number of Class B common shares expected to be issued and outstanding following this offering, assuming no exercise of the underwriters' overallotment option.

        After giving effect to (i) the issue and sale by us of Class A common shares in this offering and (ii) the Debt Financing and the Separation and assuming an offering price of $            per Class A common share, the midpoint of the price range set forth on the cover page of this prospectus and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value estimated at            , 2015 would have been approximately $             million, representing $            per share of our Class A and Class B common shares. This represents an immediate increase in net tangible book value of $            per share of our Class B common shares and an immediate dilution in net tangible book value of $            per Class A common share to investors purchasing shares in this offering.

        The following table illustrates dilution to investors purchasing shares in the offering:

As of , 2015
(in $, except percentages)(1)
Initial public offering price per Class A common share
Net tangible book value per share as of , 2015(2)
Increase in net tangible book value per share attributable to new investors
Pro forma net tangible book value per share after the offering
Dilution per share to investors
Percentage of dilution in net tangible book value per share for investors(3)

(1)
Translated for convenience only based on the noon buying rate in New York City for cable transfers of euros as certified for customs purposes by the Federal Reserve Bank of New York as of                , 2015 for euros into U.S. dollars of €1.00 = $            . See "Exchange Rate Information."

(2)
Based on the number of Class B common shares expected to be issued and outstanding following this offering, assuming no exercise of the underwriters' overallotment option.

(3)
Percentage of dilution for investors in this offering is calculated by dividing the dilution in net tangible book value to investors by the price of the offering.

        Each $1.00 increase (decrease) in the offering price per share would increase (decrease) the net tangible book value after this offering by $            , assuming no exercise of the underwriters' overallotment option and the dilution to investors in the offering by $            per Class A common share, assuming that the number of Class A common shares offered, as set forth on the cover page of this prospectus, remain the same.

        The following table sets forth, as of                        , 2015, on the same basis described above:

  •
  the total number of Class B common share and Class A common shares;

  •
  the total consideration attributable to Class B common shares and to be paid by investors purchasing Class A common shares in this offering; and

  •
  the average price per share attributable to Class B common shares and to be paid by investors purchasing Class A common shares in this offering.

			Total Consideration
	Shares
					Average Price Per Share
	Number	Percent	Amount	Percent
Holders of Class B common shares
Holders of Class A common shares

Total		100%		100%

 DIVIDEND POLICY

        We do not currently intend to pay cash dividends on our shares. We currently intend to retain any future earnings to fund the development and growth of our business and to repay indebtedness. Any determination to pay dividends to holders of our shares in the future will be at the discretion of our board of directors, and will depend on many factors, including our financial condition, earnings, legal requirements and other factors that it may deem relevant.

        Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than its liabilities.

        Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares.

        As a holding company, we depend upon dividends paid to us by our wholly owned subsidiaries to fund the payment of dividends, if any, to our shareholders.

        To the extent we pay future dividends, if any, in euros, the amount of U.S. dollars realized by shareholders will vary depending on the rate of exchange between U.S. dollars and euros. Shareholders will bear any costs related to the conversion of euros into U.S. dollars. See "Description of Share Capital."

 SELECTED FINANCIAL DATA

        The Company was incorporated on June 16, 2015 to acquire the Ardagh Metal Packaging Business. The Company has not, to date, conducted any activities other than those incident to its formation and the preparation of the registration statement of which this prospectus forms a part. The following table sets forth selected financial data of the Ardagh Metal Packaging Business for the periods ended and as of the dates indicated below.

        We have derived the selected financial data as of and for the years ended December 31, 2014, 2013 and 2012 from the audited combined financial statements of the Ardagh Metal Packaging Business and related notes included elsewhere in this prospectus. We have not included selected financial data for the years ended or as of December 31, 2011 and 2010 because such data are not available without undue hardship and expense.

        The financial statements contained herein were prepared in accordance with IFRS as issued by the IASB. The selected financial information and other data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the combined financial statements of the Ardagh Metal Packaging Business and related notes and the "Unaudited Combined Pro Forma Financial Information" included elsewhere in this prospectus. Our historical results are not necessarily indicative of results to be expected in any future period.

	2014	2013	2012
	(in euro millions)
Income Statement Data
Revenue	1,850	1,848	1,909
Cost of sales	(1,642)	(1,707)	(1,727)

Gross profit	208	141	182

Exceptional cost of sales	80	112	133
Gross profit before exceptional cost of sales	288	253	315

Sales, general and administration expenses(1)	(106)	(119)	(125)
Amortization	(23)	(23)	(21)
Exceptional costs	(9)	(11)	(3)

Operating profit/(loss)	70	(12)	33
Net finance expense	(107)	(111)	(135)

Loss before tax	(37)	(123)	(102)
Income tax credit	4	29	10

Loss for the period from continuing operations	(33)	(94)	(92)
Loss for the period from discontinued operations	(46)	(8)	(11)

Loss for the period	(79)	(102)	(103)
Balance Sheet Data
Cash and cash equivalents	45	45	95
Working capital(2)	220	314	288
Total assets	2,248	2,316	2,535
Total liabilities	(2,355)	(2,052)	(2,489)

(1)
Sales, general and administration expenses are before amortization and exceptional costs.

(2)
Working capital is defined as comprising inventories, trade and other receivables, trade and other payables and current provisions, and excludes derivatives, cash, short term borrowings and income taxes payable.

 UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma combined financial information consists of the unaudited pro forma combined income statement for the year ended December 31, 2014 and the unaudited pro forma combined statement of financial position as of December 31, 2014. The unaudited pro forma combined financial information has been derived by application of pro forma adjustments to our historical combined financial statements included elsewhere in this prospectus.

        We have included the unaudited pro forma financial information to reflect the following on a pro forma basis:

  •
  the Separation as described in "Certain Relationships and Related Party Transactions;"

  •
  the incurrence of the indebtedness as described in "Debt Financing;" and

  •
  the completion of this offering.

        We have accounted for the purchase of the companies comprising the Ardagh Metal Packaging Business, using predecessor values given that this transaction will be between entities under common control.

        We have assumed that the above transactions have been completed on January 1, 2014 for purposes of the Unaudited Pro Forma Combined Income Statement for the year ended December 31, 2014 and on December 31, 2014 for purposes of the Unaudited Pro Forma Combined Statement of Financial Position as of December 31, 2014.

        The unaudited pro forma combined financial information and the related notes thereto should be read in conjunction with our historical combined financial statements and the related notes included elsewhere in this prospectus as well as "Capitalization," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Relationships and Related Party Transactions" and "Debt Financing."

        The unaudited pro forma combined financial information is presented for illustrative purposes only and reflects estimates and certain assumptions made by our management that are considered reasonable under the circumstances as of the date of this prospectus and which are based on the information available at the time of the preparation of the unaudited pro forma combined financial information. Actual adjustments may differ materially from the information presented herein. The unaudited pro forma combined financial information does not purport to represent what our combined income statement and combined statement of financial position would have been if the relevant transactions had occurred on the dates indicated and is not intended to project our consolidated results of operations or consolidated financial position for any future period or date.

        We have calculated earnings per share assuming a total of        Class A common shares issued and outstanding after the consummation of this offering. Since our predecessor is a combination of entities under common control and did not have any share capital as of December 31, 2014, 2013 and 2012, we have not calculated earnings per share on a historical basis.

 Oressa Limited
Unaudited Pro Forma Combined Income Statement

	For the year ended December 31, 2014
	Historical	Debt Financing(1)	The Separation(2)(3)	Pro Forma
	(in euro millions, except per share data)
Revenue	1,850
Cost of sales	(1,642)

Gross profit(4)	208
Sales, general and administration expenses(5)	(106)
Amortization	(23)
Exceptional costs	(9)

Operating profit	70
Finance expense	(107)
Finance income	—

Loss before tax	(37)
Income tax credit	4

Loss for the year from continuing operations	(33)
Loss for the year per share, basic and diluted:
Basic
Diluted
Weighted average shares outstanding:
Basic
Diluted

(1)
Reflects the reduction in interest expense associated with the elimination of our historic interest expense associated with related party debt, net of the incurrence of €            of new indebtedness. Interest expense associated with dollar denominated debt has been translated at an average exchange rate of €1.00 =$1.3285, the rate used in the preparation of our historical combined income statement for the year ended December 31, 2014. The level of debt will be determined based on a review of a number of factors including consideration of credit ratings, forecast liquidity and capital requirements, expected operating results and general economic conditions.

(2)
Reflects:

(a)
the execution of a transition services agreement with Ardagh to be entered into in connection with the Separation under which the Company will pay for certain services provided by Ardagh. The amount anticipated to be paid under this agreement has been reduced by the corporate overhead allocations included in our combined financial statements of €18 million for the year ended December 31, 2014; and

(b)
the tax impact of the transactions described above and the Debt Financing at average rates.

(3)
No adjustment has been made for payments, if any, under the tax receivable agreement.

(4)
Gross profit includes €80 million of exceptional cost of sales.

(5)
Sales, general and administration expenses are before amortization and exceptional costs.

 Oressa Limited
Unaudited Pro Forma Combined Statement of Financial Position

	At December 31, 2014
	Historical	Debt Financing(1)	This Offering(2)	The Separation(3)	Pro Forma
	(in euro millions)
Non-current assets
Intangible assets	477
Property, plant and equipment	1,027
Deferred tax assets	62
Other non-current assets	5
Restricted cash	6

	1,577

Current assets
Inventories	274
Trade and other receivables	350
Derivative financial instruments	2
Cash and cash equivalents	45

	671

Total assets	2,248

Invested capital
Invested capital attributable to owner of the parent	(109)
Non-controlling interests	2

Total invested capital	(107)

Non-current liabilities
Related party debt	1,515
Debt Financing	—
Borrowings	18
Employee benefit obligations	261
Deferred tax liabilities	134
Provisions	10

	1,938

Current liabilities
Borrowings	4
Derivative financial instruments	1
Trade and other payables	372
Income tax payable	8
Provisions	32

	417

Total liabilities	2,355

Total invested capital and liabilities	2,248

Shareholders' equity
Share capital
Contributed surplus

(1)
Reflects the elimination of related party debt as that debt will not remain a liability of the Company upon completion of the Separation and the incurrence of €            of new indebtedness in the Debt Financing. Dollar denominated debt has been translated at a closing exchange rate of €1.00 = $1.2141, the rate used in the preparation of our historical combined statement of financial position at December 31, 2014. The level of debt will be determined based on a review of a number of factors including consideration of credit ratings, forecast liquidity and capital requirements, expected operating results and general economic conditions.

(2)
It is anticipated that this offering will raise $            (assuming an initial public offering price of $        per share, the midpoint of the estimated range of the initial public offering price) after deducting underwriting discounts and net of expected offering expenses of $            . The proceeds of the offering will be used as partial consideration to purchase the Ardagh Metal Packaging Business.

(3)
Reflects:

(a)
the elimination of total invested capital upon completion of the Separation;

(b)
an adjustment to cash equivalents and restricted cash to reflect cash of €    , representing an amount agreed upon between us and Ardagh, pursuant to the asset sale and separation agreement, to be retained by us following our separation to fund working capital needs and other operating requirements of our business; and

(c)
the execution of the tax receivable agreement to be entered into in connection with the Separation under which we will be obligated to make annual payments to Ardagh equal to 85% of certain corporate income tax benefits realized by us and our subsidiaries.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Oressa Limited was incorporated on June 16, 2015, in order to effect the Separation and acquire the Ardagh Metal Packaging Business. Prior to this offering, the Ardagh Metal Packaging Business has been owned by Ardagh and its subsidiaries. The Company has no assets or liabilities, other than those associated with its formation, and will conduct no operations until the completion of this offering. As a result, the following discussion and analysis analyzes the historical combined financial information of the Ardagh Metal Packaging Business. The following discussion and analysis should be read in conjunction with our audited and unaudited combined financial statements and the related notes, and our unaudited pro forma combined financial information and the related notes, included elsewhere in this prospectus.

        Unless otherwise specified, any references that speak as of the period prior to the completion of this offering to "our," "we" and "us" in this discussion and analysis refer to the Ardagh Metal Packaging Business and references to "our," "we" and "us" that speak as of or after completion of this offering refer to the Company and its subsidiaries.

        This management's discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks, uncertainties and assumptions. See "Forward-Looking Statements" for a discussion of the risks, uncertainties and assumptions associated with those statements. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those in "Risk Factors" and included in other portions of this prospectus.

Overview of Our Company

        We are a leading supplier of innovative, value-added metal can packaging for the consumer products industry. We supply a broad range of products, including two-piece aluminum and tinplate and three-piece tinplate cans, and a wide range of can ends, including easy open and peelable ends. Many of our products feature high-quality printed graphics, customized sizes and shapes or other innovative designs. These innovative products provide functionality and differentiation and enhance our customers' brands on the shelf.

        We supply metal can packaging to a wide range of consumer-driven end-use categories including food (processed food such as fruit, vegetables, soups, sauces, ready meals and pet food), seafood, aerosols (personal care and household products), nutrition & custom (including dairy and infant nutrition powders, as well as other customized packaging), and paints & coatings. We have dedicated manufacturing facilities and sales teams organized around serving these end-use categories. We enjoy leading positions in nearly all categories in which we compete. Over 80% of our revenue is derived from categories where we believe we hold #1, #2 or #3 positions.

        With approximately 1,300 customers across more than 70 countries, we sell our products to a diverse range of multi-national companies, large national and regional companies, and small local businesses. Our customers include a wide variety of CPGs, including some of the best known brands in the world. Over half of our 2014 revenue was from multi-year contracts, with the balance largely subject to annual arrangements. We have a highly stable customer base, characterized by long-standing relationships, including an average relationship of over 30 years with our ten largest customers.

        We operate 54 production facilities in 20 countries and employ approximately 7,300 personnel. Generally, our plants are strategically located to serve our customers, with some facilities located on-site at our customers' filling locations. Our facilities require significant up-front investment, have long useful lives and have relatively modest on-going maintenance capital expenditure requirements. We operate our facilities with a focus on continuous improvement, applying Lean Manufacturing techniques which focus on eliminating waste while delivering quality products at minimum cost and with the greatest efficiency. To supplement our Lean efforts, we formed our OSG to standardize and share best practices across our network of plants.

        We operate in two business segments: Europe and North America.

Business Drivers

        The main factors affecting our results of operations for Europe and North America are: (i) global economic trends and end-consumer demand for our products; (ii) prices of raw materials used in our business, primarily tinplate and aluminum and our ability to pass through these and other cost increases to our customers, through contractual pass-through mechanisms under multi-year contracts, or through disciplined pricing; (iii) capital expenditure to expand capacity; (iv) investment in operating cost reductions; (v) acquisitions and disposals; and (vi) foreign exchange rate fluctuations and currency translation risks arising from various currency exposures, primarily with respect to U.S. dollars, British pounds, Czech koruna and Polish zloty.

        In addition, certain other factors affecting revenues and operating profit for Europe and North America, respectively, are as follows:

        Europe generates its revenue principally from selling our metal containers in the food, seafood, aerosols, nutrition & custom, and paints & coatings categories. North America generates its revenue principally from selling our metal containers in the food, pet food and seafood categories. Revenues are dependent on sales volumes and sales prices.

        Europe and North America's sales volumes in the food and seafood categories are influenced by a number of factors, including factors driving customer demand, seasonality and the capacity of our metal can packaging plants. Demand for our metal containers may be influenced by the vegetable and fruit harvest, seafood catches, or trends in consumption of food, trends in use of consumer products, industry trends in packaging, including marketing decisions, and the impact of environmental regulations. The size and quality of harvests and catches varies from year to year, depending in large part upon the weather in the regions in which we operate. The food can industry is seasonal in nature, with strongest demand during the summer, coinciding with the harvests. Accordingly, Europe and North America's shipment volume of containers is typically highest in the second and third quarters and lowest in the first and fourth quarters. In addition, we generally build inventories in the first and second quarters in anticipation of the seasonal demands.

        Our business can also be affected by conditions in the end-use categories in which our customers operate, as well as by the capacity of our plants. For example, demand from our nutrition customers may be influenced by trends in consumption in the infant formula and nutritional powders sector, as a result of growth in value-added milk formula products for infants in developed markets and, to a greater extent, in emerging markets. Similarly, personal care and household care customers will be impacted by increasing living standards, macroeconomic factors and demand for health and beauty products, as well as innovation. Other factors, such as macroeconomic conditions and their impact on new construction, repair and remodeling activity, as well as any substitution of plastic for metal will influence demand for our paints and coatings containers. Sales of customized packaging for certain niche markets such as take home pressurized beer kegs have also seen significant growth as a result of product innovation and changes in consumer trends.

        Europe and North America's operating profit is principally based on revenues derived from selling our metal containers and is affected by a number of factors, primarily cost of sales. The elements of Europe and North America's cost of sales include (i) variable costs, such as raw materials (including the cost of tinplate and aluminum), chemical coatings, labor, electricity, packaging materials, decoration and freight and other distribution costs, and (ii) fixed costs, such as labor and other plant related costs. Tinplate prices are generally negotiated annually for the ensuing year and there may be a lag effect on our gross profit margin associated with use of the prior year's tinplate inventory in periods of increasing or declining metal prices. Europe and North America's variable costs have typically constituted approximately 80% and fixed costs approximately 20% of the total cost of sales for our metal container manufacturing business.

Footprint Optimization and Business Repositioning

        In 2011, demand for our products in Europe was impacted by weak economic conditions and increased competitive activity, but revenue increased as these factors were more than offset by passing through higher raw material costs. Following the acquisition of Impress Group in 2010, FiPar in 2011 and Boxal in 2012, we undertook a footprint optimization program to enhance our operating efficiency and lower our cost base. In 2012, raw material costs began to decline and demand softened further as a result of the European recession, and decisions by some customers to defer purchases in anticipation of continued raw material cost decreases and the pass-through of such lower costs. Prices were also negatively impacted as these conditions led to more aggressive pricing actions by certain competitors.

        In response to this challenging environment, we initiated footprint optimization and business repositioning processes, which involved the following actions over the period 2012-2014:

  •
  Optimizing our operational footprint, through plant closures, plant consolidations and the relocation of significant component production lines from higher cost locations to new lower cost locations in Eastern Europe. Our footprint was further streamlined with the decision to sell our non-core operations in Australia, New Zealand, American Samoa and Greece in 2013 and 2014.

  •
  Restructuring our customer engagement by establishing sales teams dedicated to serving specific end-use categories and customers. This also involved the withdrawal from certain less attractive business and a strengthened focus on working capital management.

  •
  Leveraging our R&D capabilities to design new products and drive increased volumes with new and existing customers.

  •
  Instilling a culture of operational excellence across the business, including emphasizing Lean Manufacturing and sharing of best practices across our platform through the OSG.

  •
  Reducing selling, general & administration costs through centralizing support functions and re-designing processes.

        We believe that the implementation of this repositioning plan during 2013 and 2014 has improved our competitive position, value proposition and business mix. Adjusted EBITDA in Europe, which declined from €227 million in 2012 to €189 million in 2013, as the impact of the economic slowdown in Europe and declining input prices continued to affect our results, increased to €228 million in 2014 as we began to realize the targeted benefits of the optimization and repositioning.

Strategic Growth Investment in North America

        In parallel with our footprint optimization and business repositioning between 2012 and 2014, we have continued to pursue opportunities to deploy capital to drive growth. Through the end of 2014, we had invested $200 million in two new can-making facilities in Roanoke, Virginia and Reno, Nevada, as well as a significant expansion of our Conklin, New York can ends plant. These new facilities supply substantially all of the U.S. food can requirements of a major U.S. customer pursuant to a long-term contract. The completion of this investment, which began commercial shipments in early 2015, represents a material scaling up of our North America operations and we believe that the currently installed capacity, as well as the opportunity for cost-efficient expansion in these facilities over the medium term, can support future growth with both existing and new customers.

Basis of presentation

        The combined financial statements of the Ardagh Metal Packaging Business have been prepared on a "carve-out" basis from the consolidated financial statements of Ardagh to represent the financial position and performance of the Ardagh Metal Packaging Business as if such business had been operated on a stand-alone basis for each of the years ended December 31, 2014, 2013 and 2012. The combined financial statements have been prepared by aggregating financial information from the components of the Ardagh Metal Packaging Business as described in the related notes to the audited combined financial statements included elsewhere in this prospectus, and include (i) assets, liabilities, revenues and expenses that management has determined are specifically attributable to the Ardagh Metal Packaging Business and (ii) allocations of debt and direct and indirect costs and expenses related to the operations of the Ardagh Metal Packaging Business. For more information, see audited combined financial statements and the related notes included elsewhere in this prospectus.

Corporate Separation Transactions

        Oressa Limited was incorporated on June 16, 2015, in order to effect the Separation and acquire the Ardagh Metal Packaging Business. Prior to this offering, the Ardagh Metal Packaging Business has been owned by Ardagh and its subsidiaries. The Company has no assets or liabilities, other than those associated with its formation, and will conduct no operations until the completion of this offering.

        Historically, Ardagh and its affiliates have provided and, following the completion of this offering, will continue to provide significant corporate and shared service functions to us. The terms of these services and amounts to be paid by us to Ardagh will be provided for in the transition services agreement. See "Certain Relationships and Related Party Transactions". In addition to the charges for these services, we may incur other corporate and operational costs, which may be greater than historically allocated levels, to replace some of these services or for additional services relating to our being a listed company, including those related to our reporting and compliance obligations as a listed company.

Results of Operations

Year Ended December 31, 2014 compared to Year Ended December 31, 2013

  Revenue

        Revenue increased by €2 million, to €1,850 million in the year ended December 31, 2014 from €1,848 million in the year ended December 31, 2013. Europe revenue increased by €5 million to €1,668 million in the year ended December 31, 2014, compared with the prior year, while North America revenue declined by €3 million to €182 million as the reduction in sales due to the disposal of our American Samoa plant in late 2014 more than offset increased volumes.

        The increase in revenue was driven by improvements in volume and mix of €39 million or 2%, with growth achieved in the food, seafood and nutrition & custom categories in Europe, as well as in North America. Volumes in the aerosols and paints & coatings categories were lower in the year ended December 31, 2014 than in 2013. Selling prices were €10 million lower in the year ended December 31, 2014 compared with the prior year, chiefly reflecting the pass through of lower input costs. Negative foreign currency translation effects of €4 million in 2014 resulted from a strengthening of the euro against other currencies. Disposals of businesses reduced revenue in 2014 by €23 million compared with the year to December 31, 2013, primarily as a result of the sale of our Greek operations in 2013, pursuant to our footprint optimization and business repositioning outlined above.

  Gross profit

        Gross profit for the year ended December 31, 2014 was €208 million compared to €141 million for the year ended December 31, 2013. The increase in gross profit was attributable to a reduction in cost of sales of €65 million, a €2 million increase in revenue in 2014 compared with 2013. The reduction in cost of sales in the year ended December, 31 2014 compared with the prior year arose from efficiencies and savings resulting from our footprint optimization and business repositioning outlined above, reductions in input costs and a €32 million reduction in exceptional costs, partially offset by increases in labor and other costs. Gross profit excluding exceptional costs increased by €35 million to €288 million in the year ended December 31, 2014 as a result of the factors described above excluding the impact of exceptional costs.

  Operating profit/(loss)

        Operating profit of €70 million for the year ended December 31, 2014, increased by €82 million compared with an operating loss of €12 million for the year ended December 31, 2013. The increase in operating profit in the year ended December 31, 2014 compared with the prior year arose due to operating and other cost savings, higher volumes, lower depreciation, amortization and non-exceptional impairment and lower exceptional items, partially offset by slightly lower selling prices.

        Higher sales volumes increased operating profit by €10 million in the year ended December 31, 2014, compared with the prior year, with growth in Europe and North America. Operating and other cost savings increased profit by €28 million as our footprint optimization and business repositioning outlined above delivered benefits and as increased volumes enhanced plant utilization, principally in Europe. Selling prices decreased by slightly more than total input costs in 2014, resulting in a year-on-year decrease in operating profit of €3 million. Depreciation, amortization and non-exceptional impairment was €14 million lower in 2014 than in the prior year. Negative foreign currency translation effects accounted for a €1 million decrease in operating profit in 2014, compared with the prior year. The remaining year-on-year decline in costs resulted from a decrease in exceptional costs of €34 million to €89 million for the year ended December 31, 2014 compared to €123 million in 2013.

  Net finance expense

        Net finance expense for the year ended December 31, 2014 was €107 million, compared to €111 million in 2013; a decrease of €4 million. The components of net finance expense are as follows:

	For the year ended December 31,
	2014	2013
	(in euro millions)
Interest on related party debt	(98)	(101)
Net pension costs	(7)	(7)
Other financing expense	(2)	(4)

Total finance expense	(107)	(112)

Finance income	—	1
Net finance expense	(107)	(111)

        The interest expense on related party debt of €98 million for the year ended December 31, 2014, decreased by €3 million or 3% from €101 million in 2013. This reduction was attributable to a refinancing by our parent company in July 2014 at significantly lower rates than previously applied, partially offset by a higher level of attributable debt in 2014 compared with 2013. There was no change in net finance costs associated with pension schemes between 2014 and 2013.

  Income tax credit

        Income tax was a credit of €4 million in the year ended December 31, 2014 compared with a credit of €29 million in the year ended December 31, 2013. This difference is primarily attributable to the increase in profitability in 2014 compared to 2013.

  Loss for the period from discontinued operation

        As part of our footprint optimization and business repositioning outlined above, on December 31, 2014, we completed the disposal of our operations in Australia and New Zealand to Jamestrong Australasia Holdings Pty Ltd for a gross consideration of €57 million. The disposal incurred a loss before tax of €46 million which has been recognized as discontinued operations in the income statement. The loss from discontinued operations was €8 million in the year ended December 31, 2013.

  Loss for the period

        As a result of the items described above, loss for the year ended December 31, 2014 was €79 million, compared with a loss for the year ended December 31, 2013 of €102 million. Loss from continuing operations for the year ended December 31, 2014 was €33 million, compared with €94 million for the year ended December 31, 2013.

Year Ended December 31, 2013 compared to Year Ended December 31, 2012

  Revenue

        Revenue decreased by €61 million, or 3%, to €1,848 million in the year ended December 31, 2013, from €1,909 million in the year ended December 31, 2012. Europe revenue declined by €57 million in the year ended December 2013, compared with the prior year, while North America revenue decreased by €4 million.

        Volume and mix effects in 2013 led to a €30 million reduction in revenue compared with the prior year, with a decline in Europe more than offsetting growth in North America. Volumes in Europe were 2% lower in 2013 than 2012, with reductions in all categories except nutrition & custom, reflecting order deferrals and increased competition in a deflationary input cost environment, as well as our withdrawal from certain less attractive business. Selling prices declined in 2013 by €33 million compared with the prior year. The impact of currency translation rates on revenue was a reduction of €20 million in 2013 compared with 2012. The decline in revenue in Europe from these three factors was partially offset by a €22 million additional contribution in 2013 compared with 2012 from Boxal, the Europe-based aerosol producer acquired in March 2012.

  Gross profit

        Gross profit for the year ended December 31, 2013 was €141 million compared to €182 million for the year ended December 31, 2012. The decrease in gross profit in 2013 was primarily attributable to reduced volumes and prices compared to the prior years, offset by a reduction in exceptional costs. Gross profit excluding exceptional costs decreased by €62 million to €253 million in the year ended December 31, 2013 as a result of the factors described above, excluding the impact of exceptional costs.

  Operating profit/(loss)

        Operating loss of €12 million for the year ended December 31, 2013, decreased by €45 million from an operating profit of €33 million for the year ended December 31, 2012.

        The decrease in operating profit in the year ended December 31, 2013 compared with the prior year was attributable to lower selling prices, lower volumes, adverse currency translation effects and higher depreciation, amortization and non-exceptional impairment, partially offset by operating and other cost savings, lower exceptional items and the full-year contribution from Boxal, which was acquired in March 2012.

        Selling prices in 2013 decreased by €33 million compared with the year ended December 31, 2012, while input costs were slightly higher as a result of labor cost increases. Sales volume and mix reduced operating profit in 2013 by €11 million compared with the prior year as a result of lower demand in Europe, increased price competition and the withdrawal from certain less attractive business. Cost reduction measures, pursuant to the footprint optimization and business repositioning outlined above, were under way but their impact was limited to savings of €5 million in 2013, as implementation had not yet been completed. These reductions in operating profit were partially offset by an incremental contribution from Boxal of €1 million. Operating profit included exceptional items of €123 million for the year ended December 31, 2013 compared to €136 million in 2012, a decrease of €13 million. Depreciation, amortization and non-exceptional impairment for year ended December 31, 2013 was €15 million higher when compared to 2012.

  Net finance expense

        Net finance expense for the year ended December 31, 2013 was €111 million compared to €135 million in 2012, a decrease of €24 million.

	For the year ended December 31,
	2013	2012
	(in euro millions)
Interest on related party debt	(101)	(120)
Net pension costs	(7)	(7)
Other financing expense	(4)	(9)

Total finance expense	(112)	(136)

Finance income	1	1
Net finance expense	(111)	(135)

        The year-on-year movement on interest for related party debt accounted for a decrease of €19 million in 2014 compared with 2013. This reduction in interest charges reflected lower average interest costs, as well as a decrease in the level of attributable debt. Net finance costs associated with pension schemes of €7 million remained unchanged year on year and additional other expense decreased by €5 million year on year.

  Income tax credit

        Income tax was a credit of €29 million in the year ended December 31, 2013 and a credit of €10 million in the year ended December 31, 2012. This difference is primarily attributable to the decrease in profitability in 2013 compared to 2012, in addition to the de-recognition of certain deferred tax assets during the year ended December 31, 2012.

  Loss for the period from discontinued operation

        In line with the footprint optimization and business repositioning outlined above, on December 31, 2014, we completed the disposal of our operations in Australia and New Zealand to Jamestrong

Australasia Holdings Pty Ltd for a gross consideration of €57 million. The disposed of operations incurred a loss of €8 million in the year ended December 31, 2013 and a loss of €11 million in the year ended December 31, 2012.

  Loss for the period

        As a result of the items explained above, loss for the year ended December 31, 2013 was €102 million, compared with a loss for the year ended December 31, 2012 of €103 million. Loss from continuing operations for the year ended December 31, 2013 was €94 million, compared with €92 million for the year ended December 31, 2012.

Supplemental Management's Discussion and Analysis

Key Operating Measures

  Adjusted EBITDA

        Adjusted EBITDA is defined as operating profit/(loss) for the period before depreciation, amortization, and non-exceptional impairment and exceptional items. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by revenue. Adjusted EBITDA and Adjusted EBITDA margin are presented because we believe that they are frequently used by securities analysts, investors and other interested parties in evaluating companies in the metal can packaging industry. However, other companies may calculate EBITDA and Adjusted EBITDA in a manner different from ours. Adjusted EBITDA and Adjusted EBITDA margin are not measures of financial performance under IFRS and should not be considered an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to profit (loss) as indicators of operating performance or any other measures of performance derived in accordance with IFRS.

        The reconciliation of loss for the year to Adjusted EBITDA is as follows:

	Year ended December 31,
	2014	2013	2012
	(in euro millions)
Loss for the period	(79)	(102)	(103)
Loss for the period from discontinued operations	46	8	11
Income tax credit	(4)	(29)	(10)
Net finance expense	107	111	135
Depreciation, amortization and non-exceptional impairment	87	101	86
Exceptional items	89	123	136

Adjusted EBITDA	246	212	255

        Adjusted EBITDA of €246 million for the year ended December 31, 2014, increased by €34 million, or 16%, from €212 million for the year ended December 31, 2013. On a constant currency basis (applying the current year exchange rate to the prior year results) the year-on-year increase was €35 million, or 17%. Growth in constant currency Adjusted EBITDA in 2014 compared with the prior year principally reflected operating and other cost savings of €28 million arising from the footprint optimization and repositioning initiated in 2012 and volume and mix growth effects of €11 million in Europe, resulting in improved plant utilization.

        Adjusted EBITDA of €212 million for the year ended December 31, 2013 decreased by €43 million, or 17%, from €255 million for the year ended December 31, 2012. On a constant currency basis the year-on-year decrease in Adjusted EBITDA was €40 million, or 16%. This was principally a result of a decline in volume, in part due to the decision to rationalize less attractive business, as well as lower market pricing as a consequence of a deflationary input cost environment and increased competition.

Exceptional Items

        The following table provides detail on exceptional items from continuing operations included in cost of sales and sales, general and administration expenses:

	Year ended December 31,
	2014	2013	2012
	(in euro millions)
Impairment—property, plant and equipment	(36)	(107)	(116)
Restructuring costs	(18)	(7)	(16)
Impairment—working capital	(8)	(1)	(1)
Plant start-up costs	(18)	(4)	—
Past service credit	—	7	—

Exceptional items—cost of sales	(80)	(112)	(133)
Restructuring costs	(7)	(2)	(1)
Acquisition costs	—	—	(2)
Gain on disposal of business	9	—	—
Past service credit	—	2	—
Impairment—goodwill and other intangibles	(11)	(11)	—

Exceptional items—sales, general and administration expenses	(9)	(11)	(3)
Total exceptional items	(89)	(123)	(136)

        The following exceptional items were recorded in the year ended December 31, 2014:

  •
  €36 million of exceptional impairment to specific property, plant and equipment that were identified as idle assets which had no significant forecasted value in use;

  •
  €8 million of impairment to working capital in Ukraine due to the political climate in the region;

  •
  €11 million of impairment to other intangibles which were no longer in use;

  •
  €25 million of restructuring costs primarily relating to our footprint optimization and business repositioning outlined above;

  •
  €18 million of start-up costs related to our strategic growth investment in North America; and

  •
  €9 million exceptional gain on the disposal of a business in America Samoa.

        The following exceptional items were recorded in the year ended December 31, 2013:

  •
  €118 million of exceptional impairment to long lived assets in Europe related to difficult trading conditions, including €11 million of goodwill;

  •
  €4 million of start-up costs related to our strategic growth investment in North America;

  •
  €9 million of restructuring costs primarily relating to our footprint optimization and fundamental business repositioning outlined above; and

  •
  €9 million past service credit relating to our principal pension plans in the Netherlands.

        The following exceptional items were recorded in the year ended December 31, 2012:

  •
  €116 million of exceptional impairment to property, plant and equipment reflecting difficult trading conditions;

  •
  €17 million of restructuring costs primarily relating to our footprint optimization and business repositioning following the acquisition of the metal operations from Impress Group in December 2010, FiPar in April 2011 and Boxal in April 2012; and

  •
  €2 million of costs related to the acquisition of Boxal and €1m of impairment to working capital.

Segment Information

        The segment results for the year ended December 31, 2014 are as follows:

	Europe	North America	Total
	(in euro millions)
Revenue	1,668	182	1,850
Adjusted EBITDA	228	18	246

        Revenue in Europe increased by €5 million in 2014 to €1,668 million. Volume/mix increased by approximately 2% in Europe in 2014, despite some continued withdrawal from certain less attractive business. This was partially offset by the sale of our Greek operations in 2013, which reduced year on year revenue by €18 million.

        Adjusted EBITDA growth of €34 million in 2014 to €246 million primarily reflects an increase of €39 million in our Europe segment. Cost efficiencies and other savings, arising from the business repositioning outlined above was the main driver of this increase in 2014. Volume grew by approximately 2% in Europe in 2014, with increases in food, seafood and nutrition & custom, partially offset by modest declines in aerosols and paints & coatings.

        In North America, where our investment project spending was under way in 2013 and 2014, volume grew but Adjusted EBITDA declined as a result of input costs not being fully recovered.

        The segment results for the year ended December 31, 2013 are as follows:

	Europe	North America	Total
	(in euro millions)
Revenue	1,663	185	1,848
Adjusted EBITDA	189	23	212

        Revenue in 2013 declined by €61 million to €1,848 million, as a result of lower volumes and prices in a competitive market environment and following the decision in 2012 to withdraw from certain less attractive business. This was partially offset by an incremental 2013 contribution from Boxal, which was acquired in March 2012.

        In Europe, volume declined by approximately 2% and pricing was also lower, due in part to declining input costs. This led to a €38 million reduction in Adjusted EBITDA to €189 million.

        In North America, volume increased in 2013 compared with 2012 but Adjusted EBITDA declined, primarily as a result of lower pricing.

        The segment results for the year ended December 31, 2012 are as follows:

	Europe	North America	Total
	(in euro millions)
Revenue	1,720	189	1,909
Adjusted EBITDA	227	28	255

Liquidity and Capital Resources

        Historically, our primary sources of liquidity have been cash generated from operations and intercompany advances.

        We currently expect that cash and cash equivalents, cash flows from operations and other available financing resources will be sufficient to meet our anticipated operating, capital expenditure, investment, debt service and other financing requirements during the next twelve months and for the foreseeable future.

        We expect to focus our capital expenditure on capital replacement, equipment upgrades and efficiency improvement projects. We expect to fund such expenditure from operating cash flow after providing for interest and tax payments.

        The following table sets forth our cash from (used in) operating, investing and financing activities, including discontinued operations, for the periods specified:

	Year ended December 31,
	2014	2013	2012
	(in euro millions)
Total cash from operating activities	213	125	161
Total cash used in investing activities	(73)	(110)	(75)
Net cash used in financing activities	(142)	(62)	(116)

Net decrease in cash and cash equivalents	(2)	(47)	(30)

Total cash from operating activities

        Total cash from operating activities increased by €88 million from €125 million in 2013 to €213 million in 2014. The year on year increase in 2014 was primarily due to an increase in operating profit before exceptional items of €48 million and the generation of a €12 million inflow from working capital in 2014, compared with a €45 million outflow in the previous year. This was partially offset by increased outflows in 2014 on exceptional costs compared with 2013.

Total cash used in investing activities

        Total cash used in investing activities decreased by €37 million from €110 million in 2013 to €73 million in 2014. The main movement related to the disposal of business which generated an inflow of €78 million in 2014 partly offset by an increase in capital expenditure of €40 million due to our strategic growth investment in North America.

        During 2014, €150 million was invested in net fixed asset additions compared to €110 million in 2013. Capital expenditure in 2014 was heavily influenced by our strategic growth investment in North America, which was substantially completed in the fourth quarter of 2014.

        During 2013, we invested €110 million in net fixed asset additions compared to €69 million in 2012, including €47 million on our strategic growth investment in North America.

Net cash used in financing activities

        Net cash used in financing activities comprises net cash remitted to Ardagh pursuant to group treasury arrangements. Net proceeds from financing activities represented an outflow of €142 million in 2014, compared with a €62 million outflow in 2013. This resulted from the increase in net cash remitted to Ardagh, primarily from cash generated from operating activities and cash balances at the beginning of the period, less cash used for investing activities.

Net decrease in cash and cash equivalents

        The net decrease in cash and cash equivalents was €2 million in 2014 and €47 million in 2013. This resulted from the increase in net cash remitted to Ardagh, primarily from cash generated from operating activities and cash balances at the beginning of the period, less cash used in investing activities.

Working capital

        Working capital comprises inventories, trade and other receivables, trade and other payables, and current provisions.

        Working capital at December 31, 2014 was €220 million and at December 31, 2013 it amounted to €314 million, a year-on-year decrease of €94 million. The decrease was made up of a reduction in the level of inventories of €3 million; a decrease in trade and other receivables of €60 million, an increase in level of current provisions of €24 million and an increase in trade and other payables of €7 million.

        The disposal of our business in Australia and New Zealand in December 2014 resulted in a reduction of €29 million in working capital, partially offset by an increase related to our strategic growth investment in North America. In addition, the reduction reflected optimization of our working capital performance, resulting in an inflow of €12 million in 2014 compared with an outflow of €45 million in 2013.

Taxation

        Tax paid in the year ended December 31, 2014 was €5 million compared to the €10 million paid in the same period in 2013 and €4 million paid in the same period in 2012. These movements are primarily attributable to cash tax payments in certain territories which are made on the basis of prior year assessments.

Contractual obligations and commitments

        At December 31, 2014 we had capital commitments in relation to property plant and equipment of €13 million, of which €9 million had been contracted.

        We have operating leases which expire at various dates through 2024. The commitment under these leases in 2015 is €11 million.

Off-balance sheet items

        We do not have any off-balance sheet finance obligations.

Quantitative and Qualitative Disclosures about Market Risk

        The statements about market risk below relate to our historical financial information included in this prospectus.

  Interest Rate Risk

        We intend to enter into certain financing arrangements prior to or concurrently with this offering to fund portion of the cost of acquiring the Ardagh Metal Packaging Business. Interest rate risk, if any, will be associated with these arrangements. See "Debt Financing."

  Currency Exchange Risk

        We operate in 20 countries. Our main translation exposure in the year to December 31, 2014, was in relation to U.S. dollars, British pounds, Czech koruna and Polish zloty. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities, and net investments in foreign operations.

        Fluctuations in the value of these currencies with respect to the euro may have a significant impact on our financial condition and results of operations as reported in euro. We believe that a strengthening of the euro exchange rate by 1% against all other foreign currencies from the December 31, 2014 rate would have increased invested capital by €5 million (2013: €2 million, 2012: €2 million).

  Commodity Price Risk

        We are exposed to changes in prices of our main raw materials, primarily steel and aluminum. Commodity price risk has been managed centrally by Ardagh's treasury. Steel is generally obtained under one-year contracts with prices that are usually fixed in advance. When such contracts are renewed in the future, our steel costs under such contracts will be subject to prevailing global steel and/or tinplate prices at the time of renewal, which may be different from historical prices. Unlike steel, where there is no functioning hedging market, aluminum is traded daily as a commodity (priced in U.S. dollars) on the London Metal Exchange. Aluminum is priced in U.S. dollars, and therefore fluctuations in the U.S. dollar/euro exchange rate also affect the euro cost of aluminum. The price and foreign currency risk on these aluminum purchases is hedged by entering into swaps under which the Company pays a fixed euro price. Furthermore, the relative price of oil and its by-products may materially impact our business, affecting our transport, lacquer and ink costs.

  Credit Risk

        Credit risk will be managed by the Company on a group-wide basis. Credit risk arises from deposits with banks and financial institutions, as well as credit exposures to the Company's customers, including outstanding receivables. The Company's policy is to place excess liquidity on deposit, only with recognized and reputable financial institutions. For banks and financial institutions, only independently rated parties with a minimum rating of 'A' are accepted, where possible.

        The credit ratings of banks and financial institutions are monitored to ensure compliance with the Company's policy. The Company's policy is to extend credit to customers of good credit standing. Credit risk is managed, on an on-going basis by dedicated people within the Company. The Company's policy for the management of credit risk in relation to trade receivables involves periodically assessing the current financial standing of customers, taking into account their financial position, past experience and other factors. Provisions are made, where deemed necessary, and the utilization of credit limits is regularly monitored. Management does not expect any significant counterparty to fail to meets its obligations. The maximum exposure to credit risk is represented by the carrying amount of each asset. For the year ended December 31, 2014, our ten largest customers accounted for 32% of total revenues (2013: 33%, 2012: 29%). There is no recent history of default with these customers.

Critical Accounting Policies

        We prepare our financial statements in accordance with IFRS as issued by the IASB. A summary of significant accounting policies is contained in Note 2 to our audited combined financial statements for the year ended December 31, 2014. In applying many accounting principles, we make assumptions, estimates and judgments which are often subjective and may be affected by changing circumstances or changes in our analysis. Material changes in these assumptions, estimates and judgments have the potential to materially alter our results of operations. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

a)
Estimated impairment of goodwill

        Goodwill acquired through a business combination has been allocated to groups of cash-generating units (CGUs) for the purpose of impairment testing based on the segment into which the business combination is assimilated. The groupings represent the lowest level at which the related goodwill is monitored for internal management purposes. As at the reporting date, Europe and North America were the two groups of CGUs to which goodwill was allocated and monitored.

        The recoverable amount of a group of CGU's is determined based on value-in-use calculations. These calculations use cash flow projections based on financial budgets approved by management covering a three-year period. A growth rate of 2.5% - 3.5% has been assumed beyond the five-year period. The terminal value is estimated based on capitalizing the year 5 cash flows in perpetuity. The discount rates used ranged from 10.4% - 10.5% (2013: 11.9% - 12.4%; 2012: 11.3% - 13.3%). These rates are pre-tax. These assumptions have been used for the analysis for each group of CGU. Management determined budgeted cash-flows based on past performance and its expectations for the market development.

        Key assumptions include management's estimates of future profitability, replacement capital expenditure requirements, trade working capital investment needs and discount rates. The values applied to each of the key assumptions are derived from a combination of internal and external factors based on historical experience and take into account the stability of cash flows typically associated with these groups of CGUs.

        If the estimated pre-tax discount rate applied to the discounted cash flows had been +/– 75 basis points than management's estimates, the recoverable value of the CGUs would still have been in excess of their carrying value and no impairment would have arisen.

b)
Income taxes

        We are subject to income taxes in numerous jurisdictions and judgment is therefore required in determining the worldwide provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. We recognize liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

c)
Measurement of defined benefit obligations

        We follow guidance of IAS 19 to determine the present value of our obligations to current and past employees in respect of defined benefit pension obligations, other long-term employee benefits and other end or service employee benefits, which are subject to similar fluctuations in value in the long term. We, with the assistance of a network of professionals, value such liabilities designed to ensure consistency in the quality of the key assumptions underlying the valuations.

        The principal pension assumptions used in the preparation of the accounts take account of the different economic circumstances in the countries in which we operate and the different characteristics of the respective plans including the length of duration of liabilities.

        The rates or ranges of rates for the principal assumptions applied in estimating the net pension liabilities in our combined financial statements were as follows:

	Euro-zone			UK and Other
	2014	2013	2012	2014	2013	2012
	%	%	%	%	%	%
Rate of inflation	1.80 - 2.00	2.00	2.00	2.30 - 3.10	2.30 - 3.50	2.20 - 3.00
Rate of increase in salaries	2.00 - 2.50	2.50	2.50 - 3.00	3.00 - 3.10	3.00 - 3.50	3.00 - 3.50
Discount rate	0.50 - 2.30	2.00 - 3.60	2.90 - 3.40	3.80 - 4.30	4.60 - 4.90	2.90 - 4.50

        At December 31, 2014, were the discount rate used to differ by 50 basis points from management's estimates, the carrying amount of pension obligations would be an estimated €28 million lower or €32 million higher, respectively. Were the inflation rate used to differ by 50 basis points from management's estimates, the carrying amount of pension obligations would be an estimated €25 million lower or €27 million higher, respectively. Were the rate of increase in salaries used to differ by 50 basis points from management's estimates, the carrying amount of pension obligations would be an estimated €10 million lower or €11 million higher, respectively.

        Assumptions regarding future mortality experience are set based on actuarial advice in accordance with published statistics and experience.

        These assumptions translate into the following average life expectancy in years for a pensioner retiring at age 65. The mortality assumptions for the countries with the most significant defined benefit plans are set out below:

	Eurozone				UK and other
	2014 Years	2013 Years	2012 Years	2011(1) Years	2014 Years	2013 Years	2012 Years	2011(1) Years
Life expectancy, current pensioners	21 - 22	19 - 23	18 - 23	18 - 23	22	19 - 22	19 - 22	18 - 22
Life expectancy, future pensioners	24 - 25	22 - 24	20 - 26	21 - 25	24	21 - 25	21 - 24	21 - 24

(1)
At January 1, 2012.

        The impact of further increasing the expected longevity for all members by one year would result in an increase in our liability of €10 million at December 31, 2014.

d)
Establishing lives for depreciation purposes of property, plant and equipment

        Long-lived assets, consisting primarily of property, plant and equipment, comprise a significant portion of the total assets. The annual depreciation charge depends primarily on the estimated lives of each type of asset and, in certain circumstances, estimates of fair values and residual values. The directors regularly review these asset lives and change them as necessary to reflect current thinking on remaining lives in light of technological change, prospective economic utilization and physical condition of the assets concerned. Changes in asset lives can have a significant impact on the depreciation and amortization charges for the period. It is not practical to quantify the impact of changes in asset lives on an overall basis, as asset lives are individually determined and there are a significant number of asset lives in use. Details of the useful lives are included in the accounting policy. The impact of any change would vary significantly depending on the individual changes in assets and the classes of assets impacted.

        Impairment tests for items of property, plant and equipment are performed on a CGU level basis. The recoverable amounts in property, plant and equipment are determined based on the higher of value-in-use or fair value less costs to sell.

e)
Exceptional items

        Our income statement and segmental analysis separately identify results before exceptional items. Exceptional items are those that in our judgment need to be disclosed by virtue of their size, nature or incidence.

        We believe that this presentation provides additional analysis as it highlights exceptional items. Such items include, where significant, restructuring, redundancy and other costs relating to permanent capacity realignment, directly attributable acquisition costs, profit or loss on disposal or termination of operations, start-up costs incurred in relation to new furnace builds, major litigation costs and settlements, profit or loss on disposal of assets and impairment of assets. In this regard, the determination of "significant" as included in our definition uses qualitative and quantitative factors which remain consistent from period to period. Management uses judgment in assessing the particular items, which by virtue of their scale and nature, are disclosed in the income statement and related notes as exceptional items. We consider the income statement presentation of exceptional items to be appropriate in our income statement as it improves the clarity of the presentation and is consistent with the way that financial performance is measured by management and presented to the Board and the Chief Operating Decision Maker ("CODM") and in that regard we believe it to be consistent with paragraph 85 of IAS 1, which permits the inclusion of line items and sub-totals that improve the understanding of performance.

Recent accounting pronouncements

        The following standards and amendments to existing standards have been published and are mandatory, for our accounting periods beginning on or after January 1, 2015 or later periods:

Changes in accounting standards and disclosures

(a)
New standards, amendments, improvements and interpretations which are effective for financial periods beginning on or after January 1, 2015 that are applicable to the Company, none of which have been early adopted.

        The following new standards, amendments to existing standards and interpretations effective for annual periods beginning on or after January 1, 2015 have been issued prior to the date of issuance of the financial statements but have not been adopted early by the Company. Management's assessment of the impact of the new standards listed below, on the reported results, combined statement of financial position and disclosures as a result of their adoption in future periods is on-going.

        Annual improvements 2012—These annual improvements amend standards from the 2010 - 2012 reporting cycle. They include changes to:

  •
  IFRS 3, 'Business combinations', which clarifies that an obligation to pay contingent consideration which meets the definition of a financial instrument is classified as a financial liability or equity, on the basis of the definitions in IAS 32, 'Financial instruments: Presentation'. It also clarifies that all non-equity contingent consideration is measured at fair value at each reporting date, with changes in value recognized in profit and loss.

  •
  IFRS 8, 'Operating segments' which is amended to require disclosure of the judgments made by management in aggregating operating segments. It is also amended to require a reconciliation of segment assets to the entity's assets when segment assets are reported.

  •
  IFRS 13, 'Fair value' which amended the basis of conclusions to clarify that it did not intend to remove the ability to measure short term receivables and payables at invoice amounts where the effect of discounting is immaterial.

  •
  IAS 16, 'Property, plant and equipment' and IAS 38, 'Intangible assets' are amended to clarify how the gross carrying amount and the accumulated depreciation are treated where an entity uses the revaluation model.

  •
  IAS 24, 'Related party disclosures' is amended to include, as a related party, an entity that provides key management personnel services to the reporting entity or to the parent of the reporting entity (the 'management entity').

        The impact of the annual improvements 2012 are not expected to have a material effect on the combined financial statements.

        Annual improvements 2013—These annual improvements amend standards from the 2011 - 2013 reporting cycle. They include changes to:

  •
  IFRS 1, 'First time adoptions of IFRS', basis of conclusions is amended to clarify that where a new standard is not mandatory but is available for early adoption a first-time adopter can use either the old or the new version, provided the same standard is applied in all periods presented.

  •
  IFRS 3, 'Business combinations' is amended to clarify that IFRS 3 does not apply to the accounting for the formation of any joint venture under IFRS 11.

  •
  IFRS 13, 'Fair value measurement' is amended to clarify that the portfolio exception in IFRS 13 applies to all contracts (including non-financial contracts) within the scope of IAS 39 or IFRS 9.

        The impact of the annual improvements 2013 is not expected to have a material effect on the combined financial statements.

        Annual improvements 2014—These annual improvements amend standards from the 2012 - 2014 reporting cycle. They include changes to:

  •
  IFRS 5, 'Non-current assets held for sale and discontinued operations'—The amendment clarifies that, when an asset (or disposal group) is reclassified from 'held for sale' to 'held for distribution', or vice versa, this does not constitute a change to a plan of sale or distribution, and does not have to be accounted for as such. This means that the asset (or disposal group) does not need to be reinstated in the financial statements as if it had never been classified as 'held for sale' or 'held for distribution' simply because the manner of disposal has changed. The amendment also explains that the guidance on changes in a plan of sale should be applied to an asset (or disposal group) which ceases to be held for distribution but is not reclassified as 'held for sale.'

  •
  IFRS 7, 'Disclosure—Offsetting financial assets and financial liabilities'—There are two amendments:

  (i)
  Servicing contracts—If an entity transfers a financial asset to a third party under conditions which allow the transferor to derecognize the asset, IFRS 7 requires disclosure of all types of continuing involvement that the entity might still have in the transferred assets. The standard provides guidance about what is meant by continuing involvement. The amendment is prospective with an option to apply retrospectively. There is a consequential amendment to IFRS 1 to give the same relief to first time adopters.

  (ii)
  Interim financial statements—the amendment clarifies that the additional disclosure required by the amendments to IFRS 7 is not specifically required for all interim periods unless required by IAS 34. This amendment is retrospective.

  •
  IAS 19, 'Employee benefits'—The amendment clarifies that, when determining the discount rate for post-employment benefit obligations, it is the currency in which the liabilities are denominated in that is important, not the country where they arise. The assessment of whether there is a deep market in high-quality corporate bonds is based on corporate bonds in that currency, not corporate bonds in a particular country. Similarly, where there is no deep market in high-quality corporate bonds in that currency, government bonds in the relevant currency should be used. The amendment is retrospective but limited to the beginning of the earliest period presented.

  •
  IAS 34, 'Interim financial reporting'—the amendment clarifies what is meant by the reference in the standard to 'information disclosed elsewhere in the interim financial report.' The amendment also amends IAS 34 to require a cross-reference from the interim financial statements to the location of that information. The amendment is retrospective.

        The impact of the annual improvements 2014 is not expected to have a material effect on the combined financial statements.

        IFRS 15, 'Revenue from contracts with customers'—IFRS 15 establishes principles for reporting the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The core principle of IFRS 15 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. IFRS 15 sets out a five step approach for use in applying this principle. The new standard replaces IAS 18, 'Revenue' and IAS 11, 'Construction contracts and related interpretations.' The standard is effective for annual periods beginning on or after January 1, 2017 and earlier application is permitted. The Company has not yet completed its assessment of the impact of IFRS 15.

        IFRS 9, 'Financial instruments'—in July 2014, the IASB published the complete version of IFRS 9, Financial Instruments, which replaces the guidance in IAS 39. It has been completed in a number of phases and includes requirements on the classification and measurement of financial assets and liabilities. It also includes an expected credit losses model that replaces the incurred loss impairment model used presently and hedge accounting amendments released in November 2013. The new standard is effective for accounting periods beginning on or after January 1, 2018 (with retrospective application required) and early application is permitted. The Company has not yet completed its assessment of the impact of IFRS 9.

        Other changes to IFRS have been issued but are not yet effective for the Company. However, they are either not expected to have a material effect on the combined financial statements or they are not currently relevant for the Company.

 BUSINESS

Our Company

        We are a leading supplier of innovative, value-added metal can packaging for the consumer products industry. We supply a broad range of products, including two-piece aluminum and tinplate and three-piece tinplate cans, and a wide range of can ends, including easy open and peelable ends. Many of our products feature high-quality printed graphics, customized sizes and shapes or other innovative designs. These innovative products provide functionality and differentiation and enhance our customers' brands on the shelf.

        We supply metal can packaging to a wide range of consumer-driven end-use categories including food (processed food such as fruit, vegetables, soups, sauces, ready meals and pet food), seafood, aerosols (personal care and household products), nutrition & custom (including dairy and infant nutrition powders, as well as other customized packaging), and paints & coatings. We have dedicated manufacturing facilities and sales teams organized around serving these end-use categories. We enjoy leading positions in nearly all categories in which we compete. Over 80% of our revenue is derived from categories where we believe we hold #1, #2 or #3 positions.

        With approximately 1,300 customers across more than 70 countries, we sell our products to a diverse range of multi-national companies, large national and regional companies, and small local businesses. Our customers include a wide variety of CPGs, including some of the best known brands in the world. Over half of our 2014 revenue was from multi-year contracts, with the balance largely subject to annual arrangements. We have a highly stable customer base, characterized by long standing relationships, including an average relationship of over 30 years with our ten largest customers.

        We operate 54 production facilities in 20 countries and employ approximately 7,300 personnel. Generally, our plants are strategically located to serve our customers, with some facilities located on-site at our customers' filling locations. Our facilities require significant up-front investment, have long useful lives and have relatively modest on-going maintenance capital expenditure requirements. We operate our facilities with a focus on continuous improvement, applying Lean Manufacturing techniques which focus on eliminating waste while delivering quality products at minimum cost and with the greatest efficiency. To supplement our Lean efforts, we formed our OSG to standardize and share best practices across our network of plants.

Our Industry

        The global packaging industry is a large, consumer-driven industry with stable growth characteristics. Within the $800 billion global packaging industry, the metal can packaging market represents a $70 billion market that is comprised of beverage cans (58% of the market), food (including seafood) cans (28%), and specialty cans (14%), according to Smithers Pira*. Within the metal can packaging market, we primarily compete in the food and specialty can sectors, which account for approximately $30 billion of the overall metal can packaging market according to Smithers Pira.* The $20 billion food can sector is a relatively stable market which includes cans for a variety of food, pet food and seafood applications. The food can sector is expected to remain stable on a unit volume basis in our target regions of Europe and North America according to Smithers Pira.* The $10 billion specialty can sector is characterized by a number of different products and applications including specialty, aerosol, and other cans. The specialty can sector is expected to grow in our target region of Europe by 1.8% per annum on a volume basis through 2019 according to Smithers Pira.*

*
Source: Smithers Pira—The Future of Metal Cans to 2019 (Nov. 2014).

        Globally, the metal can packaging industry has benefited from increasing consumer awareness of sustainability, driven by environmental concerns. Metal, including steel and aluminum, differs from other packaging materials, such as paper and plastic, in that it can be recycled repeatedly without any degradation in its performance. We estimate that over 70% of the metal packaging in Europe is recycled. In addition to its recyclability, metal can packaging has additional benefits related to energy usage and emissions. These include the fact that the strength and rigidity of metal cans allows them to be filled at higher speeds. The shelf stable nature of the metal food can also means that refrigeration is not required, thereby resulting in further energy savings in the supply chain, from food producer to end consumer.

        In metal can packaging, customers value functionality, differentiation, sustainability and cost efficiency. The industry is characterized by a significant invested capital base, extensive technology and manufacturing know-how and established customer relationships. Generally, metal can packaging in Europe is characterized by lightweight, three-piece and two-piece cans with easy open or peelable ends that are decorated with printed graphics and other innovative designs. By contrast, metal can packaging in the United States typically features heavier cans with more modest levels of decoration. We believe the U.S. market represents a significant opportunity for the introduction of our products and innovations, including lighter weight cans incorporating our advanced coating solutions, which deliver superior performance and efficiency to our customers, as well as enhancing the end-consumer experience.

        Canned foods continue to have an important role for consumers as a result of their convenience, long shelf life and value proposition. Consumer purchases of canned food in Europe and the United States have been broadly stable between 1997 and 2014. Imports overall are at a low level in Europe and North America but can affect local production in certain sectors (for example, filled canned seafood imports). In developed markets, the industry continues to see a shift towards increased use of value-added features including easy-open ends and high quality graphics.

        In emerging markets, we believe that canned foods have considerable growth potential as incomes increase, modern retail and logistics infrastructure develops and urbanization trends continue. The industry has seen broad based growth in emerging markets and we have positioned ourselves with manufacturing facilities and distribution capabilities to capture growth in some of these regions such as Eastern Europe, Asia and Africa.

        Sales of food packaging are affected by national tastes, preferences and regulations as well as differences in the amount and quality of local agricultural production, which varies seasonally, and according to the weather conditions and the acreage under production each year. Sales of seafood packaging are affected by seasonality and the availability of fish catches.

        Consumption in the infant formula and nutritional powders category has grown in recent years, in particular, as a result of growth in value-added milk formula products for infants in developed markets and to a greater extent, in emerging markets. Sales of customized packaging for certain niche categories such as take home pressurized beer kegs have also seen significant growth as a result of product innovation and changes in consumer trends.

        The aerosols category is driven by increasing living standards and consumer demand for personal care and beauty products, air fresheners and home and industrial improvement products. While this category has grown steadily over time, it has been adversely affected by weaker demand associated with the European economic slowdown. The paints & coatings category is influenced by construction activity and trends in consumer home improvement and do-it-yourself. Growth in this area was also impacted adversely by the European economic slowdown and to a lesser extent, by a switch by manufacturers to plastic containers. The substitution of plastic for metal has been driven principally by cost. Because solvent based paints & coatings products have overriding requirements for metal due to its greater strength and fire resistance, this substitution by plastic appears to have slowed recently.

Our Competitive Strengths

        We believe a number of strengths differentiate us from our competitors, including:

  •
  Leading positions in value-added metal can packaging.  We believe we are one of the leading suppliers of metal can packaging in the world with the capability to supply multi-national CPGs in many parts of the world. We believe we are the #2 supplier of metal cans by value in the European food category, the #1 supplier of metal cans by value in the European seafood, nutrition, paints & coatings, and aerosols categories and the #1 supplier of metal cans by value in the North American seafood category. We believe our scale and reach, focus on innovation, proximity to customers and high level of service underpin our leading positions in these categories.

  •
  A leader in innovating and commercializing metal can packaging solutions.  We have significant expertise in developing products together with our customers and commercializing innovative, value-added metal can packaging solutions, such as easy open ends, Easy Peel® and Easip®, as well as process technologies such as DWI and down-gauging to reduce raw material content. We believe our continued investment in R&D delivers a number of competitive advantages for our business. Our ability to deliver innovative product features, enhanced usability and product differentiation positions us to remain the partner of choice of our customers for new business development projects. Our focus on down-gauging enables us to reduce our manufacturing cost, thereby improving our margins while improving overall economics for our customers. For example, we believe we are a leading manufacturer of the lightest easy open ends in the industry. Our research and laboratory capabilities, utilizing techniques such as electrochemical impedance spectroscopy ("EIS"), ensure that we can effectively manage food safety issues, such as the transition to BPA NIA lacquers, on behalf of our customers, which we believe further strengthens our relationships. Additionally, we use finite elemental analysis ("FEA") to predict in advance the performance of innovations, thereby reducing the cost and time needed to bring these innovations to market. As a result of our focus on innovation, we currently hold and maintain over 50 different patent families, each filed in several countries. These patents cover both design and process information for a range of different products in each jurisdiction. Our new U.S. facilities incorporate many of these innovative technologies.

  •
  Strong customer relationships.  We supply some of the world's best known brands with innovative packaging solutions, and we have been recognized with numerous industry awards including 10 World Star Awards and 27 Cans of the Year Awards since 2005. We offer a diverse range of value-added services to our customers, including can handling, R&D, and engineering services, which support new product development, introduction, production and logistics. We have long-standing relationships with many of our major customers, which include leading multi-national consumer products companies, large national and regional food companies, as well as numerous local companies. More than half of our revenue is under multi-year contracts of between two and ten years. Some of our major customers, with most of whom we have long-term relationships, include AkzoNobel, Big Heart Pet Brands, Bumble Bee Seafoods, ConAgra Foods, Danone, Heineken, H.J. Heinz, L'Oréal, Mars, Mead Johnson, Nestlé, Procter & Gamble, Reckitt Benckiser and Unilever. The average length of relationship with our top 10 customers is more than 30 years. We believe the total value proposition we offer, in the form of product quality, reliability, innovation, customer service and geographic reach, positions us to grow our business alongside our customers.

  •
  Significant scale and well-invested asset base.  We operate 54 strategically-located production facilities in 20 countries. Since 2012, we have focused on optimizing our footprint through targeted plant closures, plant consolidations and relocation of production lines for can components to lower cost regions in Eastern Europe. Through the end of 2014, we had invested

    $200 million in two new can-making facilities in Roanoke, Virginia and Reno, Nevada as well as a significant expansion of our Conklin, New York can ends plant. The new facilities currently manufacture two-piece cans utilizing high output DWI technology as well as three-piece cans and have significant additional capacity to supply new and existing customers. These facilities supply substantially all of the U.S. food can requirements of a major U.S. customer pursuant to a long-term contract, and we expect these investments will provide us with attractive returns.

  •
  Focus on operational excellence.  We operate a large asset base dedicated to efficient manufacturing and cost-effective production. We employ Lean Manufacturing to continually drive further improvements in productivity, cost, quality, spoilage and safety. We also focus on reducing our costs of procurement and selling, as well as general and administrative functions. We seek to improve the quality of our products and processes through focused investment in new technology. We have established our OSG, which is comprised of technical experts, to support our plants and to drive standardization and sharing of best practices. We also conduct regular reviews of our manufacturing operations, where we measure performance and track progress on initiatives relating to safety, quality, productivity, capital expenditure, working capital and other areas leading to improved financial results. These system wide evaluations have driven strategic decisions regarding our asset base.

  •
  Attractive margin and strong cash flow generation.  We believe our business has attractive margins and strong cash flow characteristics. We are generally able to pass through changes in our cost of raw materials through price adjustments in long-term contracts or through disciplined price setting in our shorter-term contracts. We promote a culture of accountability and focus on cost reduction from senior management through to the plant floor. Additionally, we believe our disciplined approach to capital expenditure, combined with the limited requirement for on-going maintenance capital expenditure that is characteristic of our industry, contribute to our strong cash flow generation. Adjusted EBITDA for the year ended December 31, 2014 was €246 million and, excluding U.S. Expansion Capex, our capital expenditure for the year ended December 31, 2014 was €45 million.

  •
  Proven track record of successful acquisitions, integration and disciplined capital deployment.  We have grown our business through a series of acquisitions over the past 15 years and have successfully integrated these acquired businesses to achieve our current scale and competitive positions. We view sourcing, negotiating, acquiring and integrating businesses as a core competency of our Company. While our business currently enjoys leading positions in many end-use categories, we believe there are opportunities for future growth through acquisition and strategic investments, similar to our two new plants in the United States, where we invested with the expectation that we will achieve attractive returns.

  •
  Experienced and highly focused management team with a proven track record.  Our senior management team is highly experienced in the metal can packaging industry. They have a proven ability to innovate for our customers, manage costs, adapt to changing market conditions, acquire and integrate businesses, and invest in our Company, all of which contribute to our Adjusted EBITDA growth and cash generation.

Our Strategy

        We intend to leverage our leading positions in value-added metal can packaging to increase our Adjusted EBITDA and cash flow in order to reduce our financial leverage and increase shareholder value. We seek to achieve this objective by pursuing the following strategies:

  •
  Continue to drive Adjusted EBITDA and cash flow generation.  We carefully assess the potential for Adjusted EBITDA growth and cash flow generation when we evaluate our operations and consider new investments in our business. We will seek to leverage our leading positions to grow revenue with new and existing customers, improve our efficiency, and reduce our costs. We will continue to take decisive actions with respect to our assets, invest in our business and manage our capital expenditure and working capital to grow our Adjusted EBITDA and increase our cash flow.

  •
  Leverage our product innovations to meet customer needs.  Our customers use packaging to differentiate their products on the shelf, strengthen their brands and meet evolving food safety requirements. We will continue to leverage our dedicated R&D center and our track record of innovation to add value for our customers. We employ processes such as EIS and FEA to ensure that safe, reliable and cost-efficient products are offered to our customers. We intend to continue to invest in new product development and innovations to drive the growth of our business, deepen our customer relationships and enhance our overall profitability.

  •
  Continue to focus on optimizing our manufacturing footprint and operational excellence.  Our goal is to be the most cost-efficient producer of metal can packaging in our target categories. We continually seek to optimize our manufacturing footprint by locating can assembly lines in close proximity to our customers and by relocating component manufacturing lines, where appropriate, to lower cost regions such as Eastern Europe. Within our plants we promote a culture of continuous improvement and employ Lean Manufacturing to continually drive further improvements in productivity, cost, quality, spoilage and safety. We believe these actions will enhance our total value proposition and reduce costs, while improving our capital efficiency and return on capital.

  •
  Selective investments in our business.  We have achieved our current competitive position by pursuing strategic investment opportunities with attractive financial characteristics, rather than pursuing market share gains at the expense of operating margins. We will continue to evaluate investments in our business in line with our strategic objectives. We may selectively explore business opportunities with new and existing customers in our current and new end-use categories and regions. We expect these investments, including our recent investments in the United States and other projects, to contribute to our Adjusted EBITDA growth and deliver attractive return on capital.

  •
  Opportunistically pursue strategic value-enhancing acquisitions.  We believe our core competencies include acquisitions, business integration and synergy capture. We have successfully acquired and integrated a number of businesses and we will continue to prudently evaluate potential acquisitions on a disciplined basis, in keeping with our stringent investment criteria.

Our Operations

        We conduct our operations through two business segments: Europe and North America.

Europe

        Our Europe segment includes the supply of metal cans to customers in the food and specialties sectors. The European segment includes the "rest of the world" which in the aggregate accounted for 4% of total revenue by origin in 2014 and 2013 (5% in 2012). In 2014, Europe accounted for total revenue of €1,668 million, Adjusted EBITDA of €228 million and operating profit of €88 million.

        Food.    We are the second largest supplier of food cans in Europe, which includes cans for fruit, vegetables, soups, sauces, ready meals and pet food, with an estimated share of approximately 25% by value. The majority of the products are retorted cans for shelf-stable, heat processed foods. Customers are primarily food producers and the category is characterized by large volumes of standardized two and three-piece cans. Our customers produce a combination of branded and private label products. We are the market leader in Europe supplying two-piece DWI cans. The DWI food can-making process is similar to that used in the production of beverage cans, where a cup is formed directly from a coil of tinplate and is passed through a series of ironing rings to reduce the diameter of the cup while increasing the height, ultimately producing the finished can. This process means that a two-piece can has advantages in terms of time, cost and quality compared to a traditional three piece can. The DWI manufacturing process for can production is particularly suited to high-volume single specification requirements. In addition, we have also successfully introduced more sophisticated, differentiated cans and we are a major player in the growing, higher margin market for easy open, Easy Peel® and Easip® can ends. Products are primarily manufactured from tinplated steel, although the food business also uses tin free steel and aluminum for certain value added products.

        Seafood.    We believe we are a leading supplier of cans in the seafood category, with an estimated European share of approximately 29% by value. Revenue from this category is primarily based on sales of printed and shaped, differentiated, aluminum and steel containers, with easy open ends and, increasingly, Easy Peel® closures. We increasingly serve multinational customers as well as many smaller customers in Europe, Asia and Africa. In recent years we have focused on developing the global reach of our business in the seafood category, with investments in South Korea, Morocco, Spain and Thailand.

        Aerosols.    We are the largest supplier of aerosol cans in Europe, with a share of approximately 25% by value of the aerosol category and, within that category, an approximately 30% share by value of three-piece tinplate aerosol cans and 20% share by value of aluminum impact extrusion monobloc aerosol cans. We supply a wide range of sizes, specifications and shapes to many of the leading aerosol brands and contract fillers and have extensive geographic coverage in Europe, with plants in nine countries, including a significant presence in Eastern Europe. The majority of our products are printed using our extensive in house print facilities including Flexidec®, which promotes enhanced printing capabilities.

        Nutrition & Custom.    We are a global supplier, with a leading position in Europe, of cans to the specialist markets of infant formula, nutritional powders and other powdered food products. In particular, we offer a leading range of re-closable cans and of our exclusive Easy Peel® and Direct Peel® membrane systems as well as our scoop-out solutions and customized ends. Our position in this category is long-established and was expanded with our 2003 acquisition of Nestlé's facility at Hjørring, Denmark, which together with a sister plant in the Netherlands mainly produce peelable ends and closures. We have also recently invested in capacity expansion at Leeuwarden, the Netherlands, to serve demand from multinational customers driven by emerging market consumption of infant nutrition formula. We also have a leading position in Europe in certain niche end-use categories such as multi-serve five liter beer kegs, a category which is currently growing.

        Paints & Coatings.    We believe we are the largest supplier of metal cans for paints & coatings in Europe with a share of approximately 17% by value. Cans are mainly printed in house and include the use of Flexidec®, while containers are supplied for paint and wood varnish for professional and do it yourself decorators, as well as for lacquers, automotive paints, marine coatings and chemicals. The bulk of our sales are to paints & coatings industry leaders in the United Kingdom, Germany and the Netherlands. Products are normally steel based and include a wide variety of sizes, closures and specifications.

North America

        Our North America reporting segment includes the supply of metal containers to customers in the food (including pet food) and seafood categories. North America accounted for total revenue of €182 million, Adjusted EBITDA of €18 million and an operating loss of €18 million in 2014.

        Food.    We have significantly increased our business in the food category with the recent completion of our strategic investment in two new can-making facilities in Roanoke, Virginia and Reno, Nevada as well as a significant expansion of our Conklin, NY can ends plant. In early 2015, these plants began supplying substantially all of the U.S. food can requirements of a major U.S. food producer, pursuant to a long-term contract, with two-piece cans manufactured with our high output DWI technology, as well as three-piece cans. We estimate that with this increased capacity we can become the number three player in the North American food can category.

        Seafood.    We believe we are the leader in the seafood can category. Most of our sales are derived from long-term contracts with four major customers.

Our Products

        We develop and manufacture a wide range of products to meet the specific needs of customers, utilizing different manufacturing technologies, sizes, shapes, closure systems, print characteristics, coatings and other features. Our products are designed to help customers differentiate their brands. Our products range from highly specialized cans with high-quality graphic designs, a wide range of shapes and special convenience features, such as easy open ends, Easy Peel® and Easip® peelable lids and Direct Peel® membranes, to round, undecorated cans in standard sizes.

        Products incorporating specialized, value added features also include consumer-friendly shaped and printed aluminum bowls with Easy Peel® or Easip® lids, for retorted products such as seafood salads, customized cans with Easy Peel® or Direct Peel® moisture proof internal membranes for dry food products, such as powdered instant beverage products and dry snacks, and five liter pressurized beer kegs.

        A significant portion of our revenues are derived from printed products. We have developed particular expertise in pre-distortion printing for two-piece cans (printing on the flat sheet prior to punching) and in the use of special colors and pre-press methods to enhance print quality and reduce the costs of printing sheets for three-piece cans. In addition, we produce using Dprint® and Flexidec® short-run print technologies, allowing cost-effective and timely production of small orders for printed products, thereby increasing our customers' flexibility in responding to market requirements.

Our Customers

        We offer metal can packaging for a wide range of consumer products to national and international customers in Europe, North America, Asia and Africa.

        We supply leading manufacturers in each of the end-use categories we serve, including AkzoNobel, Big Heart Pet Brands, Bumble Bee Seafoods, ConAgra Foods, Danone, H.J. Heinz, L'Oréal, Mars, Mead Johnson, Nestlé, Procter & Gamble, Reckitt Benckiser and Unilever, among others.

        Major consumer brands packaged in our containers include Adidas, Airwick, Ambipur, Axe, Bonduelle, Bumble Bee, Chef Boyardee, Dulux, Enfamil, Friskies, Green Giant, Heinz, Hunts, John West, Johnson Wax, Milupa, Nan, Nivea, Nutrilon, Pedigree, Pringles, Rexona, Schwarzkopf, Saupiquet, Taft and Wella.

        For the year ended December 31, 2014, no single customer represented more than 5% of our revenue, and our ten largest customers accounted for approximately 32% of our revenue (2013: 5% and 33%, respectively). As a result of our recent strategic growth investment in North America and the related long-term contract, this percentage is expected to increase.

        Over half of our 2014 revenue was from multi-year contracts, ranging from two to ten year terms. These benefit customers seeking medium-term security of supply and price stability. For us, they represent more predictable future cash flows and generally provide for the recovery of metal price increases and, in most cases, all or most of inflation of variable costs such as coatings. In addition, with multi-year relationships both parties can work to streamline the product, service and supply process, leading to significant cost reductions and improvements in product and service.

        The balance of our revenue is largely subject to annual arrangements. We have a highly stable customer base, characterized by long-standing relationships, including an average relationship of over 30 years with our ten largest customers. We believe that the spread of our activities, both geographically and across categories, mitigates the risk that the loss of any one customer would have a material adverse effect on our business as a whole.

        Our North American operations supply a range of food, seafood and pet food products to major customers in the United States and Canada, with whom we have long-term supply arrangements. Over 80% of North American revenue in 2014 was derived from customers under multi-year contracts. These long-term contracts have full cost pass through clauses that protect us from input cost changes.

Our Competitors

        While competition for value-added cans is based on quality, innovation and customer service, competition for high volume, undifferentiated cans is based primarily on price. The relative proximity of service plants to customers is also a competitive factor, as transporting formed cans beyond a certain distance generally becomes uneconomical. Competition is therefore often regional rather than national or international and also varies by can size and specification, depending on regional competitors' capabilities. Customer requirements are becoming more demanding, which we believe will benefit manufacturing companies with multinational coverage, a competitive cost base, high quality products, outstanding customer service and a broad product portfolio.

Europe

        Our major competitor in the European metal can packaging market is Crown Holdings, Inc. In addition, there are a number of smaller regional producers, who often compete within individual end-use categories or in individual regions or countries of Europe.

North America

        In food and pet food cans, Silgan Holdings, Inc. is our main U.S. competitor, and other competitors include Crown Holdings, Inc. and Ball Corporation. We are the North American leader in the seafood category, and production in the rest of the category is relatively fragmented.

Manufacturing and Production

        We have 54 production facilities in 20 countries. The following table sets out a summary of our production facilities as of December 31, 2014.

Location	Number of Production Facilities
France	8
Germany	6
Netherlands	5
Other European countries(1)	24
North America(2)	7
Rest of the world(3)	4

(1)
Includes facilities in the following countries: Czech Republic, Denmark, Hungary, Italy, Latvia, Poland, Romania, Russia, Spain, the United Kingdom and Ukraine.

(2)
Through the end of 2014, we had invested $200 million in two new can-making facilities in Roanoke, Virginia and Reno, Nevada as well as a significant expansion of our Conklin, New York can ends plant.

(3)
Includes facilities in the following countries: South Korea, Morocco, the Seychelles and Thailand.

Raw Materials and Suppliers

        The principal raw materials we use in our production process are steel (in both tinplated and tin free forms), aluminum, coatings and lining compounds. In 2014, approximately 60% of total raw materials costs related to tinplated steel and tin free steel and approximately 20% of our total raw materials costs related to aluminum. Our major steel suppliers include ArcelorMittal, Rasselstein, U.S. Steel, Tata Steel, Dongbu Steel and Baosteel.

        We continuously seek to minimize the effective price of raw materials and reduce exposure to price movements in a number of ways, including the following:

  •
  benefiting from the scale of our global metal purchasing requirements, to achieve better raw materials pricing than smaller competitors;

  •
  entering into variable priced pass-through contracts with customers in which selling prices are indexed to the price of the underlying raw materials;

  •
  continuing the process of reducing steel and aluminum thickness (down-gauging);

  •
  continuing the process of reducing spoilage and waste in manufacturing;

  •
  rationalizing the number of both specifications and suppliers; and

  •
  hedging the price of aluminum ingot and the related euro/U.S. dollar exposure.

        We typically purchase steel under one-year contracts with prices that are usually fixed in advance. Agreements are generally negotiated late in the year for effect from the beginning of the following calendar year. Despite significant reductions in steel production capacity in Europe and North America over the past few years, we believe that adequate quantities of the relevant grades of packaging steel will continue to be available from various producers and that we are not overly dependent upon any single supplier.

Research and Development

        Our established award winning R&D activity is concentrated at our 45,000 square foot Crosmières, France R&D facility, with approximately 60 R&D professionals who have expertise in areas including food science, metallurgy and design. These specialists focus on three main areas: (i) innovations that improve product design, differentiation and usability; (ii) down-gauging to generate cost savings; and (iii) developments to anticipate and address evolving food safety standards and regulations.

        We believe that our long-established customer centric approach to R&D provides us with a competitive advantage in the markets in which we participate. Through this platform we have developed numerous award winning innovations, as evidenced by our portfolio of over 50 different patent families, each filed in multiple jurisdictions. New product innovations include shaping effects which differentiate our customers' brands on the shelf, as well as new designs for easy open ends, OptiLift®, Easy Peel® and Easip® lids and shaped aerosols, all of which add convenience to the end-consumer experience.

        In addition to innovations targeted at improving the usability and convenience of our customers' products, our ongoing R&D initiatives allow us to offer our customers material cost savings through lighter weight and more sustainable packaging options. We believe we are a leading manufacturer of the lightest easy open ends in the industry, and since 2000 we have reduced the metal thickness of our easy open ends by approximately 15%.

        Our focus on anticipating and addressing evolving health, safety and regulatory trends is demonstrated by our becoming a market leader in offering BPA NIA lacquers to our customers in Europe and North America. Furthermore, our innovations in areas such as shaping of metal cans acts as a mitigating factor to counterfeiting, thereby enhancing food security.

        In addition to working with our customers to develop more convenient and cost efficient packaging solutions, which anticipate and address evolving regulatory trends, we also offer process enhancement technologies to our customers. These include finite element analysis, which uses advanced computer modeling to determine the characteristics of the product ahead of production, which reduces the cost and time needed to bring to market these innovations. We also utilize EIS to perform reliable short term evaluations of the long-term performance of our products.

        Our Crosmières facility, which includes prototype DWI and end lines, supports efficient new product introductions for us and our customers, and enables us to reduce the impact of new product introductions in our production plants by minimizing plant disruptions from such introductions.

        We also assist our customers to develop a process approach to their metal can packaging requirements. These initiatives are designed to support customers' efforts to differentiate their products to the end user, as well as to enable us to better allocate our development resources towards those projects that are most valued by our customers.

Sales and Marketing

        In Europe, our sales teams are structured with a focus on specific end-use categories. They are led by sales directors, who have regional or country-specific responsibility and report to commercial directors. Our commercial directors are responsible for all commercial activities, including technical services of a particular category and report to our Chief Commercial Officer, who is based in Deventer, the Netherlands. In North America, our sales team reports to our Vice President, Sales and Technical Services, who reports to our North America Chief Executive Officer.

        Our broad sales coverage is augmented by a geographically dispersed marketing team which aims to promote our company, products and industry. In addition, we continually research key market trends and work alongside our R&D center to identify opportunities to innovate superior metal can packaging solutions for our customers.

Organizational Structure

        The Company was formed to acquire the Ardagh Metal Packaging Business which, following the Separation, will trade as the Oressa Metal Packaging Business. The Company has no assets or liabilities, other than those associated with its formation, and will conduct no operations until the completion of this offering. The following table provides information relating to the operating subsidiaries constituting the metal packaging division of Ardagh as of December 31, 2014, which will become subsidiaries of the Company upon completion of this offering (except as noted in note 1 below) and will change their names appropriately:

Company	Country of incorporation
Ardagh Metal Packaging Canada Ltd	Canada
Ardagh Metal Packaging Czech Republic sro	Czech Republic
Ardagh Metal Packaging Hjørring A/S	Denmark
Ardagh Aluminium Packaging France SAS	France
Ardagh MP West France SAS	France
Ardagh Metal Packaging France SAS	France
Ardagh Metal Packaging Germany GmbH	Germany
Ardagh Germany MP GmbH	Germany
Ardagh Aluminium Packaging Hungary Kft	Hungary
Ardagh Metal Packaging Hungary Kft	Hungary
Ardagh Group Italy S.r.l.(1)	Italy
Ardagh Metal Packaging Latvia SIA	Latvia
Ardagh Metal Packaging Morocco SAS	Morocco
Ardagh Aluminium Packaging Netherlands B.V.	Netherlands
Ardagh Metal Packaging Netherlands B.V.	Netherlands
Ardagh Metal Packaging Poland Sp. z o.o.	Poland
Ardagh Metal Packaging Buftea SA	Romania
Ardagh Metal Packaging Kuban LLC	Russia
Ardagh Metal Packaging Rus LLC	Russia
Ardagh Metal Packaging (Seychelles) Ltd	Seychelles
Ardagh Metal Packaging Korea Chusik Hoesa	South Korea
Ardagh Metal Packaging Iberica S.A.	Spain
Borisat Royal Ardagh Chamkad (Royal Ardagh Limited)(2)	Thailand
Ardagh Metal Packaging Ukraine LLC	Ukraine
Ardagh Metal Packaging UK Limited	United Kingdom
Ardagh Metal Packaging USA Inc.	United States

(1)
Ardagh Group Italy S.r.l. includes both metal can packaging and glass packaging operations in Italy. Following the Separation, its metal can packaging operations will be conducted through a newly-formed subsidiary of the Company.

(2)
We hold 55% ownership interest in this subsidiary. Except as otherwise noted, all of our material subsidiaries are wholly-owned.

History and Development

        With our lineage tracing back to 1880, our Company was largely formed by the merger of Pechiney S.A.'s European metal packaging operations and Schmalbach-Lubeca A.G. in 1997. We have grown our business through a series of acquisitions over the past 15 years, and have successfully integrated these acquired businesses to achieve our current scale and market positions. Our strategy has been to acquire metal can packaging businesses, with a particular focus on growth sectors and/or new geographies. Such acquisitions have allowed us to grow total sales and position ourselves for additional sales growth and in many cases to achieve significant cost and technical synergies. In recent years, we have played a major role in the consolidation of the global metal can packaging industry.

        Since 2000, we have made a number of acquisitions, divestments, alliances, joint ventures and invested in greenfield projects to strengthen our position in selected segments, including the following select transactions:

          In 2000, we acquired Ferembal S.A. in France, and acquired the in-house can-making assets of the H.J. Heinz group in North America.

          In 2003, we acquired Nestlé's peelable end and closure making facility dedicated to the infant nutrition market at Hjørring, Denmark.

          In 2005, we acquired Alcan's can-making facility at Sutton-in-Ashfield, U.K., one of the U.K.'s leading suppliers of DWI cans.

          In September 2006, we acquired the European operations of US Can Corporation.

          The following year, we also acquired the can making interests of Amcor in Australia and New Zealand. Amcor's former business was subsequently sold to Jamestrong Australasia Holdings Pty. Ltd. in December 2014.

          In January 2008, we commenced production at a new plant on a greenfield site near Casablanca, Morocco, producing cans for the seafood market.

          In August 2009, we created a joint venture, now Royal Ardagh, in Thailand for aluminum seafood cans. In September, we commenced production of cans at a new facility in Ham An, South Korea.

          In September 2009, we commenced the construction of a new greenfield plant at Conklin, New York, United States. The new plant specializes mainly in the production of easy open ends and commenced production in 2010. Capacity at the Conklin plant was significantly expanded in 2014.

          In December 2010, Ardagh acquired 100% of the equity interests of Impress Group for a total purchase price of €1.7 billion. The businesses acquired by Ardagh in this acquisition now comprise the core activities of our Company.

          In April 2011, we acquired FiPar, a company engaged in the production of metal packaging for the food and aerosol markets in Italy and Greece. The Greek operations were subsequently divested in 2013.

          In March 2012, we acquired Boxal France SAS, Boxal Netherlands BV and the assets of Szenna Pack Kft. in Hungary from Exal Corporation. Boxal is a manufacturer of aluminum aerosol containers for the cosmetics, pharmaceuticals, food and beverage industries.

          Through the end of 2014, we had invested $200 million in two new can-making facilities in Roanoke, Virginia and Reno, Nevada as well as a significant expansion of our Conklin, New York can ends plant. These two new plants currently manufacture primarily two-piece DWI cans as well as three-piece cans and have been operational since January 2015. During 2014, we disposed of a small business in American Samoa to further streamline our North American operations.

Employees

        As of December 31, 2014, we had approximately 7,300 personnel worldwide. In addition, during the summer seasonal peak, we employ a number of temporary staff. Approximately 1,300 employees are located in the Netherlands, 1,250 are located in France, 1,200 are located in Germany, 750 are located in Italy and 570 are located in the United States, with the rest of the employees located across our other global locations.

        We strive to maintain a safe working environment for all of our employees, with safety in the workplace a key objective for all of our employees, measured through individual accident reports, detailed follow up programs and key performance indicator reporting.

        The majority of our employees are members of labor unions. We generally negotiate national contracts with our unions, with variations agreed at the local plant level. Most such labor contracts have duration of one to two years. We believe our relationship with our labor unions is good.

        We established a European Works Council ("EWC") in compliance with EU directives. The EWC acts as a communications conduit and consultative body between us, our EU subsidiaries and our employees.

Environmental, Health and Safety and Product Safety Regulation

        Our activities are regulated under a wide range of international, national, provincial, regional and local laws, ordinances and regulations and other legal requirements concerning the environment, health and safety and product safety in each jurisdiction in which we operate.

        The principal environmental issues facing us include the impact on air quality through emissions from our plants; the environmental impact of the disposal of water used in our production processes; and the potential contamination and subsequent remediation of land, surface water and groundwater arising from our current and former operations and facilities.

        The European Union's regulation concerning REACH places onerous obligations on the manufacturers and importers of substances, preparations and articles containing chemicals and may affect our ability, as a downstream user of certain chemicals, to continue to source those chemicals used in the manufacture of metal can packaging or may affect the price of such substances.

        Governmental authorities have the power to enforce compliance with their laws and regulations, and with the conditions of permits, and violations which may result in criminal, civil and administrative liabilities and sanctions (including criminal fines and penalties and also liability for directors, managers, secretaries or other similar officers). We believe that we are in substantial compliance with our permits and with all material environmental laws and regulations.

        We are an enthusiastic supporter of recycling programs. Packaging used for food products must be safe for consumption and is subject to limitations on the extent to which packaging material components may migrate into packaged foods, which may become more stringent in the future. We design our food packaging products to satisfy U.S., EU, other national regulations and individual Member State requirements.

        Certain food safety concerns have come to the forefront for consumers, governmental bodies, and companies as a result of real or perceived health considerations related to BPA. Recently, the French government banned the use of BPA in coatings used in all cans manufactured in, or imported to, France. Although studies have periodically re-iterated that levels of BPA commonly found in metal cans do not pose a threat to human health, there is an increasing trend among governments and health regulators to assess whether or not to regulate BPA exposure. Our R&D center at Crosmières has, in conjunction with our suppliers, developed and introduced alternate coatings which qualify for BPA NIA designation. We believe demand for these products will increase, as food producers seek to address their customers' concerns. We believe that we are well-placed to take advantage of this shift, and our ability to offer such products was a key factor in securing our long-term contract with a major U.S. customer in 2013.

        Based on the currently known conditions, we do not believe that any pending or likely remediation and compliance costs will have a material adverse effect on our business, financial condition and results of operations.

Legal Proceedings

        A national competition authority in Europe has initiated an antitrust investigation involving metal can packaging manufacturers including Ardagh. Given the early stage of the investigation, it cannot reasonably be assessed what actions or costs, if any, the process will ultimately result in.

        We are a party to various other legal proceedings involving routine claims which are incidental to our business. Although our legal and financial liability with respect to such proceedings cannot be estimated with certainty, we believe that any ultimate liability would not be material to our financial position, results of operations or cash flows.

 MANAGEMENT

Officers and Directors

        Set forth below is information concerning our current officers and directors as of the date of this prospectus. Niall Wall is the brother of David Wall and both are brothers of the wife of Paul Coulson. There are no other family relationships among the executive officers or between any executive officer or director. Our executive officers are appointed by the board of directors to serve in their roles. Each executive officer is appointed for such term as may be prescribed by the board of directors or until a successor has been chosen and qualified or until such officer's death, resignation or removal. Unless otherwise indicated, the business address of all of our executive officers and directors is 10 Portman Square, London, W1H 6AZ, United Kingdom.

Name	Age	Position
Paul R. Coulson	63	Chairman
David Wall	46	Chief Executive Officer and Director
Stefan Siebert	47	Chief Financial Officer
Niall J. Wall	52	Director
David Matthews	51	Director

Backgrounds of Our Current Officers and Directors

  Paul Coulson

        Paul Coulson became Chairman of Ardagh in 1998 and has led the transformation of Ardagh from a small, single plant operation into a leading global packaging company. Over the past 35 years Mr. Coulson has been involved in the creation of a number of businesses, including Yeoman International, which he set up and developed into a significant leasing and structured finance business, Fanad Fisheries, a leading Irish salmon farming company and Sterile Technologies, a medical waste management company. Mr. Coulson graduated from Trinity College Dublin, Ireland with a business degree in 1973 and qualified as a Chartered Accountant with Price Waterhouse in 1976.

  David Wall

        David Wall was appointed Chief Executive Officer of the Ardagh Metal Packaging division in 2011. Mr. Wall joined Ardagh in 2008 as CEO of the Glass Engineering division and also held the role of Head of Integration at Ardagh. Prior to joining Ardagh, Mr. Wall was CEO of Allfinanz, an international software and services company which was sold to Munich Re in 2007. Mr. Wall qualified as a Chartered Accountant with Price Waterhouse and also holds an MBS from UCD Smurfit Business School, Dublin, Ireland and a BA in Economics from University College Dublin, Ireland. Mr. Wall is a board member of EMPAC, the European Metal Packaging Association.

  Stefan Siebert

        Stefan Siebert was appointed Chief Financial Officer of the Ardagh Metal Packaging division in 2015, having served as Chief Financial Officer of its Europe division since 2011. Prior to that, Mr. Siebert held a variety of financial roles in the Ardagh group, including Division Controller for the Specialties business between 2001 and 2011. Mr. Siebert joined Schmalbach-Lubeca, a predecessor of the Ardagh Metal Packaging division, in 1984. Mr. Siebert has a diploma in Business Administration from the University of Applied Sciences in Rendsburg, Germany.

  Niall Wall

        Niall Wall was appointed Chief Executive Officer of Ardagh in 2007. Prior to joining Ardagh, Mr. Wall was CEO of a number of diverse businesses, including, most recently, Sterile Technologies,

which was sold to Stericycle, Inc. in 2006. Prior to its sale, Sterile Technologies had been developed into the leading medical waste management company in the United Kingdom and Ireland. Mr. Wall is the current Vice-President of FEVE, the European Container Glass Federation.

  David Matthews

        David Matthews was appointed Chief Financial Officer of Ardagh in 2014. Prior to joining Ardagh, Mr. Matthews held various senior finance positions at DS Smith plc and at Bunzl plc. Mr. Matthews qualified as a Chartered Accountant in 1989 with Price Waterhouse in London and holds an Engineering degree from the University of Southampton, United Kingdom.

Controlled Company

        We intend to apply to list the Class A common shares offered in this offering on the NYSE. Ardagh will control more than 50% of the voting power of our common shares following the completion of this offering, so under the NYSE's current listing standards, we would qualify for and intend to avail ourselves of the controlled company exception under the corporate governance rules of the NYSE. Accordingly, as a controlled company, we would not be required to have (1) a majority of "independent directors" on our board of directors, (2) a compensation committee and a nominating and governance committee composed entirely of "independent directors" as defined under the rules of the NYSE or (3) an annual performance evaluation of the compensation and nominating and governance committees. The controlled company exception does not modify the independence requirements for the audit committee, which require that our audit committee be composed of at least three members, a majority of whom will be independent within 90 days from the date of this prospectus and each of whom will be independent within one year from the date of this prospectus. Upon the completion of this offering, our board of directors will establish an audit committee that consists of at least three directors who are not otherwise affiliated with either us or Ardagh.

Board of Directors

Composition of Our Board of Directors

        At incorporation, our board of directors consisted of four members. Upon completion of this offering, we expect that our board of directors will consist of nine members. Following this offering, our bye-laws will provide that our board of directors consists of no less than seven or more than twelve persons. The exact number of members on our board of directors will be determined from time to time by resolution of our board of directors.

        Immediately following the completion of this offering, we expect that at least three members of our board of directors will be "independent" under the rules of the NYSE.

Experience of Directors

        We expect our board members collectively will have the experience, qualifications, attributes and skills to effectively oversee the management of the Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing the Company, a willingness to devote the necessary time to board duties, a commitment to representing the best interests of the Company and a dedication to enhancing shareholder value.

Committees of the Board of Directors

        Upon the completion of this offering, our board of directors will have four standing committees: an executive committee, an audit committee, a compensation committee and a nominating and governance committee. The members of each committee will be appointed by the board of directors and serve until their successors are elected and qualified, unless they are earlier removed or resign. Each of the committees will report to the board of directors as it deems appropriate and as the board may request. The composition, duties and responsibilities of these committees are set forth below. In the future, our board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Executive Committee

        Upon the completion of this offering, the board of directors will establish an executive committee that will oversee the management of the business and affairs of the Company. Paul Coulson and                will serve on the executive committee upon the completion of this offering, with Paul Coulson serving as the chair of the executive committee.

Audit Committee

        Upon the completion of this offering, our board of directors will establish an audit committee that consists of at least three directors who are not otherwise affiliated with either us or Ardagh. In compliance with NYSE rules, we expect our audit committee will include at least three members, all of whom will be independent. We expect that our board of directors will determine that each of these members will be "financially literate" under the rules of the NYSE.

        Our audit committee will, among other matters, oversee (1) our financial reporting, auditing and internal control activities; (2) the integrity and audits of our financial statements; (3) our compliance with legal and regulatory requirements; (4) the qualifications and independence of our independent auditors; (5) the performance of our internal audit function and independent auditors; and (6) our overall risk exposure and management. Duties of the audit committee will also include the following:

  •
  annually review and assess the adequacy of the audit committee charter and the performance of the audit committee;

  •
  be responsible for recommending the appointment, retention and termination of our independent auditors and determine the compensation of our independent auditors;

  •
  review the plans and results of the audit engagement with the independent auditors;

  •
  evaluate the qualifications, performance and independence of our independent auditors;

  •
  have sole authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof and the fees therefor;

  •
  review the adequacy of our internal accounting controls; and

  •
  meet at least quarterly with our executive officers, internal audit staff and our independent auditors in separate executive sessions.

                    ,             and            will serve on the audit committee upon the completion of this offering, with            serving as the chair of the audit committee. The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. The board of directors has determined that            qualifies as an "audit committee financial expert," as such term is defined in the rules of the SEC. The designation does not impose on             any duties, obligations or liabilities that are greater than those generally imposed on members of our audit committee and our board of directors. Our board of directors will adopt a written charter for the audit committee, which will be available on our corporate website at            upon the completion of this offering. The information on our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

Compensation Committee

        Upon the completion of this offering, our compensation committee will consist of            ,             and            .             will serve as the chair of the compensation committee. Because we will be a controlled company under the rules of the NYSE, our compensation committee is not required to be independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the compensation committee accordingly in order to comply with such rules.

        The compensation committee will have the sole authority to retain, and terminate, any compensation consultant to assist in the evaluation of employee compensation and to approve the consultant's fees and the other terms and conditions of the consultant's retention. The compensation committee will, among other matters:

  •
  assist our board of directors in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans;

  •
  administer, review and make recommendations to our board of directors regarding our compensation plans;

  •
  annually review and approve our corporate goals and objectives with respect to compensation for executive officers and, at least annually, evaluate each executive officer's performance in light of such goals and objectives to set his or her annual compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by our board of directors;

  •
  provide oversight of management's decisions regarding the performance, evaluation and compensation of other officers; and

  •
  review our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking and review and discuss, at least annually, the relationship between risk management policies and practices, business strategy and our executive officers' compensation.

Nominating and Governance Committee

        Upon the completion of this offering, our nominating and governance committee will consist of            ,             , and             will serve as the chair of the nominating and governance committee. Because we will be a controlled company under the rules of the NYSE, our nominating and governance committee is not required to be independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of our nominating and governance committee accordingly in order to comply with such rules. The nominating and governance committee will, among other matters:

  •
  evaluate the independence of directors and nominate individuals to serve as directors;

  •
  review the committee structure of our board of directors and recommend directors to serve as members or chairs of each committee of our board of directors;

  •
  review and recommend committee slates annually and recommend additional committee members to fill vacancies as needed;

  •
  develop and recommend to our board of directors a set of corporate governance guidelines applicable to us and, at least annually, review such guidelines and recommend changes to our board of directors for approval as necessary; and

  •
  oversee the annual self-evaluation of our board of directors.

Code of Conduct

        In connection with this offering, our board of directors will adopt a code of conduct that establishes the standards of ethical conduct applicable to all of our directors, officers, employees, consultants and contractors. The code will address, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, compliance with applicable governmental laws, rules and regulations, company funds and assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the code, employee misconduct, conflicts of interest or other violations. Any waiver of the code with respect to our chief executive officer, chief financial officer, chief operating officer, controller or persons performing similar functions may only be authorized by our nominating and governance committee and will be promptly disclosed and posted on our website. Amendments to the code must be approved by our board of directors and will be promptly disclosed and posted on our website (other than technical, administrative or non-substantive changes). The code will be publicly available on our website at            and in print to any shareholder who requests a copy. The information on our website is not part of this prospectus.

Corporate Governance Guidelines

        Our board of directors will adopt corporate governance guidelines that serve as a flexible framework within which our board of directors and its committees operate. These guidelines will cover a number of areas including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board and chief executive officer, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. Our nominating and governance committee will review our corporate governance guidelines periodically and, if necessary, recommend changes to our board of directors. Additionally, our board of directors will adopt independence standards as part of our corporate governance guidelines. A copy of our corporate governance guidelines will be posted on our website at            . The information on our website is not part of this prospectus.

Indemnification of Directors and Officers

        For information concerning the indemnification applicable to our directors and officers, see "Description of Share Capital—Indemnification of Directors and Officers."

Director Compensation

        Our directors were appointed in 2015. As a result, they received no compensation for service as a director for the year ended December 31, 2014. Prior to or concurrently with the completion of this offering, our board of directors will establish a compensation program for our non-employee directors.

        We will also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance in-person at board of directors and committee meetings. Directors who are employees will not receive any compensation for their services as directors.

Executive Compensation

        The aggregate annual compensation to our executive officers by Ardagh and its subsidiaries for the year ended December 31, 2014 was €            .

PRINCIPAL SHAREHOLDERS

        The following table sets forth information with respect to the beneficial ownership of our shares immediately following the Separation, and as adjusted to reflect the sale of our shares offered under this prospectus:

  •
  each shareholder, or group of affiliated shareholders, who we know beneficially owns more than 5% of our outstanding shares;

  •
  each of our directors; and

  •
  each member of senior management.

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. Shares subject to options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the shares listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names.

	Shares Beneficially Owned Following the Separation						Shares Beneficially Owned After the Offering
	Class A common shares		Class B common shares				Class A common shares		Class B common shares
					% of Total Voting Power	Number of Shares Being Offered					% of Total Voting Power
Name of Beneficial Owner	Shares	%	Shares	%			Shares	%	Shares	%
5% Shareholders
Board of Directors and Senior Management

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with Ardagh

        As our controlling shareholder after this offering, Ardagh, through its indirect ownership of Class B common shares will continue to exercise control over the composition of our board of directors and any other action requiring the approval of our shareholders. See "Risk Factors—Risks Related to Our Class A Common Shares and this Offering—The dual class structure of our common shares has the effect of concentrating voting control with a subsidiary of Ardagh and limiting our other shareholders' ability to influence corporate matters."

Separation Transactions

        In connection with this offering and the Separation, we and Ardagh intend to enter into certain agreements that will effect the Separation and provide a framework for our relationship with Ardagh (and its other subsidiaries) after the completion of this offering. The following is a summary of the terms of the material agreements that we intend to enter into with Ardagh (or its other subsidiaries) prior to or concurrently with the completion of this offering.

        These agreements will be filed as exhibits to the registration statement of which this prospectus is a part, and the summaries of these agreements set forth the material terms of the agreements.

Asset Sale and Separation Agreement

        We intend to enter into an asset sale and separation agreement with Ardagh prior to or concurrently with the completion of this offering. We expect this agreement will govern the sale of the Ardagh Metal Packaging Business as well as the relationship between Ardagh (and its other subsidiaries) and us following this offering.

Transition Services Agreement

        Historically, Ardagh has provided us with executive senior management, financial reporting, financial planning and analysis, accounting, information technology, tax, risk management, treasury, legal, human resources, land management and strategy and development, which we refer to collectively as the "Ardagh services." Prior to or concurrently with the completion of this offering, we expect to enter into a transition services agreement that will provide for the Ardagh services to continue for an initial term of             months, unless earlier terminated or extended according to the terms of the transition services agreement.

        We will pay Ardagh mutually agreed fees for the Ardagh services, which will be based on Ardagh's cost of providing the Ardagh services.

Tax Matters Agreement

        We intend to enter into a tax matters agreement with Ardagh prior to or concurrently with the completion of this offering. The tax matters agreement will govern Ardagh's and our respective rights, responsibilities and obligations after this offering with respect to taxes for certain pre offering tax periods.

Tax Receivable Agreement

        We will enter into a tax receivable agreement with Ardagh prior to or concurrently with the completion of this offering pursuant to which we will be obligated to make annual payments to Ardagh equal to 85% of certain corporate income tax benefits realized by us and our subsidiaries. The determination of the amount payable to Ardagh will be based on an annual calculation comparing the cash taxes which would have been payable without the benefit of any pre-separation tax loss carry forwards to the actual cash taxes paid for such tax year. The amount payable to Ardagh will equal 85% of the excess of the cash taxes which would have been payable without the application of pre-separation tax loss carry forwards over the actual federal, state, and local cash taxes paid for the relevant tax year.

Shareholders' and Registration Rights Agreement

        We will enter into a shareholders' and registration rights agreement (the "Shareholders' and Registration Rights Agreement") with Ardagh prior to or concurrently with the completion of this offering. The Shareholders' and Registration Rights Agreement will provide certain rights to Ardagh and its affiliates for so long as the Class B common shares are issued and outstanding, including (i) the right to receive information consistent with Ardagh's internal management reporting requirements; (ii) certain non-compete and allocation of business opportunity provisions described below and (iii) customary "demand" and "piggyback" registration rights for our securities owned by Ardagh and its affiliates.

        The Shareholders' and Registration Rights Agreement and our bye-laws (to a lesser extent) will also include the following provisions relating to competition and business opportunities as between the Company and the Ardagh Group (defined as Ardagh and its subsidiaries other than the Company and its subsidiaries):

        For a period ending on the later of (i) the date that is five years after the date of this offering or (ii) the date the Class B common shares are no longer issued and outstanding (the "non-compete period"), no member of the Ardagh Group may, directly or indirectly, anywhere in the world engage in the business of developing, manufacturing, marketing or selling metal cans used for food or specialty products (the "Food and Specialty Metal Packaging Business"); provided that any such member of the Ardagh Group may (i) own securities representing not more than a 5% voting interest in any person engaged in the Food and Specialty Metal Packaging Business, and (ii) acquire any person, or an interest in any person, engaged in the Food and Specialty Metal Packaging Business so long as the revenues generated by such person from the Food and Specialty Metal Packaging Business in its most recent fiscal year preceding the acquisition do not exceed 15% of such person's total revenues in such year.

        During the non-compete period, none of the Company or any of its subsidiaries may, directly or indirectly, anywhere in the world engage in the business of developing, manufacturing, marketing or selling glass packaging products (the "Glass Packaging Business"); provided that the Company or any of its subsidiaries may (i) own securities representing not more than a 5% voting interest in any person engaged in the Glass Packaging Business, and (ii) acquire any person, or an interest in any person, engaged in the Glass Packaging Business so long as the revenues generated by such person from the Glass Packaging Business in its most recent fiscal year preceding the acquisition do not exceed 15% of such person's total revenues in such year.

        During the term of the transition services agreement, no member of the Ardagh Group will, directly or indirectly, solicit for employment any employee of the Company or any of its subsidiaries whose base annual salary in the prior calendar year exceeded $            ; provided that this will not prohibit general solicitations to the public or general advertising or similar methods of solicitation by search firms not specifically directed at such employees. The Company and its subsidiaries will agree to abide by similar provisions with respect to employees of the Ardagh Group.

        No member of the Ardagh Group will have any obligation to communicate, offer or present any business opportunity to the Company, and will have no liability to the Company or its shareholders for breach of any fiduciary duty as a controlling shareholder of the Company by reason of the fact that any such member pursues or acquires such opportunity for itself, directs it to another person or does not present it to the Company, unless such opportunity (i) is offered in writing to such member of the

Ardagh Group expressly in its capacity as a shareholder of the Company, in which case such opportunity would belong to the Company, or (ii) arises during the non-compete period and relates to the Food and Specialty Metal Packaging Business, in which case, such member of the Ardagh Group will use commercially reasonable efforts to direct such opportunity to the Company and will not, during the non-compete period, pursue such opportunity itself or direct it to another person.

        No officer or director of the Company who is also an officer or director of a member of the Ardagh Group will have an obligation to communicate, offer or present any business opportunity to the Company, and such person will have fully satisfied such person's fiduciary duty to the Company and shall have no liability to the Company by reason of the fact that such person pursues any such opportunity for her or its own benefit, directs it to another person (including any member of the Ardagh Group) or does not present it to the Company; provided that (i) if such opportunity relates to the Food and Specialty Metal Packaging Business, such opportunity will during the non-compete period described above belong to the Company, (ii) if such person is an officer of the Company and a director (but not an officer) of a member of the Ardagh Group, such opportunity will belong to the Company, unless it is offered to such person in writing expressly in such person's capacity as a director of such member of the Ardagh Group (in which case it would belong to such member of the Ardagh Group) or (iii) such opportunity is offered to such person in writing expressly in such person's capacity as an officer or director of the Company, in which case, such opportunity will belong to the Company.

Policy Concerning Related Person Transactions

        Prior to the consummation of this offering, our board of directors will adopt a written policy, which we refer to as the related person transaction approval policy, for the review of any transaction, arrangement or relationship in which we are a participant, if the amount involved exceeds                and one of our executive officers, directors, director nominees or beneficial holders of more than 5% of our total equity (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest. This policy will not be in effect when we enter into the transactions described above.

        Each of the agreements between us and Ardagh that will be entered into prior to or concurrently with the completion of this offering, and any transactions contemplated thereby, will be deemed to be approved and not subject to the terms of such policy.

        A copy of our related person transaction approval policy will be available on our website upon the completion of this offering.

 DESCRIPTION OF SHARE CAPITAL

        The following description of our share capital summarizes certain provisions of our memorandum of association and our bye-laws that will become effective as of the closing of this offering. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our memorandum of association and bye-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors are urged to read the exhibits for a complete understanding of our memorandum of association and bye-laws. See also "Comparison of Bermuda Corporate Law and Delaware Corporate Law".

General

        We are an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 50360. We were incorporated on June 16, 2015 under the name Oressa Limited. Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Our agent for service of process in the United States in connection with this offering is Ardagh Metal Packaging USA Inc., located at Carnegie Office Park, 600 North Bell Avenue, Building 1, Suite 200, Carnegie, PA 15106.

        The objects of our business are unrestricted, and the Company has the capacity of a natural person. We can therefore undertake activities without restriction on our capacity.

        On                , 2015, our shareholders approved certain amendments to our bye-laws which will become effective upon closing of this offering. The following description assumes that such amendments have become effective.

        Since our incorporation, other than an increase in our authorized share capital to $          and the division of our share capital into Class A common shares, Class B common shares and preference shares there have been no material changes to our share capital. We were formed to be a holding company for the Ardagh Metal Packaging Business, which will be transferred to us upon the completion of this offering, and we have conducted no business activities since our formation. There have been no bankruptcy, receivership or similar proceedings with respect to us.

Share Capital

  Authorized and issued share capital of the Company

        Immediately following the completion of this offering, the our authorized share capital will consist of        common shares with a par value of $0.01 per share, which our board of directors is authorized to designate from time to time prior to issue as Class A common shares or Class B common shares (together, the "common shares") and            preference shares, par value $0.01 per share that our board of directors is authorized to designate from time to time as one or more series of preference shares. Upon completion of this offering, there will be             Class A common shares and            Class B common shares issued and outstanding, assuming no exercise of the underwriters' overallotment option, and no preference shares issued and outstanding. All of our issued and outstanding common shares prior to completion of this offering are and will be fully paid, and all of the Class A common shares to be issued in this offering will be issued fully paid.

        Pursuant to our bye-laws, our board of directors is authorized to issue any of our authorized but unissued shares. Any issues of shares are subject to the requirements of any stock exchange on which our shares are listed. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

  Share repurchase and treasury shares

        Pursuant to our bye-laws, we may purchase our own shares in accordance with the Companies Act 1981 of Bermuda (as amended, the "Companies Act") on such terms and in such manner as may be authorized by our board of directors, subject to the rules of any stock exchange on which our shares are listed.

Preference Shares

        Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by our board of directors without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of us and may adversely affect the market price of the Class A common shares and the voting and other rights of the holders of our common shares. Upon the closing of this offering, no preference shares will be issued and outstanding and we have no current plan to issue any preference shares.

Common Shares

  Share rights

        Holders of common shares have no pre-emptive, redemption or sinking fund rights. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by the holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. All issued common shares are vested with equal shareholder rights in all respects except for voting and conversion rights.

        In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

  Voting rights

        Holders of our Class B common shares are entitled to ten votes per share and holders of our Class A common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. The holders of our Class A common shares and Class B common shares will generally vote together as a single class, unless otherwise required by law or our bye-laws. Our bye-laws do not provide for cumulative voting in the election of directors.

        Upon the completion of this offering, Ardagh will control approximately        % of the combined voting power of our common shares, assuming no exercise of the underwriters' overallotment option, as a result of its ownership of our Class B common shares. Accordingly, Ardagh can control the outcome of any action requiring the general approval of our shareholders. Ardagh and its affiliates will continue to have such control as long as they own Class B common shares representing at least 15% of our issued and outstanding common shares. This concentration of ownership and voting power may also delay, defer or even prevent an acquisition by a third party or other change of control of us and may make some transactions more difficult or impossible without the support of the holders of our Class B common shares, even if such events are in the best interests of other shareholders.

  Conversion, Transferability and Exchange

        Our bye-laws provide that each Class B common share is convertible at any time, at the option of the holder, into one Class A common share. Our bye-laws further provide that each Class B common share will automatically convert into one Class A common share: (i) immediately prior to any sale or other transfer of such share to any person other than Ardagh or specified affiliates of Ardagh; or (ii) at such time as Ardagh and/or specified affiliates of Ardagh cease to beneficially own Class B common shares constituting at least 15% of our issued and outstanding common shares. The Class A common shares are not subject to any conversion right.

        Under our bye-laws, Class B common shares may be pledged or charged from time to time without causing an automatic conversion to Class A common shares, provided that any pledged or charged shares shall automatically convert into Class A common shares at the time of any enforcement and sale by the pledgee or chargee.

  Variation of share rights

        The rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of 75% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing a majority of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, be deemed to vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other class or series of preference shares, to vary the rights attached to any other class or series of preference shares. However, any variation of the rights of the Class B common shares to the disadvantage of the Class A common shares shall require a class vote of the Class A common shares and vice versa.

  Dividend rights

        Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than its liabilities. Under our bye-laws, the entitlement of each holder of common shares to dividends if, as and when dividends are declared by our board of directors, is subject to any preferred dividend right of the holders of any preference shares. In addition, under our bye-laws dividends may not be declared or paid in respect of the Class B common shares unless they are declared or paid in the same amount in respect of the Class A common shares, and vice versa. With respect to share dividends (also known as bonus issues), holders of Class B common shares must receive Class B common shares while holders of Class A common shares must receive Class A common shares.

  Transfer of shares

        Subject to the provisions regarding the transfer of Class B common shares set out in our bye-laws, a holder of common shares may transfer the title to all or any of such holder's common shares by completing a form of transfer in the form set out in our bye-laws (or as near thereto as circumstances admit) or in such other common form as our board of directors may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our board of directors may accept the instrument signed only by the transferor. Our board of directors may refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor's right to make the transfer as our board of directors shall reasonably require.

        Shares that are listed or admitted to trading on any appointed stock exchange (which includes the NYSE) may be transferred in accordance with the rules and regulations of such exchange.

  Meetings of shareholders; action by consent

        The Company will convene at least one general meeting of shareholders each calendar year (the "annual general meeting").

        Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that the chairman or our board of directors may convene an annual general meeting or a special general meeting. Under our bye-laws, at least 21 days' notice of an annual general meeting and at least 14 days' notice of a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in par value of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 50% of the total voting rights of all issued and outstanding shares.

        Our bye-laws provide that for so long as the Class B common shares are issued and outstanding, shareholders may generally take action by majority written consent. However, after such time as the Class B common shares are no longer issued and outstanding, our shareholders will not be able to take action by majority written consent, and will only be able to take action by unanimous written consent or at general meetings.

Access to Books and Records and Dissemination of Information

        Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company's memorandum of association, including its objects and powers, and certain alterations to its memorandum of association. The shareholders of a company have the additional right to inspect its bye-laws, minutes of general meetings and its audited financial statements, which must be presented to the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Board of Directors

        Our bye-laws provide that our business is to be managed and conducted by our board of directors. Bermuda law permits individual and corporate directors and there is no requirement in our bye-laws or Bermuda law that directors hold any of our shares. There is also no requirement in our bye-laws or Bermuda law that directors must retire at a certain age.

        Our bye-laws provide that our board of directors shall consist of such number of directors being not less than seven and not more than twelve as our directors may from time to time determine. Our board of directors will initially consist of nine directors. Our board of directors will be classified into three classes of directors that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. Any director appointed to fill any vacancy on the board shall be put in a specific class and shall serve until the term of such class expires.

        Our bye-laws provide that for so long as the Class B common shares are issued and outstanding, the holders of a majority of the Class B common shares have the right, by written notice to the Company, to (i) remove any inside director with or without cause; and (ii) fill any vacancy in our board of directors left unfilled at a general meeting or occurring as a result of the death, disability, disqualification, resignation or removal of any inside director or as a result of an increase in the size of our board of directors. We anticipate that there will be at least three directors on our board of directors who meet the independence requirements of the NYSE ("independent directors"). For so long as the Class B common shares are issued and outstanding, (i) an independent director may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding common shares; and (ii) any vacancy created by the death, disability, disqualification, resignation or removal (if such vacancy is not filled at the general meeting at which such removal occurred) of any independent director may be filled by our board of directors. Our bye-laws provide that, at such time as the Class B common shares are no longer issued and outstanding, (i) any director may be removed at a shareholders meeting with or without cause by the affirmative vote of the holders of a majority of the issued and outstanding common shares and (ii) any vacancy on the board of directors may be filled by our board of directors (if such vacancy, in the case of a removal, is not filled at the general meeting at which such removal occurred).

        Notice of any shareholder meeting convened to remove a director must be given to such director and must include a statement of the intention to remove the director and, if applicable, the facts justifying any removal for cause, and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his or her removal.

        Our bye-laws provide that as long as a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested; provided that any material transaction between us and any other members of the Ardagh Group will require prior approval by resolution of our independent and disinterested directors.

        The compensation of our non-employee directors is determined by our board of directors, and there is no requirement that a specified number or percentage of independent directors must approve any such determination. Our non-employee directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.

Indemnification of Directors and Officers

        Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

        We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. In addition, our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company's directors or officers for any act or failure to act in the performance of such director's or officer's duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

Amendment of Memorandum of Association and Bye-laws

        Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our board of directors and by a resolution of the shareholders. Our bye-laws also provide that at such time as the Class B common shares are no longer issued and outstanding, certain bye-laws may not be rescinded, altered or amended, and no new bye-law shall be made, unless the required resolution of the shareholders is approved by the affirmative vote of shares carrying not less than 66 2/3% of the total voting rights of all issued and outstanding common shares.

        Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company's issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Supreme Court of Bermuda. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Anti-Takeover Provisions

        Certain provisions of our bye-laws may have the effect of delaying, deferring or discouraging another person from acquiring control of us, including the following:

  •
  Control by Class B common shareholders.  As described above in "—Common Shares—Voting Rights," our bye-laws provide for a dual class share structure, which, for so long as the Class B common shares are issued and outstanding, will allow Ardagh to control the outcome of most matters requiring shareholder approval, even if it owns Class B Common Shares representing significantly less than a majority of the Company's issued and outstanding common shares. Because as long as the Class B common shares are issued and outstanding any merger, amalgamation or consolidation (other than with certain wholly-owned subsidiaries) requires the approval of the holders of a majority of the voting power of the issued and outstanding common shares, the holders of our Class B common shares could delay or prevent the approval of a change of control transaction that might otherwise be approved by the holders of the issued and outstanding Class A common shares.

  •
  Classified Board.  Our board of directors will be classified into three classes of directors that are, as nearly as possible, of equal size. Each class of directors will be elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The existence of a classified board could impede a proxy contest or delay a successful tender offeror from obtaining majority control of the board of directors, and the prospect of that delay might deter a potential offeror.

  •
  Shareholder Action.  Our bye-laws provide that for so long as the Class B common shares are issued and outstanding, shareholders may generally take action by majority written consent. However, after such time as the Class B common shares are no longer issued and outstanding, our shareholders will not be able to take action by majority written consent, and will only be able to take action by unanimous written consent or at general meetings. Our bye-laws do not provide for cumulative voting in the election of directors.

  •
  Advance Notice Requirements for Shareholder Proposals.  Our bye-laws provide advance notice procedures for shareholders seeking to bring business before an annual general meeting. Our bye-laws also specify certain requirements regarding the form and content of a shareholder's notice. These provisions may preclude our shareholders from bringing matters before an annual general meeting, although our board of directors has the power to waive these provisions.

  •
  Issuance of Preference Shares.  Our board of directors has the authority to issue up to              preference shares in one or more series having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by our board of directors without any further shareholder approval. The existence of authorized but unissued preference shares may render more difficult or discourage an attempt to obtain control of us by means of a merger, amalgamation, tender offer, proxy contest or otherwise.

Compulsory acquisition of shares held by minority shareholders

        Under Bermuda law an acquiring party is generally able to compulsorily acquire the common shares of minority holders in the following ways:

  •
  A procedure under the Companies Act known as a "scheme of arrangement" could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Supreme Court of Bermuda. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

  •
  If the acquiring party is a company, by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any non-tendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, non-tendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror's notice of its intention to acquire such shares) orders otherwise.

  •
  Where one or more parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Amalgamations and Mergers

        The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company's board of directors and by its shareholders. Unless the company's bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that for so long as the Class B common shares are issued and outstanding, the approval of the holders of a majority of the voting power of the issued and outstanding common shares is required to authorize us to amalgamate, merge or consolidate with any person (other than certain wholly-owned subsidiaries). At such time as the Class B common shares are no longer issued and outstanding, the prior approval of the holders of at least 66 2/3% of the issued and outstanding common shares is required to authorize us to amalgamate, merge or consolidate with any person (other than certain wholly-owned subsidiaries).

        Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder's shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Shareholder Suits

        Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company's memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it.

        When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

        Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer.

Capitalization of Profits and Reserves

        Pursuant to our bye-laws, our board of directors may (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro-rata (except in connection with the conversion of shares) to the shareholders; or (ii) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Untraced Shareholders

        Our bye-laws provide that the board of directors may forfeit any dividend or other monies payable in respect of any shares that remain unclaimed for six years from the date when such monies became due for payment. In addition, we are entitled to cease sending dividend drafts and checks by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquires have failed to establish the shareholder's new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a draft.

Registrar or Transfer Agent

        A register of holders of the common shares will be maintained by Codan Services Limited in Bermuda, and a branch register will be maintained in the United States by                , which will serve as branch registrar and transfer agent.

Certain Provisions of Bermuda Law

        We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares.

        We will apply to the Bermuda Monetary Authority for its consent for the issue and free transferability of our shares to and between residents and non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the NYSE. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

        In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

        Under Bermuda law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our common shares.

        Under Bermuda law, "exempted" companies are companies formed for the purpose of conducting business outside Bermuda from a principal place of business in Bermuda. As an exempted company, we may not carry on certain business in Bermuda without a license or consent granted by the Minister responsible for the Companies Act.

COMPARISON OF BERMUDA CORPORATE LAW AND DELAWARE CORPORATE LAW

        The following comparison between Bermuda corporate law, which applies to the Company, and Delaware corporate law, the law under which many corporations in the United States are incorporated, discusses additional matters not otherwise described in this prospectus.

Meetings of Shareholders

  Bermuda

        Under Bermuda law, a company may elect to waive the requirement to convene at least one general meeting of shareholders each calendar year. Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that the chairman or our board of directors may convene an annual general meeting or a special general meeting. Under our bye-laws, at least 21 days' notice of an annual general meeting and at least 14 days' notice of a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in par value of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 50% of the total voting rights of all issued and outstanding shares.

  Delaware

        Shareholders generally do not have the right to call meetings of shareholders unless that right is granted in the certificate of incorporation or by-laws. However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder.

Duties of Directors

  Bermuda

        The Companies Act imposes a duty on directors and officers of a Bermuda company to: (i) act honestly and in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

        In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

        Our bye-laws provide that our business is to be managed and conducted by our board of directors. At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following elements: (i) a duty to act in good faith in the best interests of the company; (ii) a duty not to make a personal profit from opportunities that arise from the office of director; (iii) a duty to avoid conflicts of interest; and (iv) a duty to exercise powers for the purpose for which such powers were intended.

  Delaware

        The board of directors of a Delaware corporation bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. Delaware courts have decided that the directors of a Delaware corporation are required to exercise an informed business judgment in the performance of their duties. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take certain actions intended to prevent a threatened change in control of the corporation. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Director Terms

  Bermuda

        Pursuant to our bye-laws, our board of directors is classified into three classes of directors that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting.

  Delaware

        The Delaware General Corporation Law generally provides for a one-year term for directors, but permits directorships to be divided into up to three staggered classes with up to three-year terms, with the terms for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the shareholders.

Director Vacancies

  Bermuda

        Subject to a company's bye-laws, under Bermuda law, so long as a quorum of directors remains in office, any vacancy occurring in the board of directors may be filled by such directors as remain in office. If no quorum of directors remains, the vacancy shall be filled by a general meeting of shareholders. Bermuda law further provides that a vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his place or in the absence of any such election by the other directors.

        Our bye-laws provide that for so long as the Class B common shares are issued and outstanding, the holders of a majority of the Class B common shares have the right, by written notice to the Company, fill any vacancy in our board of directors left unfilled at a general meeting or occurring as a result of the death, disability, disqualification, resignation or removal (if such vacancy is not filled at the general meeting at which such removal occurred) of any inside director or as a result of an increase in the size of our board of directors. For so long as the Class B common shares are issued and outstanding, any vacancy created by the death, disability, disqualification, resignation or removal, of any independent director may be filled by our board of directors (if such vacancy, in the case of a removal, is not filled at the general meeting at which such removal occurred).

        Our bye-laws provide that, at such time as the Class B common shares are no longer outstanding, any vacancy on the board of directors may be filled by our board of directors (if such vacancy is not filled at the general meeting at which such removal occurred).

  Delaware

        The Delaware General Corporation Law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Removal of Directors

  Bermuda

        Under Bermuda law, subject to a company's bye-laws, the shareholders of a company may at a special general meeting called for that purpose remove a director, provided that notice of any such meeting shall be served on the director concerned not less than fourteen days before the meeting and he shall be entitled to be heard at such meeting.

        Our bye-laws provide that for so long as the Class B common shares are issued and outstanding, the holders of a majority of the Class B common shares have the right, by written notice to the Company, to remove any inside director, with or without cause, by written notice to the Company. For so long as the Class B common shares are issued and outstanding, an independent director may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding common shares. Our bye-laws provide that, at such time as the Class B common shares are no longer issued and outstanding, a director may be removed at a shareholders meeting, with or without cause, by the affirmative vote of the holders of a majority of the issued and outstanding common shares.

        Notice of any shareholder meeting convened to remove a director must be given to such director and must include a statement of the intention to remove the director and, if applicable, the facts justifying any removal for cause, and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his or her removal.

  Delaware

        Under the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, and (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his/her removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he/she is a part.

Limitation of Liability of Directors and Officers

  Bermuda

        Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

        We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the Company's directors or officers for any act or failure to act in the performance of such director's or officer's duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

  Delaware

        The certificate of incorporation may provide for the elimination of personal monetary liability of directors for breach of fiduciary duties as directors to the fullest extent permissible under the laws of the State of Delaware, except for liability (i) for any breach of a director's loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the DGCL (relating to the liability of directors for unlawful payment of a dividend or an unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. The certificate of incorporation may also provide that if the DGCL is amended so as to allow further elimination of, or limitations on, director liability, then the liability of directors will be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Interested Director Transactions

  Bermuda

        Our bye-laws provide that provided a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, such director is entitled to vote in respect of any such contract or arrangement in which he or she is interested.

  Delaware

        Interested director transactions are permissible and may not be legally voided if:

  •
  either a majority of disinterested directors, or a majority in interest of holders of shares of the corporation's capital stock entitled to vote upon the matter, approves the transaction upon disclosure of all material facts; or

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  the transaction is determined to have been fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

Takeover Provisions

  Bermuda

        An acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following ways:

  •
  by a procedure under the Companies Act known as a "scheme of arrangement." A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Supreme Court of Bermuda. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

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  if the acquiring party is a company, by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any non-tendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, non-tendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror's notice of its intention to acquire such shares) orders otherwise.

  •
  where one or more parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

  Delaware

        In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation. Section 203 of the Delaware General Corporation Law prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested shareholder that beneficially owns 15% or more of a corporation's voting stock, within three years after the person becomes an interested shareholder, unless:

  •
  the transaction that will cause the person to become an interested shareholder is approved by the board of directors of the target prior to the transactions;

  •
  after the completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and also officers of interested shareholders and shares owned by specified employee benefit plans; or

  •
  after the person becomes an interested shareholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock, excluding shares held by the interested shareholder.

        A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until twelve months following its adoption.

Appraisal Rights

  Bermuda

        Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder's shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

        In addition, any minority shareholder receiving notice that 95% or more of a company's shares or class of shares intend to compulsorily acquire the minority shareholder's shares may within one month of receiving the notice apply to the Supreme Court of Bermuda to appraise the value of the shares.

  Delaware

        A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights under which the shareholder may receive cash in the amount of the fair value of the shares held by that shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction.

Cumulative Voting

  Bermuda

        Cumulative voting is not a system of voting expressly provided for under Bermuda law; however a company's bye-laws may regulate the voting rights and restrictions relating to any class of shares in the company.

        Our bye-laws do not provide for cumulative voting in the election of directors.

  Delaware

        The certificate of incorporation of a Delaware corporation may provide that shareholders of any class or classes or of any series may vote cumulatively either at all elections or at elections under specified circumstances.

Approval of Corporate Matters by Written Consent

  Bermuda

        The Companies Act provides that shareholders may take action by written consent. A resolution in writing is passed when it is signed by the members of the company who at the date of the notice of the resolution represent such majority of votes as would be required if the resolution had been voted on at a meeting or when it is signed by all the members of the company or such other majority of members as may be provided by the bye-laws of the company.

        Our bye-laws provide that for so long as the Class B common shares are issued and outstanding, shareholders may generally take action by majority written consent. However, after such time as the Class B common shares are no longer issued and outstanding, our shareholders will not be able to take action by majority written consent, and will only be able to take action by unanimous written consent or at general meetings.

  Delaware

        Unless otherwise specified in a corporation's certificate of incorporation, shareholders may take action permitted to be taken at an annual or special meeting, without a meeting, notice or a vote, if consents, in writing, setting forth the action, are signed by shareholders with not less than the minimum number of votes that would be necessary to authorize the action at a meeting. All consents must be dated and are only effective if the requisite signatures are collected within 60 days of the earliest dated consent delivered.

Share Repurchases

  Bermuda

        Pursuant to our bye-laws, we may purchase our own shares in accordance with the Companies Act on such terms and in such manner as may be authorized by our board of directors, subject to the rules of any stock exchange on which our shares are listed.

  Delaware

        The board of directors is permitted to authorize share repurchases without shareholder consent.

Shareholder Suits

  Bermuda

        Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company's memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it.

        When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

        Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer.

  Delaware

        Class actions and derivative actions generally are available to the shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

Amendments to Charter

  Bermuda

        Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our board of directors and by a resolution of the shareholders. Our bye-laws also provide that at such time as the Class B common shares are no longer issued and outstanding, certain bye-laws shall not be rescinded, altered or amended, and no new bye-law shall be made, unless the required resolution of the shareholders is approved by the affirmative vote of shares carrying not less than 66 2/3% of the total voting rights of all issued and outstanding common shares.

        Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company's issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Supreme Court of Bermuda. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

  Delaware

        Amendments to the certificate of incorporation of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation. A provision in the certificate of incorporation requiring the vote of a greater number or proportion of the directors or of the holders of any class of shares than is required by Delaware corporate law may not be amended, altered or repealed except by such greater vote.

Inspection of Books and Records

  Bermuda

        Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company's memorandum of association, including its objects and powers, and certain alterations to the memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company's audited financial statements, which must be presented to the annual general meeting. The register of members of a company is also open to inspection by members of the public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

  Delaware

        All shareholders of a Delaware corporation have the right, upon written demand, to inspect or obtain copies of the corporation's shares ledger and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

 DEBT FINANCING

        The following is a summary of the material terms of certain indebtedness to be incurred by our subsidiaries in connection with the Separation and this offering. We recommend you refer to the actual agreements for further details, copies of which are filed as exhibits to the Registration Statement of which this prospectus is a part. For further information regarding our existing indebtedness, please see the related notes to our combined financial statements included in this prospectus as well as "Risk Factors," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        We intend to enter into certain financing arrangements prior to or concurrent with this offering.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have            issued and outstanding Class A common shares, representing approximately        % of our share capital. All of the Class A common shares sold in this offering, plus any shares sold upon exercise of the underwriters' overallotment option, will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of our Class A common shares in the public market could adversely affect prevailing market prices of our Class A common shares. Prior to this offering, there has been no public market for our Class A common shares, and while we intend to apply to list our Class A common shares on the NYSE, we cannot assure you that a regular trading market will develop in the shares.

        Upon completion of this offering, Ardagh will indirectly own all of our Class B common shares, each of which will be convertible into one Class A common share. Unless the Company registers Class A common shares under the Securities Act, such shares may only be resold into the public markets in accordance with the requirements of Rule 144, including the volume limitations, manner of sale requirements and notice requirements thereof.

Lock-Up Agreements

        We, our executive officers and directors and Ardagh have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any shares or any securities convertible into or exchangeable for our Class A common shares. Citigroup Global Markets Inc., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to the Company occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Rule 144

        Under Rule 144, a person who has beneficially owned restricted shares for at least six months would be entitled to sell their securities provided that (i) such person is not one of our affiliates at the time of, or has not been one of our affiliates at any time during the three months preceding, a sale and (ii) we are subject to the periodic reporting requirements of the Exchange Act, for at least 90 days before the sale.

        Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell:

  •
  1% of the total number of Class A common shares then issued and outstanding, which will equal            shares immediately after this offering (or            shares if the underwriters exercise their overallotment option in full); or

  •
  the average weekly trading volume of the Class A common shares on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale.

        Sales under Rule 144 must be made through unsolicited brokers' transactions. They are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Registration Rights

        Upon completion of this offering, Ardagh and its affiliates will be entitled to request that we register the Class A common shares into which its Class B Common shares may be converted under the Securities Act, following the expiration of the lock-up agreements described above. See "Certain Relationships and Related Party Transactions."

 TAXATION

Certain U.S. Federal Income Tax Considerations

        The following is a discussion of certain U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of our Class A common shares by U.S. Holders (as defined below). This discussion deals only with U.S. Holders who have purchased our Class A common shares pursuant to this offering as of the date hereof and hold our Class A common shares as capital assets for U.S. federal income tax purposes. This discussion is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, and administrative and judicial decisions thereof, in each case as in effect of the date of this offering. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurance that the United States Internal Revenue Service (the "IRS") or U.S. courts will agree with the tax consequences described in this discussion.

        This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to an investor in light of such investor's particular circumstances, including the potential application of the Medicare contribution tax on net investment income or the alternative minimum tax, any U.S. federal tax consequences other than U.S. federal income tax consequences (such as U.S. federal gift or estate tax consequences), or the U.S. federal income tax consequences to investors subject to special treatment (such as banks or other financial institutions; insurance companies; tax-exempt entities; regulated investment companies; real estate investment trusts; investors liable for the alternative minimum tax; U.S. expatriates; dealers in securities or currencies; traders in securities; persons that directly, indirectly or constructively own 10% or more of the Company's equity interests; investors that will hold the Class A common shares as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes; or U.S. Holders whose functional currency is not the U.S. dollar).

        No ruling has been or will be requested from the Internal Revenue Service (the "IRS") regarding any matter affecting us or our shareholders. The statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.

        As used herein, a "U.S. Holder" is a beneficial owner of Class A common shares that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created in or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust, if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons control all substantial decisions of the trust or (b) a valid election is in place to treat the trust as a domestic trust for U.S. federal income tax purposes.

        If any entity or arrangement classified as a partnership for U.S. federal income tax purposes invests in the Class A common shares, the U.S. tax treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership. Prospective purchasers that are partnerships or partners in partnerships should consult their tax advisors concerning the U.S. federal income tax consequences of the acquisition, ownership and disposition of Class A common shares.

        THE DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW IS FOR GENERAL INFORMATION ONLY. ALL PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF OWNING CLASS A COMMON SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES,

INCLUDING THE APPLICABILITY AND EFFECT OF OTHER FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Distributions

        Subject to the discussion under "Passive Foreign Investment Company" below, distributions made on the Class A common shares (without reduction for taxes withheld, if any) generally will be included in a U.S. Holder's gross income as ordinary income from foreign sources to the extent such distributions are paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), in the taxable year in which the distribution is actually or constructively received. Generally, distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder's adjusted tax basis in the Class A common shares, and thereafter as capital gain from the disposition of our Class A common shares. However, the Company does not expect to maintain calculations of its earnings and profits under U.S. federal income tax principles and therefore, U.S. Holders should expect that the entire amount of any distribution generally will be treated as ordinary dividend income.

        Subject to certain holding period requirements and other conditions, dividends paid to individuals and other non-corporate U.S. Holders of the Class A common shares may be eligible for preferential rates of taxation if the dividends are "qualified dividends" for U.S. federal income tax purpose. Dividends received with respect to the Class A common shares may be qualified dividends if (i) (a) our Class A common shares are readily tradable on the NYSE, or (b) the Company is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for purposes of the qualified dividend rules, and (ii) the Company was not a passive foreign investment company ("PFIC") during the year in which the dividend is paid or the prior taxable year and certain other requirements are met. Accordingly, provided that we are not and do not become a PFIC (as discussed under "Passive Foreign Investment Company" below), dividends on our Class A common shares will be qualified dividends so long as our Class A common shares are listed on NYSE. U.S. Holders should consult their tax advisors regarding the availability of the preferential rate on dividends to their particular circumstances. Distributions received on the Class A common shares will not be eligible for the dividends received deduction allowed to corporations.

        A dividend distribution generally will be treated as foreign-source "passive category" (or in the case of certain U.S. Holders, "general category") income for U.S. foreign tax credit purposes. Subject to certain limitations and restrictions, a U.S. Holder may be able to claim a foreign tax credit for U.S. federal income tax purposes with respect to any non-U.S. withholding tax imposed on distributions, so long as the U.S. Holder elects not to take a deduction for any non-U.S. taxes for that taxable year. A U.S. Holder cannot claim a credit or deduction for any taxes that exceed the amount the U.S. Holder is legally required to pay. The rules relating to foreign tax credits and deductions are complex. U.S. Holders should consult their own tax advisors concerning the application of these rules in their particular circumstances.

Sale, Exchange or other Taxable Disposition

        Subject to the discussion under "Passive Foreign Investment Company" below, a U.S. Holder generally will recognize capital gain or loss on the sale, exchange or other taxable disposition of the Class A common shares in an amount equal to any difference, if any, between the amount realized on such sale, exchange or other taxable disposition and its adjusted tax basis in the Class A common shares. The adjusted tax basis in Class A common shares generally will be equal to the cost of such Class A common shares. The capital gain or loss will be long-term capital gain or loss if a U.S. Holder has held the Class A common shares for more than one year. In the case of non-corporate U.S. Holders, long-term capital gain is generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to significant limitations.

        Any gain or loss recognized by a U.S. Holder or the sale, exchange or other taxable disposition of the Class A common shares generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. Accordingly, if any gain from the sale, exchange or other taxable disposition of the Class A common shares is subject to a non-U.S. tax, U.S. Holders may not be able to obtain a credit or claim a deduction against their U.S. federal income tax liability because the gain would generally not qualify as foreign source income. U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits or deductions in connection with non-U.S. taxes imposed on the gain realized upon the sale, exchange or other taxable disposition of the Class A common shares.

        See "Passive Foreign Investment Company" below for a discussion of more adverse rules that will apply to a sale, exchange or other taxable disposition of Class A common shares if the Company is or becomes a PFIC for U.S. federal income tax purposes.

Passive Foreign Investment Company

        The Company believes it would not have been a PFIC for U.S. federal income tax purposes in the 2014 taxable year had it been a separate taxable entity from Ardagh Group S.A., and based on the nature of the Company's business, the projected composition of the Company's income and the projected composition and estimated fair market values of the Company's assets, the Company does not expect to be a PFIC for U.S. federal income tax purposes in 2015 or in the foreseeable future. However, the determination of whether the Company is a PFIC is made annually, after the close of the relevant taxable year. Therefore, it is possible that the Company could be classified as a PFIC depending on, among other things, changes in the nature of the Company's business, composition of its assets or income, as well as changes in its market capitalization. Accordingly, no assurance can be given that the Company will not be a PFIC in its initial taxable year or any future taxable year.

        A non-U.S. corporation generally will be a PFIC for U.S. federal tax purposes in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable look-through rules, either:

  (i)
  at least 75% of its gross income is "passive income;" or

  (ii)
  at least 50% of the average quarterly value of its gross assets (which may be determined in part by the market value of Class A common shares, which is subject to change) is attributable to assets that produce "passive income" or are held for the production of "passive income."

Passive income for this purpose generally includes dividends, interest, royalties, rents and certain gains from commodities (other than commodities sold in an active trade or business) and securities transactions.

        If the Company is treated as a PFIC for any taxable year during which a U.S. Holder holds Class A common shares, any gain recognized by a U.S. Holder upon a sale or other taxable disposition (including certain pledges) of Class A common shares will generally be allocated ratably over the U.S. Holder's holding period for such Class A common shares. The amounts allocated to the taxable year of the sale or other taxable disposition and to years before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest marginal rate in effect for that taxable year for individuals or corporations, as appropriate, (regardless of the U.S. Holder's actual tax rate and without reduction for any losses) and an interest charge would be imposed on the tax attributable to the allocated amount to reflect the value of the tax deferral. Further, to the extent that any distribution received by a U.S. Holder on Class A common shares exceeds 125 percent of the average of the annual distributions on such Class A common shares received during the preceding three years or the U.S. Holder's holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, as described immediately above.

        Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the Class A common shares. An election for mark-to-market treatment is available only if the Class A common shares are considered "marketable stock," which generally includes stock that is regularly traded in more than de minimis quantities on a qualifying exchange (such as the NYSE). No assurance can be given that the Class A common shares will be considered regularly traded on a qualifying exchange, and therefore considered "marketable stock," for purposes of the PFIC mark-to-market election. Each U.S. Holder is encouraged to consult its own tax advisor as to whether a mark-to-market election is available or desirable in their particular circumstances. The Company does not intend to prepare or provide the information that would enable U.S. Holders to make a "qualified electing fund" election.

        U.S. Holders should consult their tax advisors concerning the Company's possible PFIC status and the consequences to them if the Company were a PFIC for any taxable year.

Information Reporting and Backup Withholding

        In general, payments of dividends and proceeds from the sale or other disposition, with respect to the Class A common shares held by a U.S. Holder may be required to be reported to the IRS unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact. In addition, a U.S. Holder that is not an exempt recipient may be subject to backup withholding unless it provides a taxpayer identification number and otherwise complies with applicable certification requirements.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder's U.S. federal income tax liability and may entitle a U.S. Holder to a refund, provided that the appropriate information is timely furnished to the IRS. U.S. Holders should consult with their own tax advisors regarding the application of the U.S. information reporting and backup withholding regime.

Foreign Financial Asset Reporting

        Certain non-corporate U.S. Holders are required to report information with respect to investments in Class A common shares not held through an account with certain financial institutions. U.S. Holders that fail to report required information could become subject to substantial penalties. Potential investors are encouraged to consult with their own tax advisors about these and any other reporting obligations arising from their investment in Class A common shares.

Material Bermuda Tax Considerations

        At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our Class A common shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our Class A common shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

UNDERWRITING

        Citigroup Global Markets Inc. is acting as sole bookrunning manager of the offering and as the representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of Class A common shares set forth opposite the underwriter's name.

Underwriter	Number of Class A Common Shares
Citigroup Global Markets Inc.

Total

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the overallotment option described below) if they purchase any of the shares.

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $          per share. If all of the shares are not sold at the initial offering price, the representative may change the public offering price and the other selling terms. The representative has advised us that the underwriters do not intend to make sales to discretionary accounts.

        If the underwriters sell more shares than the total number set forth in the table above, our parent company has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                additional Class A common shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

        We, our officers and directors and Ardagh, an affiliate of ours, have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any common shares of the Company (including any Class A common shares or Class B common shares) or any securities convertible into or exchangeable for our shares. Citigroup Global Markets Inc., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        Prior to this offering, there has been no public market for our shares. Consequently, the initial public offering price for the Class A common shares was determined by negotiations between us and the representative. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

        We intend to apply to have the shares listed on the New York Stock Exchange under the symbol "ORES."

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' overallotment option.

Paid by Us
	No Exercise	Full Exercise
Per Class A common share	$	$
Total	$	$

        We estimate that our expenses in connection with this offering, not including underwriting discounts and commissions, will be approximately $          (including reasonable fees and expenses of counsel related to the review by the Financial Industry Regulatory Authority, Inc. of the terms of sale of the shares offered hereby and any registration or qualification of the shares under state securities or blue sky laws, which we have agreed to pay).

        In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the overallotment option, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

  •
  "Covered" short sales are sales of shares in an amount up to the number of shares represented by the underwriters' overallotment option.

  •
  "Naked" short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters' overallotment option.

  •
  Covering transactions involve purchases of shares either pursuant to the overallotment option or in the open market after the distribution has been completed in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the overallotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option.

  •
  Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us and our affiliates, from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under certain of our credit facilities and other credit arrangements or those of our affiliates. In their capacity as lenders, such lender affiliates may, in the future, seek a reduction of a loan commitment to us or our affiliates, or impose incremental pricing or collateral requirements with respect to such facilities or credit arrangements, in the ordinary course of business. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

        provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        The seller of the shares has not authorized and does not authorize the making of any offer of shares through any financial intermediary on its behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a relevant person). This prospectus and its contents are confidential and shall not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

        Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des marchés financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des marchés financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the securities to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l'épargne).

        The shares may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

Notice to Prospective Investors in Spain

        Neither the shares nor this prospectus have been approved or registered in the administrative registries of the Spanish National Securities Exchange Commission, or Comision Nacional del Mercado de Valores, or CNMV. Accordingly, the shares may not be offered in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of article 30bis of the Spanish Securities Market Law of July 28, 1988 (Ley 24/1988, de 28 Julio, del Mercado de Valores), as amended and restated, and supplemental rules enacted thereunder.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are "sophisticated investors" (within the meaning of Section 708(8) of the Corporations Act), "professional investors" (within the meaning of Section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in Section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under Section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Bermuda

        The securities being offered may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 of Bermuda (as amended). Additionally, non-Bermudian persons may not carry on or engage in any trade or business in Bermuda unless such persons are authorized to do so under applicable Bermuda legislation. Engaging in the activity of offering or marketing the securities being offered in Bermuda to persons in Bermuda may be deemed to be carrying on business in Bermuda.

EXPENSES OF THIS OFFERING

        We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

        Total underwriting discounts and commissions to be paid to the underwriters represent        % of the total amount of the offering.

Itemized Expense	Amount (in $)
U.S. Securities and Exchange Commission registration fee
NYSE listing fee
FINRA filing fee
Printing expenses
Legal fees and expenses
Accounting fees and expenses
Miscellaneous costs

 ENFORCEABILITY OF CIVIL LIABILITIES

        We are an exempted company incorporated under the laws of Bermuda. Our registered address in Bermuda is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. As a result, the rights of holders of our shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. All of our directors and officers and certain other persons referred to in this prospectus reside outside the United States in European member states including the United Kingdom and Germany. A substantial portion of our assets, and all or a significant portion of the assets of our directors and officers, are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon us or such persons, or to enforce against us or them in U.S. courts, including judgments predicated upon civil liability of us or such persons under U.S. securities laws.

        There is doubt as to the enforceability in Bermuda, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liability based solely on the Federal Securities laws of the United States. In addition, awards for punitive damages in actions brought in the United States may be unenforceable in Bermuda.

        We have appointed Ardagh Metal Packaging USA Inc., located at Carnegie Office Park, 600 North Bell Avenue, Building 1, Suite 200, Carnegie, PA 15106, as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

 LEGAL MATTERS

        Certain legal matters in connection with the offering will be passed upon for us by Shearman & Sterling LLP, New York, New York, our U.S. counsel, and Conyers Dill & Pearman Limited, our special Bermuda counsel. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Cahill Gordon & Reindel LLP, New York, New York, U.S. counsel to the Underwriters, and Appleby, Bermuda, special Bermuda counsel to the Underwriters.

EXPERTS

        The combined financial statements of the Ardagh Metal Packaging Business as of December 31, 2014, 2013 and 2012 and January 1, 2012 and for each year in the three year period ended December 31, 2014 included in this prospectus have been audited by PricewaterhouseCoopers, Dublin, Ireland, independent registered public accounting firm, as stated in their report appearing herein. PricewaterhouseCoopers, Dublin, Ireland is a member of the Institute of Chartered Accountants in Ireland.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act with respect to the shares offered in this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our Class A common shares, you should refer to the registration statement. This prospectus also summarizes material provisions of contracts and other documents. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these contracts and other documents. We have included these documents as exhibits to our registration statement.

        Upon completion of this offering, we will be a foreign private issuer. We will not be subject to the same requirements that are imposed on U.S. domestic issuers by the SEC. We will have a longer period to file our annual report with the SEC and are not required to file quarterly reports. We are not required to issue proxy statements or to disclose the detailed information about the compensation of our executive officers that is required to be disclosed by U.S. domestic issuers. Our directors and executive officers will not be subject to insider short-swing profit disclosure and recovery provisions under Section 16 of the Exchange Act. We will also be exempt from the requirements of SEC Regulation FD (Fair Disclosure), which is intended to ensure that select groups of investors do not receive material information about an issuer before it is disclosed to investors generally. We are, however, subject to anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act.

        We will provide our shareholders with annual reports on Form 20-F containing financial statements audited by our independent auditors within 120 days after the end of each fiscal year. We also intend to issue quarterly earnings press releases as soon as practicable after the end of each quarter and quarterly reports containing interim unaudited financial statements within 60 days after the end of each fiscal quarter. We will furnish these earnings press releases and quarterly reports to the SEC on Form 6-K.

        For further information about us and our shares, you may inspect a copy of the registration statement, of the exhibits and schedules to the registration statement or of any reports, statements or other information we file with the SEC without charge at the offices of the SEC at 100 F Street, N.E., Washington, D.C. 20549, United States. You may obtain copies of all or any part of the registration statement from the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on this website. Our filings with the SEC are available through the electronic data gathering, analysis and retrieval (EDGAR) system of the SEC.

INDEX TO THE FINANCIAL STATEMENTS

        The Ardagh Metal Packaging Business Audited Combined Financial Statements

Report of Independent Registered Public Accounting Firm	F-2
Combined Statement of Financial Position at December 31, 2014, 2013 and 2012 and January 1, 2012	F-3
Combined Income Statement for the year ended December 31, 2014, 2013 and 2012	F-4
Combined Statement of Comprehensive Income for the year ended December 31, 2014, 2013 and 2012	F-5
Combined Statement of Changes in Invested Capital for the year ended December 31, 2014, 2013 and 2012	F-6
Combined Statement of Cash Flows for the year ended December 31, 2014, 2013 and 2012	F-7
Notes to the Combined Financial Statements	F-8

Report of Independent Registered Public Accounting Firm

To the Board of Directors and shareholders of Oressa Limited

        In our opinion, the accompanying Combined Statement of Financial Position and the related Combined Income Statement, Combined Statement of Comprehensive Income, Combined Statement of Changes in Invested Capital and Combined Statement of Cash Flows present fairly, in all material respects, the financial position of the metal packaging operations of Ardagh Group S.A. as described in note 1 at December 31, 2014, December 31, 2013, December 31, 2012 and January 1, 2012 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers
Dublin, Ireland
 June 22, 2015

THE ARDAGH METAL PACKAGING BUSINESS

COMBINED STATEMENT OF FINANCIAL POSITION

		At December 31,
	Note	2014	2013	2012	2011(1)
		(in euro millions)
Non-current assets
Intangible assets	3	477	505	529	528
Property, plant and equipment	4	1,027	1,026	1,136	1,176
Deferred tax assets	6	62	40	37	35
Other non-current assets	5	5	6	7	6
Restricted cash	9	6	7	6	6

		1,577	1,584	1,715	1,751

Current assets
Inventories	7	274	277	297	300
Trade and other receivables	8	350	410	428	358
Derivative financial instruments	11	2	—	—	1
Cash and cash equivalents	9	45	45	95	125

		671	732	820	784

TOTAL ASSETS		2,248	2,316	2,535	2,535

Invested capital
Invested capital attributable to owner of the parent		(109)	262	44	196
Non-controlling interests		2	2	2	2

TOTAL INVESTED CAPITAL		(107)	264	46	198

Non-current liabilities
Related party debt	11	1,515	1,278	1,541	1,384
Borrowings	11	18	20	24	99
Employee benefit obligations	12	261	214	219	177
Deferred tax liabilities	6	134	140	159	180
Provisions	14	10	12	16	12

		1,938	1,664	1,959	1,852

Current liabilities
Borrowings	11	4	4	78	35
Derivative financial instruments	11	1	5	5	6
Trade and other payables	13	372	365	416	410
Income tax payable		8	6	10	8
Provisions	14	32	8	21	26

		417	388	530	485

TOTAL LIABILITIES		2,355	2,052	2,489	2,337

TOTAL INVESTED CAPITAL and LIABILITIES		2,248	2,316	2,535	2,535

(1)
At January 1, 2012

The accompanying notes are an integral part of these financial statements.

THE ARDAGH METAL PACKAGING BUSINESS

COMBINED INCOME STATEMENT

		For the year ended December 31,
	Note	2014	2013	2012
		(in euro millions)
Revenue	15	1,850	1,848	1,909
Cost of sales		(1,642)	(1,707)	(1,727)

Gross profit		208	141	182

Exceptional cost of sales	17	80	112	133
Gross profit before exceptional cost of sales		288	253	315

SGA expenses before amortization and exceptional SGA costs	16	(106)	(119)	(125)
Amortization		(23)	(23)	(21)
Exceptional SGA costs	17	(9)	(11)	(3)

Operating profit/(loss)		70	(12)	33
Finance expense	18	(107)	(112)	(136)
Finance income	18	—	1	1

Loss before tax		(37)	(123)	(102)
Income tax credit	19	4	29	10

Loss for the year from continuing operations		(33)	(94)	(92)

Loss for the year from discontinued operation	22	(46)	(8)	(11)

Loss for the year		(79)	(102)	(103)

Loss attributable to:
Owner of the parent		(79)	(102)	(103)
Non-controlling interests		—	—	—

Loss for the year		(79)	(102)	(103)

The accompanying notes are an integral part of these financial statements.

THE ARDAGH METAL PACKAGING BUSINESS

COMBINED STATEMENT OF COMPREHENSIVE INCOME

		For the year ended December 31,
	Note	2014	2013	2012
		(in euro millions)
Loss for the year		(79)	(102)	(103)
Other comprehensive income from continuing operations
Items that may subsequently be reclassified to profit or loss
Foreign currency translation adjustments:
— Arising in the year		17	(7)	2

		17	(7)	2
Effective portion of changes in fair value of cash flow hedges:
—New fair value adjustments into reserve		1	3	—
—Movement out of reserve		5	(7)	(1)

		6	(4)	(1)
Items that will not be reclassified to profit or loss
—Re-measurements of employee benefit obligations	12	(44)	(7)	(42)
—Deferred tax movement on employee benefit obligations	6	13	2	13

		(31)	(5)	(29)

Other comprehensive expense for the year from continuing operations		(8)	(16)	(28)
Other comprehensive (expense)/income for the year from discontinued operation		(3)	(4)	1

Total comprehensive expense for the year		(90)	(122)	(130)

Attributable to:
Owner of the parent		(90)	(122)	(130)
Non-controlling interests		—	—	—

Total comprehensive expense for the year		(90)	(122)	(130)

The accompanying notes are an integral part of these financial statements.

THE ARDAGH METAL PACKAGING BUSINESS

COMBINED STATEMENT OF CHANGES IN INVESTED CAPITAL

	Attributable to owner of the parent
	Invested capital	Foreign currency translation adjustment	Cash flow hedges	Total	Non- controlling interests	Total invested capital
	(in euro millions)
January 1, 2012	193	3	—	196	2	198
Loss for the year	(103)	—	—	(103)	—	(103)
Other comprehensive (expense)/income	(28)	2	(1)	(27)	—	(27)
Decrease in invested capital	(22)	—	—	(22)	—	(22)

December 31, 2012	40	5	(1)	44	2	46

	Attributable to owner of the parent
	Invested capital	Foreign currency translation adjustment	Cash flow hedges	Total	Non- controlling interests	Total invested capital
	(in euro millions)
January 1, 2013	40	5	(1)	44	2	46
Loss for the year	(102)	—	—	(102)	—	(102)
Other comprehensive expense	(9)	(7)	(4)	(20)	—	(20)
Increase in invested capital	340	—	—	340	—	340

December 31, 2013	269	(2)	(5)	262	2	264

	Attributable to owner of the parent
	Invested capital	Foreign currency translation adjustment	Cash flow hedges	Total	Non- controlling interests	Total invested capital
	(in euro millions)
January 1, 2014	269	(2)	(5)	262	2	264
Loss for the year	(79)	—	—	(79)	—	(79)
Other comprehensive (expense)/income	(34)	17	6	(11)	—	(11)
Decrease in invested capital	(281)	—	—	(281)	—	(281)

December 31, 2014	(125)	15	1	(109)	2	(107)

The accompanying notes are an integral part of these financial statements.

THE ARDAGH METAL PACKAGING BUSINESS

COMBINED STATEMENT OF CASH FLOWS

		For the year ended December 31,
	Note	2014	2013	2012
		(in euro millions)
Cash flows from operating activities
Cash generated from continuing operations	20	218	139	164
Interest paid		(1)	(2)	(3)
Income tax paid		(5)	(10)	(4)
Net cash from/(used in) operating activities of discontinued operation	22	1	(2)	4

Total cash from operating activities		213	125	161
Cash flows from investing activities
Cash in acquired business		—	—	5
Proceeds received from disposal of businesses		78	6	—
Purchase of property, plant and equipment		(160)	(94)	(60)
Purchase of software and other intangibles		(6)	(20)	(12)
Proceeds from disposal of property, plant and equipment		16	4	3
Net cash used in investing activities of discontinued operation		(1)	(6)	(11)

Total cash used in investing activities		(73)	(110)	(75)
Cash flows from financing activities
Invested capital decrease for the year		(136)	(37)	(117)
Repayment of borrowings		(4)	(8)	(36)
Net cash (used in)/from financing activities of discontinued operation		(2)	(17)	37

Net cash used in financing activities		(142)	(62)	(116)
Net decrease in cash and cash equivalents		(2)	(47)	(30)
Cash and cash equivalents at the beginning of the year	9	45	95	125
Net decrease in cash and cash equivalents		(2)	(47)	(30)
Exchange gains/(losses) on cash and cash equivalents		2	(3)	—

Cash and cash equivalents at the end of the year	9	45	45	95

The accompanying notes are an integral part of these financial statements.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS

1. General information

        Oressa Limited (the "Company" or "Oressa") was incorporated on June 16, 2015, in order to acquire the metal packaging operations (the "Ardagh Metal Packaging Business" or the "Business") of its ultimate parent company, Ardagh Group S.A. and to effect a public offering of its Class A common shares listed on the New York Stock Exchange (the "Offering"). Prior to the Offering, the Ardagh Metal Packaging Business was owned by Ardagh and its subsidiaries ("Ardagh"). The Company has no assets or liabilities, other than those associated with its formation, and will conduct no operations until the completion of the Offering.

        The Business has historically operated as part of Ardagh and not as a separate stand-alone entity or group. The Business is a leading global supplier of metal can packaging solutions to the consumer products industry. The Business supplies metal can packaging to a wide range of consumer-driven end-use categories including food (processed food such as fruit, vegetables, soups, sauces, ready meals and pet food), seafood, aerosols (personal care and household products), nutrition & custom (including dairy and infant nutrition powders), and paints & coatings.

        These Combined Financial Statements have been prepared for the purposes of the initial public offering and reflect the aggregation of the legal entities forming the Business for the periods presented and the metal can packaging trade, assets and liabilities in Italy which will be transferred to a new legal entity prior to the effectiveness of this offering. On the basis that the Business will be acquired from Ardagh, the transaction will be exempt from the business combination requirements of IFRS 3(R), 'Business combinations' ("IFRS 3R") since the metal operations to be acquired are controlled by Ardagh with exception of its joint venture disclosed in note 23. The legal entities forming the Business are listed in note 27.

        The principal accounting policies of the Business that have been applied to the Combined Financial Statements are described in note 2 below.

2. Summary of significant accounting policies

Adoption of IFRS

        The Business has not previously prepared or reported any Combined Financial Statements in accordance with any other generally accepted accounting principles ("GAAP"). Ardagh Group S.A. prepares and reports financial statements in accordance with International Financial Reporting Standards ("IFRS") as adopted by the EU. The Business' deemed transition date to IFRS and its interpretations as adopted by the International Accounting Standards Board ("IASB") is January 1, 2012. The principles and requirements for first time adoption of IFRS are set out in IFRS 1, 'First-time adoption of IFRS' ("IFRS 1"). The Business has not availed itself of any of the exceptions to full retrospective application of IFRS set out within IFRS 1. The requirement in IFRS 1 to provide reconciliations of financial information prepared under legacy GAAP to IFRS is not relevant to the Business. The Combined Financial Statements of the Business have been prepared in accordance with, and are in compliance with, IFRS and its interpretations as adopted by the IASB. References to "IFRS" hereafter should be construed as references to IFRS and its interpretations as adopted by the IASB.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

Basis of preparation

        The Combined Financial Statements of the Business have been prepared on a carve-out basis from the consolidated financial statements of Ardagh Group S.A. to represent the financial position and performance of the Business as if the Business had existed on a stand-alone basis for each of the years ended December 31, 2014, 2013 and 2012 for the Combined Income Statements, Statements of Comprehensive Income and Statement of Cash Flows and as at December 31, 2014, 2013 and 2012 and January 1, 2012 for the Combined Statements of Financial Position. The Combined Financial Statements have been prepared on a going concern basis and are presented in euro rounded to the nearest million.

        The Combined Financial Statements have been prepared by aggregating financial information from the components of the Business as described in note 1 and 27 and include the assets, liabilities, revenues and expenses that management has determined are specifically attributable to the Business, and allocations of debt and direct and indirect costs and expenses related to the operations of the Business. The following summarizes the principles applied in preparing the Combined Financial Statements.

  •
  Controlled companies and associates that are part of the Business and were acquired or disposed of during the periods presented have been included in the Combined Financial Statements from and up to the date control was passed. Accordingly the Australia and New Zealand metal can packaging operations disposed of in 2014 have been included in the Combined Financial Statements and treated as a discontinued operation up to the date of their disposal. See note 21 and 22 for details.

  •
  All intercompany balances between Ardagh and the Business are deemed to be long-term funding in nature and have been presented as part of invested capital in the Combined Financial Statements as these balances will not remain a liability upon separation of the Business from Ardagh.

  •
  All intercompany balances, investments in subsidiaries and share capital within the Business have been eliminated upon combination in the Combined Financial Statements.

  •
  The Business did not in the past form a separate legal group and therefore it is not possible to show share capital or a full analysis of reserves. The net assets of the Business are represented by the cumulative investment of Ardagh in the Business, shown as invested capital.

  •
  All employee benefit obligations are directly attributable to the Business.

  •
  Ardagh operated a central treasury function and all external debt used to fund Ardagh's operations was managed and held centrally. For the purposes of the Combined Financial Statements, an allocation of Ardagh corporate debt attributable to the Business has been made based on the leverage ratios of Ardagh (calculated as total Ardagh borrowings less borrowings and cash directly attributable to Ardagh's Glass and Metal businesses, divided by adjusted EBITDA), for the periods presented herein, as applied to the historic results of the Business. Adjusted EBITDA is defined as operating profit/(loss) for the period before depreciation, amortization, and non-exceptional impairment and exceptional items. The leverage ratio as defined is a key measure used by Ardagh to manage its indebtedness. The leverage ratio applied for 2014 was 6.2x, 6.0x for 2013 and 2012 respectively and 4.6x in 2011. The allocated corporate

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

    debt has been presented as "related party debt". Interest charges on the debt allocated to the Combined Financial Statements reflect the quarterly weighted average interest rate pertaining to the corporate debt reported within the historic financial statements of Ardagh. The finance income and expense recorded in the Combined Income Statement and the debt balances within the Statement of Financial Position have been affected by the financing arrangements within Ardagh and are not necessarily representative of the finance income and expense and debt balances that would have been reported had the Business been an independent group or of the finance income or expense and debt balances that may arise in the future. See note 11 for further details.

  •
  As the Combined Financial Statements have been prepared on a combined basis and the Business has no historical capital structure, it is not possible to measure or disclose earnings per share in accordance with IAS 33, 'Earnings per Share'.

  •
  For the purposes of the preparation of the Combined Financial Statements an allocation has been made of shared corporate head office costs attributable to the Business based primarily on revenue and head count, with settlement of these costs recorded within invested capital. The support functions provided to the Business by Ardagh include the following categories:

  •
  Information technology;

  •
  Board;

  •
  Finance, tax and treasury; and

  •
  Other.

    The amounts included within selling, general and administration ("SGA") expenses for each of these functions within the Combined Financial Statements are as follows:

	Year ended December 31,
	2014	2013	2012
	(in euro millions)
Information technology	8	9	8
Board	4	4	4
Finance, tax and treasury	3	4	5
Other	3	4	7

	18	21	24

        These costs were affected by the arrangements that existed in Ardagh and are not necessarily representative of the costs that may arise in the future.

  •
  Tax charges and credits in the Combined Financial Statements have been calculated as if the Business was a separate taxable entity using the separate return method. The tax charges and credits recorded in the Combined Income Statement have been affected by the taxation arrangements within Ardagh and are not necessarily representative of the tax charges and credits that may arise in the future. Differences between the tax charges and credits in the Combined Financial Statements and the tax charges and credits in the historical records of the Business are

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

    included in invested capital. Such differences arise primarily because of recording of tax credits on interest charges in the Combined Financial Statements which are not reflected in the historical records of the Business and are shown in note 23.

  •
  Ardagh has historically assessed the financial requirements and managed the hedging arrangements of the Group, centrally managing this risk as outlined in note 10. Ardagh also documents, both at hedge inception and on an ongoing basis, whether the derivative instruments are hedged items, as well as its risk management objectives and strategy for undertaking various hedging transactions. The derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items and are shown in note 11. In the Combined Financial Statements the hedging arrangements entered into by the Business have been reflected in accordance with Ardagh's previous arrangements. They are not necessarily representative of the hedging arrangements that may arise in the future.

        The Combined Financial Statements have been prepared under the historical cost convention except for the following:

  •
  derivative financial instruments are stated at fair value; and

  •
  employee benefit obligations are measured at the present value of the future estimated cash flows related to benefits earned and pension assets valued at fair value.

        The preparation of Combined Financial Statements in accordance with IFRS requires the use of critical accounting estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses. It also requires management to exercise judgment in the process of applying Ardagh's accounting policies, which have been applied consistently through the Combined Financial Statements. These estimates, assumptions and judgments are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances and are subject to continual re-evaluation. These estimates, assumptions and judgments were historically deemed to be reasonable and prudent. However, actual outcomes may differ from those estimates. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the Combined Financial Statements are discussed in the critical accounting estimates and judgments.

Changes in accounting standards and disclosures

(a)
New standards, amendments, improvements and interpretations which are effective for financial periods beginning on or after January 1, 2015 that are applicable to the Business, none of which have been early adopted.

        The following new standards, amendments to existing standards and interpretations effective for annual periods beginning on or after January 1, 2015 have been issued prior to the date of issuance of the financial statements but have not been adopted early by the Business. The Directors assessment of the impact of the new standards listed below, on the reported results, Combined Statement of Financial Position and disclosures as a result of their adoption in future periods is on-going.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

        Annual improvements 2012—These annual improvements amend standards from the 2010 - 2012 reporting cycle. They include changes to:

  •
  IFRS 3, 'Business combinations', and clarifies that an obligation to pay contingent consideration which meets the definition of a financial instrument is classified as a financial liability or equity, on the basis of the definitions in IAS 32, 'Financial instruments: Presentation'. It also clarifies that all non-equity contingent consideration is measured at fair value at each reporting date, with changes in value recognized in the profit and loss.

  •
  IFRS 8, 'Operating segments' which is amended to require disclosure of the judgments made by management in aggregating operating segments. It is also amended to require a reconciliation of segment assets to the entity's assets when segment assets are reported.

  •
  IFRS 13, 'Fair value measurement' ("IFRS 13"), which amended the basis of conclusions to clarify that it did not intend to remove the ability to measure short term receivables and payables at invoice amounts where the effect of discounting is immaterial.

  •
  IAS 16, 'Property, plant and equipment' and IAS 38, 'Intangible assets' are amended to clarify how the gross carrying amount and the accumulated depreciation are treated where an entity uses the revaluation model.

  •
  IAS 24, 'Related party disclosures' is amended to include, as a related party, an entity that provides key management personnel services to the reporting entity or to the parent of the reporting entity (the 'management entity').

        The impact of the annual improvements 2012 are not expected to have a material effect on the Combined Financial Statements.

        Annual improvements 2013—These annual improvements amend standards from the 2011 - 2013 reporting cycle. They include changes to:

  •
  IFRS 1, 'First-time adoption of IFRS', basis of conclusions is amended to clarify that where a new standard is not mandatory but is available for early adoption a first-time adopter can use either the old or the new version, provided the same standard is applied in all periods presented.

  •
  IFRS 3, 'Business combinations' is amended to clarify that IFRS 3(R) does not apply to the accounting for the formation of any joint venture under IFRS 11, 'Joint arrangements'.

  •
  IFRS 13 is amended to clarify that the portfolio exception in IFRS 13 applies to all contracts (including non-financial contracts) within the scope of IAS 39, 'Financial instruments: recognition and measurement', or IFRS 9, 'Financial instruments'.

        The impact of the annual improvements 2013 are not expected to have a material effect on the Combined Financial Statements.

        Annual improvements 2014—These annual improvements amend standards from the 2012 - 2014 reporting cycle. They include changes to:

  •
  IFRS 5, 'Non-current assets held for sale and discontinued operations'—The amendment clarifies that, when an asset (or disposal group) is reclassified from 'held for sale' to 'held for distribution', or vice versa, this does not constitute a change to a plan of sale or distribution, and does not have to be accounted for as such. This means that the asset (or disposal group) does

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

    not need to be reinstated in the financial statements as if it had never been classified as 'held for sale' or 'held for distribution' simply because the manner of disposal has changed. The amendment also explains that the guidance on changes in a plan of sale should be applied to an asset (or disposal group) which ceases to be held for distribution but is not reclassified as 'held for sale'.

  •
  IFRS 7, 'Disclosure—offsetting financial assets and financial liabilities' ("IFRS 7")'—There are two amendments:

  (i)
  Servicing contracts—If an entity transfers a financial asset to a third party under conditions which allow the transferor to derecognize the asset, IFRS 7 requires disclosure of all types of continuing involvement that the entity might still have in the transferred assets. The standard provides guidance about what is meant by continuing involvement. The amendment is prospective with an option to apply retrospectively. There is a consequential amendment to IFRS 1 to give the same relief to first time adopters.

  (ii)
  Interim financial statements—the amendment clarifies that the additional disclosure required by the amendments to IFRS 7 is not specifically required for all interim periods unless required by IAS 34. This amendment is retrospective.

  •
  IAS 19, 'Employee benefits' ("IAS 19(R)")—The amendment clarifies that, when determining the discount rate for post-employment benefit obligations, it is the currency in which the liabilities are denominated in that is important, not the country where they arise. The assessment of whether there is a deep market in high-quality corporate bonds is based on corporate bonds in that currency, not corporate bonds in a particular country. Similarly, where there is no deep market in high-quality corporate bonds in that currency, government bonds in the relevant currency should be used. The amendment is retrospective but limited to the beginning of the earliest period presented.

  •
  IAS 34, 'Interim financial reporting' ("IAS 34")—the amendment clarifies what is meant by the reference in the standard to 'information disclosed elsewhere in the interim financial report'. The amendment also amends IAS 34 to require a cross-reference from the interim financial statements to the location of that information. The amendment is retrospective.

        The impact of the annual improvements 2014 are not expected to have a material effect on the Combined Financial Statements.

        IFRS 15, 'Revenue from contracts with customers' ("IFRS 15")—IFRS 15 establishes principles for reporting the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The core principle of IFRS 15 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. IFRS 15 sets out a five step approach for use in applying this principle. The new standard replaces IAS 18, 'Revenue' and IAS 11, 'Construction contracts and related interpretations'. The standard is effective for annual periods beginning on or after January 1, 2017 and earlier application is permitted. The Business has not yet completed its assessment of the impact of IFRS 15.

        IFRS 9, 'Financial instruments' ("IFRS 9")—in July 2014, the IASB published the complete version of IFRS 9, Financial Instruments, which replaces the guidance in IAS 39. It has been completed

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

in a number of phases and includes requirements on the classification and measurement of financial assets and liabilities. It also includes an expected credit losses model that replaces the incurred loss impairment model used presently and hedge accounting amendments released in November 2013. The new standard is effective for accounting periods beginning on or after January 1, 2018 (with retrospective application required) and early application is permitted. The Business has not yet completed its assessment of the impact of IFRS 9.

        Other changes to IFRS have been issued but are not yet effective for the Business. However, they are either not expected to have a material effect on the Combined Financial Statements or they are not currently relevant for the Business.

Basis of combination

        Companies included in these Combined Financial Statements are accounted for as controlled companies of the Business as it has control over them and are accounted for as investments under the equity method as the Business has had significant influence over them, in the periods presented. The group of companies included in these Combined Financial Statements are listed in note 27.

(i)
Controlled companies

        Control is achieved when the Business has the power, directly or indirectly, to govern the financial and operating policies, generally accompanying a shareholding of more than half of the voting rights. The existence of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Business controls another entity. Controlled companies are fully combined from the date on which control is transferred to the Business and are de-combined from the date on which control ceases.

        The purchase method of accounting is used to account for the acquisition of controlled companies by the Business. The cost of an acquisition is the consideration given in exchange for control of the identifiable assets, liabilities and contingent liabilities of the acquired legal entities. Directly attributable transaction costs are expensed and included as exceptional items within SGA expenses. The acquired net assets are initially measured at fair value. The excess of the cost of acquisition over the fair value of the identifiable net assets acquired is recorded as goodwill. Any goodwill and fair value adjustments are recorded as assets and liabilities of the acquired legal entity in the currency of the primary economic environment in which the legal entity operates (the "functional currency"). If the cost of acquisition is less than the fair value of the Business' share of the net assets of the legal entity acquired, the difference is recognized directly in the Combined Income Statement. The Business considers obligations of the acquiree in a business combination that arise as a result of the change in control, to be cash flows arising from obtaining control of the controlled company, and classifies these obligations as investing activities in the Combined Statement of Cash Flows.

(ii)
Investments accounted for under the equity method

        The results and assets and liabilities of the Business' joint venture, Copal SAS, are incorporated in these Combined Financial Statements using the equity method of accounting. Under the equity method, an investment in a joint venture is initially recognized in the Combined Statement of Financial Position at cost and adjusted thereafter to recognize the Business' share of the profit or loss and other comprehensive income of the joint venture.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

        Activity for the years ended December 31, 2014, 2013 and 2012 was not sufficiently material to warrant separate presentation.

(iii)
Transactions eliminated on combination

        All assets, liabilities, equity, income, expenses and cash flows relating to transactions between entities of the Business are eliminated in full.

Foreign currency

(i)
Foreign currency transactions

        Items included in the financial statements of each of the Business' entities are measured using the functional currency of that entity.

        Transactions in foreign currencies are translated into the functional currency at the foreign exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated into the functional currency at the foreign exchange rate ruling at that date. Foreign exchange differences arising on translation are recognized in the Combined Income Statement, except: differences on certain derivative financial instruments discussed under "Derivative financial instruments" below. Non-monetary items measured at fair value in foreign currency are translated using the exchange rates as at the date when the fair value is determined.

        The Combined Financial Statements are presented in euro, which is the Business' presentation currency.

(ii)
Financial statements of foreign operations

        The assets and liabilities of foreign operations are translated into euro at foreign exchange rates ruling at the reporting date. The revenues and expenses of foreign operations are translated to euro at average exchange rates for the year. Foreign exchange differences arising on retranslation are recognized in the Combined Statement of Comprehensive Income.

        Gains and losses accumulated in other comprehensive income are recycled to the Combined Income Statement when the foreign operation is sold.

Goodwill

        Goodwill represents the excess of the cost of an acquisition over the fair value of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill is stated at cost less any accumulated impairment losses. Goodwill is allocated to the Business' groups of cash-generating units ("CGUs") that are expected to benefit from the business combination in which the goodwill arose for the purpose of assessing impairment. Goodwill is tested annually for impairment.

Intangible assets

        Intangible assets are initially recognized at cost.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

        Intangible assets acquired as part of a business combination are capitalized separately from goodwill if the intangible asset is separable or arises from contractual or other legal rights. They are initially recognized at cost which, for intangible assets arising in a business combination, is their fair value at the date of acquisition.

        Subsequent to initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. The carrying values of intangible assets with finite useful lives are reviewed for indicators of impairment at each reporting date and are subject to impairment testing when events or changes in circumstances indicate that the carrying values may not be recoverable.

        The amortization of intangible assets is calculated to write off the book value of finite lived intangible assets over their useful lives on a straight-line basis on the assumption of zero residual value.

(i)
Computer software

        Computer software development costs recognized as assets are amortized over their estimated useful lives, which does not exceed five years. Costs associated with maintaining computer software programs are recognized as an expense as incurred.

(ii)
Customer relationships

        Customer relationships acquired in a business combination are recognized at fair value at the acquisition date. The customer relationships have a finite useful life and are carried at cost less accumulated amortization. Amortization is calculated using the straight-line method over the expected life of the customer relationships of 12 years.

(iii)
Technology

        Technology based intangibles acquired in a business combination are recognized at fair value at the acquisition date and reflect the Business' ability to add value through accumulated technological expertise surrounding product and process development. Amortization is calculated using the straight-line method over an estimated useful life of 15 years.

(iv)
Research and development costs

        Research costs are expensed as incurred. Development costs relating to new products are capitalized if the new product is technically and commercially feasible. All other development costs are expensed as incurred.

Property, plant and equipment

(i)
Owned assets

        Items of property, plant and equipment are stated at cost less accumulated depreciation and impairment losses, except for land which is shown at cost less impairment. Spare parts which form an integral part of plant and equipment are capitalized, and those spare parts which do not form an integral part of plant and machinery are included as consumables within inventory and expensed when utilized.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

        Where items of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment.

(ii)
Leased assets

        The determination of whether an arrangement is, or contains a lease, is based on the substance of the arrangement and requires an assessment of whether the fulfillment of the arrangement is dependent on the use of a specific asset or assets, and the arrangement conveys a right to use the asset.

        Leases of property, plant and equipment where the Business has substantially all the risks and rewards of ownership are classified as finance leases.

        Leases where the lessor retains substantially all the risks and rewards of ownership are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the Combined Income Statement on a straight-line basis over the period of the lease.

(iii)
Subsequent costs

        The Business recognizes in the carrying amount of an item of property, plant and equipment, the cost of replacing the component of such an item when that cost is incurred, if it is probable that the future economic benefits embodied with the item will flow to the Business and the cost of the item can be measured reliably. When a component is replaced the old component is de-recognized in the period. All other costs are recognized in the Combined Income Statement as an expense as incurred. When a major overhaul is performed, its cost is recognized in the carrying amount of the plant and equipment as a replacement if the recognition criteria above are met.

(iv)
Depreciation

        Depreciation is charged to the Combined Income Statement on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment. Land is not depreciated. The estimated useful lives are as follows:

Buildings	30 - 40 years
Plant and machinery	3 - 40 years
Office equipment and vehicles	3 - 10 years

        Assets' useful lives and residual values are adjusted if appropriate, at each balance sheet date.

Discontinued operation

        A discontinued operation is a component of an entity that either has been disposed of, or that is classified as held for sale and (i) represents a separate major line of business or geographical area of operations; (ii) is a part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations; or (iii) is a subsidiary acquired exclusively with a view to resale.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

Impairment of non-financial assets

        Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset's carrying amount exceeds its recoverable amount.

        For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows and are allocated to groups of CGUs. The groupings represent the lowest level at which the related assets are monitored for internal management purposes. Non-financial assets other than goodwill that suffered impairment are reviewed for possible reversal of the impairment at each reporting date.

        Exceptional impairments are those that in management's judgment need to be disclosed by virtue of their size, nature or incidence.

        The recoverable amount of other assets is the greater of their value in use and fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value, using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the CGU to which the asset belongs.

Inventories

        Inventories are measured at the lower of cost and net realizable value. The cost of inventories is based on the first-in, first-out basis and includes expenditure incurred in acquiring the inventories and bringing them to their current location and condition. In the case of finished goods and work-in-progress, cost includes direct materials, direct labor and attributable overheads based on normal operating capacity.

        Net realizable value is the estimated proceeds of sale less all further costs to completion, and less all costs to be incurred in marketing, selling and distribution.

        Spare parts which are deemed to be of a consumable nature, are included within inventories and expensed when utilized.

Non-derivative financial instruments

        Non-derivative financial instruments comprise trade and other receivables, cash and cash equivalents, restricted cash, borrowings and trade and other payables. Non-derivative financial instruments are recognized initially at fair value plus any directly attributable transaction costs, except as described below. Subsequent to initial recognition, non-derivative financial instruments are measured as described below.

(i)
Trade and other receivables

        Trade and other receivables are recognized initially at fair value and are thereafter measured at amortized cost using the effective interest rate method less any provision for impairment. A provision for impairment of trade receivables is recognized when there is objective evidence that the Business will not be able to collect all amounts due according to the original terms of the receivables.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

(ii)
Cash and cash equivalents

        Cash and cash equivalents include cash in hand and call deposits held with banks. Cash and cash equivalents are carried at amortized cost.

        Short term bank deposits of greater than three months maturity which do not meet the definition of cash and cash equivalents are classified as financial assets within current assets and stated at amortized cost.

(iii)
Borrowings excluding related party debt

        Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the Combined Income Statement over the period of the borrowings using the effective interest method.

        Borrowings are classified as current liabilities unless the Business has an unconditional right to defer settlement of the liability for at least twelve months after the reporting date.

(iv)
Restricted cash

        Restricted cash comprises cash held by the Business but which is ring-fenced or used as security for specific financing arrangements, and to which the Business does not have unfettered access. Restricted cash is measured at amortized cost.

(v)
Trade and other payables

        Trade and other payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest rate method.

Derivative financial instruments

        Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged.

        The fair values of various derivative instruments used for hedging purposes are disclosed in note 11. The full fair value of a hedging derivative is classified as a non-current asset or liability when the remaining maturity of the hedged item is more than 12 months and as a current asset or liability when the remaining maturity of the hedged item is less than 12 months. Trading derivatives are classified as a current asset or liability.

(i)
Cash flow hedges

        The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recognized in other comprehensive income. Amounts accumulated in other comprehensive income are recycled to the Combined Income Statement in the periods when the hedged item will affect profit or loss.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

        The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in other comprehensive income. The gain or loss relating to the ineffective portion is recognized immediately in the Combined Income Statement within "finance expenses". When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing at that time remains in equity and is recognized when the forecast cash flow arises. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the Combined Income Statement.

(ii)
Fair value hedges

        Derivative financial instruments are classified as fair value hedges when they hedge the Business exposure to changes in the fair value of a recognized asset or liability. Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the Business' income statement, together with any changes in the fair value of the hedged item that is attributable to the hedged risk.

        The gain or loss relating to the effective portion of interest rate swaps hedging assets and borrowings is recognized in the Combined Income Statement within "finance expenses". The gain or loss relating to the ineffective portion of the interest rate swaps is recognized in the Combined Income Statement within "finance expenses". If a hedge no longer meets the criteria for hedge accounting, the adjustment to the carrying amount of a hedged item for which the effective interest method is used is amortized to profit or loss over the period to maturity.

Employee benefits

(i)
Defined benefit pension plans

        Typically, defined benefit plans define an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service and compensation.

        The liability recognized in the Combined Statement of Financial Position in respect of defined benefit pension plans is the present value of the defined benefit obligation at the reporting date less the fair value of plan assets. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability.

        Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to equity in other comprehensive income in the period in which they arise. Past service costs are recognized immediately in the Income Statement.

(ii)
Multi-employer pension plans

        Multi-employer craft or industry based pension schemes ("multi-employer schemes") have arrangements similar to those of defined benefit schemes. In each case it is not possible to identify the Business' share of the underlying assets and liabilities of the multi-employer schemes and therefore in

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

accordance with IAS 19(R), the Business has taken the exemption for multi-employer pension schemes to account for them as defined contribution schemes recognising the contributions payable in each period in the Combined Income Statement.

(iii)
Other end of service employee benefits

        In a number of countries, the Business pays lump sums to employees leaving service. These arrangements are accounted in the same manner as defined benefit pension plans.

(iv)
Other long term employee benefits

        The obligation of the Business in respect of other long term employee benefits plans represents the amount of future benefit that employees have earned in return for service in the current and prior periods and are included in the category of employee benefit obligations on the Combined Statement of Financial Position. The obligation is computed on the basis of the projected unit credit method and is discounted to present value using a discount rate equating to the market yield at the reporting date on high quality corporate bonds of a currency and term consistent with the currency and estimated term of the obligations. Actuarial gains and losses are recognized in full in the Combined Statement of Comprehensive Income in the period in which they arise.

(v)
Defined contribution plans

        A defined contribution plan is a pension plan under which the Business pays fixed contributions into a separate entity. The contributions are recognized as employee benefit expense when they are due.

Provisions

        Provisions are recognized when the Business has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and the amount can be reliably estimated.

        Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation.

Revenue recognition

        Revenue from the sale of goods is recognized in the Combined Income Statement when the significant risks and rewards of ownership have been transferred to the buyer, primarily on dispatch of the goods. Allowances for customer rebates are provided for in the same period as the related revenues are recorded. Revenue is included net of cash discounts and value added tax.

Exceptional items

        The income statement, cash flow and segmental analysis of the Business separately identify results before exceptional items. Exceptional items are those that in management's judgment need to be disclosed by virtue of their size, nature or incidence.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

        Such items include, where significant, restructuring, redundancy and other costs relating to permanent capacity realignment or footprint reorganization, directly attributable acquisition costs, profit or loss on disposal or termination of operations, start-up costs incurred in relation to new operations or plant builds, major litigation costs, settlements and impairment of non-current assets. In this regard the determination of 'significant' as included in our definition uses qualitative and quantitative factors which remain consistent from period to period. Judgment is used by the Business in assessing the particular items, which by virtue of their scale and nature, are disclosed in the Business income statement, and related notes as exceptional items.

Finance income and expense

        Finance income comprises interest income on funds invested, gains on disposal of financial assets, and gains on derivative instruments that are not designated as hedging instruments and are recognized in profit or loss.

        Finance expense comprises interest charges on the debt allocated to the Combined Financial Statements reflecting the weighted average interest on the debt reported within the historic financial statements of Ardagh, finance lease expenses, certain foreign currency translation related to financing, net interest cost on net pension plan liabilities, losses on derivative instruments that are not designated as hedging instruments and are recognized in profit or loss and other finance expense.

        The Business capitalizes borrowing costs directly attributable to the acquisition, construction or production of manufacturing plants that require a substantial period of time to build.

Income tax

        Income tax on the profit or loss for the year comprises current and deferred tax. Income tax is recognized in the Combined Income Statement except to the extent that it relates to items recognized in the Combined Statement of Comprehensive Income.

        Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date and any adjustment to tax payable in respect of previous years.

        Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the Combined Financial Statements. However, deferred tax liabilities are not recognized if they arise from the initial recognition of goodwill; deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

        Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except for deferred income tax liability where the timing of the reversal of the temporary difference is controlled

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

by the Business and it is probable that the temporary difference will not reverse in the foreseeable future.

        Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

        Differences between the tax charges and credits in the Combined Financial Statements and the tax charges and credits in the historical records of the Business are included as offset in invested capital.

Segment reporting

        As described in note 1, the Ardagh Metal Packaging Business has not historically operated as a separate standalone group and has been managed centrally by Ardagh. Following the offering, the Business will be organized within two operating segments: Europe and North America, on the basis of internal reporting to be provided to the Executive Committee of the Company which will be its Chief Operating Decision Maker ("CODM"). The Europe segment includes the 'rest of the world' which accounted for 4% of total revenue in 2014 (2013: 4%, 2012: 5%). The internal information supporting this segmental organization will be used by the CODM to allocate resources and assess segmental performance.

Critical accounting estimates, assumptions and judgments

        Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The Business makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

(i)
Estimated impairment of goodwill and other long lived assets

        In accordance with IAS 36, the Business tests whether goodwill and other long lived assets have suffered any impairment in accordance with the accounting policies stated. The determination of recoverable amounts requires the use of estimates as outlined in note 3. The Business' judgments relating to the impairment of goodwill and other long lived assets are included in note 3 and 4.

(ii)
Income taxes

        The Business is subject to income taxes in numerous jurisdictions and judgment is therefore required in determining the worldwide provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Business recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

(iii)
Measurement of employee benefit obligations

        The Business follows guidance of IAS 19(R), to determine the present value of its obligations to current and past employees in respect of defined benefit pension obligations, other long term employee benefits, and other end of service employee benefits which are subject to similar fluctuations in value in the long term. The Business with the assistance of professional actuaries, values such liabilities designed to ensure consistency in the quality of the key assumptions underlying the valuations. The critical assumptions and estimates applied are discussed in detail in note 12.

(iv)
Establishing lives for depreciation and amortization purposes of property, plant and equipment and intangibles

        Long lived assets, consisting primarily of property, plant and equipment, customer intangibles and technology intangibles, comprise a significant portion of the total assets. The annual depreciation and amortization charges depend primarily on the estimated lives of each type of asset and, in certain circumstances, estimates of fair values and residual values. The Directors regularly review these asset lives and change them as necessary to reflect current thinking on remaining lives in light of technological change, prospective economic utilization and physical condition of the assets concerned. Changes in asset lives can have a significant impact on the depreciation and amortization charges for the period. It is not practical to quantify the impact of changes in asset lives on an overall basis, as asset lives are individually determined and there are a significant number of asset lives in use.

(v)
Exceptional items

        The Combined Income Statement and segment analysis separately identify results before exceptional items. Exceptional items are those that in our judgment need to be disclosed by virtue of their size, nature or incidence.

        The Business believes that this presentation provides additional analysis as it highlights exceptional items. Such items include, where significant, restructuring, redundancy and other costs relating to permanent capacity realignment or footprint reorganization, directly attributable acquisition costs, profit or loss on disposal or termination of operations, start-up costs incurred in relation to new operations or plant builds, major litigation costs, settlements and impairment of non-current assets. In this regard, the determination of "significant" as included in our definition uses qualitative and quantitative factors which remain consistent from period to period. Management uses judgment in assessing the particular items, which by virtue of their scale and nature, are disclosed in the income statement and related notes as exceptional items. We consider the Income Statement presentation of exceptional items to be appropriate as it improves the clarity of the presentation and is consistent with the way that financial information is measured by management and presented to the Board and Chief Operating Decision Maker. In that regard, we believe it to be consistent with paragraph 85 of IAS 1, which permits the inclusion of line items and subtotals that improve the understanding of performance.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

3. Intangible assets

	Goodwill	Customer relationships, software, technology and other	Total
	(in euro millions)
Cost
At January 1, 2012	302	249	551
Additions	11	12	23
Exchange	(1)	—	(1)

At December 31, 2012	312	261	573

Amortization
At January 1, 2012		(23)	(23)
Charge for the year		(21)	(21)

At December 31, 2012		(44)	(44)

Net book value
At January 1, 2012	302	226	528

At December 31, 2012	312	217	529

	Goodwill	Customer relationships, software, technology and other	Total
	(in euro millions)
Cost
At January 1, 2013	312	261	573
Additions	—	19	19
Impairment (note 17)	(11)	—	(11)
Exchange	(9)	—	(9)

At December 31, 2013	292	280	572

Amortization
At January 1, 2013		(44)	(44)
Charge for the year		(23)	(23)

At December 31, 2013		(67)	(67)

Net book value
At December 31, 2013	292	213	505

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

3. Intangible assets (Continued)

	Goodwill	Customer relationships, software, technology and other	Total
	(in euro millions)
Cost
At January 1, 2014	292	280	572
Additions	—	4	4
Divestments	—	(1)	(1)
Impairment (note 17)	—	(11)	(11)
Exchange	2	—	2

At December 31, 2014	294	272	566

Amortization
At January 1, 2014		(67)	(67)
Charge for the year		(23)	(23)
Divestments		1	1

At December 31, 2014		(89)	(89)

Net book value
At December 31, 2014	294	183	477

Goodwill

        An operating segment-level summary of the goodwill allocation is presented below:

	At December 31,
	2014	2013	2012	2011(1)
	(in euro millions)
Europe	271	271	290	280
North America	23	21	22	22

	294	292	312	302

(1)
At January 1, 2012

Impairment tests for goodwill

        The Business performs its impairment test of goodwill annually.

Allocation of goodwill

        Goodwill has been allocated to groups of CGUs for the purpose of impairment testing. The groupings represent the lowest level at which the related goodwill is monitored for internal management purposes.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

3. Intangible assets (Continued)

        The lowest level within the Business at which goodwill is monitored for internal management purposes is on an operating segment basis, resulting in Europe and North America being identified as the two groups of CGUs as of the reporting date.

Recoverable amount and carrying amount

        The Business used the value in use ("VIU") model for the purposes of goodwill impairment testing as this reflects the Business' intention to hold and operate the assets.

        Cash flows considered in the VIU model included the cash inflows and outflows related to the continuing use of the assets over their remaining useful lives, expected earnings, required maintenance capital expenditure, depreciation, tax and working capital. The model includes an apportionment of Business costs allocated into the entities across the projection period based on adjusted EBITDA weighting and other allocations deemed appropriate based on the nature of the cost.

        The discount rate applied to cash flows in the VIU model was estimated using the Capital Asset Pricing Model with regard to the risks associated with the cash flows being considered (country, market and specific risks of the asset).

        Key assumptions include management's estimates of future profitability, replacement capital expenditure requirements, discount rates, customer retention/replacement and the ability to maintain margin through the pass through of input cost inflation. The values applied to each of the key assumptions are derived from a combination of internal and external factors based on historical experience and take into account the stability of cash flows typically associated with these groups of CGUs.

Impairment of goodwill

        In 2013, the Business recorded impairment of goodwill allocated to Europe, reflecting difficult trading conditions. Accordingly, an impairment charge of €11 million was recorded in the year ended December 31, 2013.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

3. Intangible assets (Continued)

        The additional disclosures required under IAS 36 in relation to significant goodwill amounts arising in the groups of CGUs are as follows:

	Europe	North America
	(in euro millions)
2014
Carrying amount of goodwill	271	23
Excess of recoverable amount	1,178	126
Pre-tax discount rate applied	10.5%	10.4%
Growth rate applied for terminal value	2.5%	3.5%

2013
Carrying amount of goodwill	271	21
Excess of recoverable amount	750	32
Pre-tax discount rate applied	11.9%	12.4%
Growth rate applied for terminal value	2.0%	2.0%

2012
Carrying amount of goodwill	290	22
Excess of recoverable amount	561	21
Pre-tax discount rate applied	11.3%	13.3%
Growth rate applied for terminal value	1.9%	1.9%

2011(1)
Carrying amount of goodwill	280	22
Excess of recoverable amount	417	7
Pre-tax discount rate applied	11.6%	13.3%
Growth rate applied for terminal value	1.9%	2.0%

(1)
At January 1, 2012

        Excluding the specific impairment in 2013, sensitivity analysis was performed reflecting potential variations in assumptions as to growth rates and discount rates. In all cases the recoverable values calculated were in excess of the carrying value of the CGUs. The variation applied to terminal value growth rates and discount rates was –75/+75 basis points in 2014 and –50/+50 basis points in 2013 and 2012 and –35/+35 basis points in 2011 respectively.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

4. Property, plant and equipment

	Land and buildings	Plant, machinery and other	Total
	(in euro millions)
Cost
At January 1, 2012	171	1,075	1,246
Acquisitions	5	62	67
Additions	2	77	79
Disposals	(1)	(16)	(17)
Impairment	—	(116)	(116)
Transfers	3	(3)	—
Exchange	1	4	5

At December 31, 2012	181	1,083	1,264

Depreciation
At January 1, 2012	(4)	(66)	(70)
Charge for the year	(5)	(66)	(71)
Disposals	(1)	14	13

At December 31, 2012	(10)	(118)	(128)

Net book value
At January 1, 2012	167	1,009	1,176

At December 31, 2012	171	965	1,136

	Land and buildings	Plant, machinery and other	Total
	(in euro millions)
Cost
At January 1, 2013	181	1,083	1,264
Additions	1	112	113
Disposals	(2)	(24)	(26)
Impairment	—	(113)	(113)
Transfers	18	(18)	—
Exchange	(3)	(27)	(30)

At December 31, 2013	195	1,013	1,208

Depreciation
At January 1, 2013	(10)	(118)	(128)
Charge for the year	(5)	(73)	(78)
Disposals	1	21	22
Exchange	—	2	2

At December 31, 2013	(14)	(168)	(182)

Net book value
At December 31, 2013	181	845	1,026

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

4. Property, plant and equipment (Continued)

	Land and buildings	Plant, machinery and other	Total
	(in euro millions)
Cost
At January 1, 2014	195	1,013	1,208
Divestment	(6)	(95)	(101)
Additions	—	160	160
Disposals	(6)	(15)	(21)
Impairment	(4)	(33)	(37)
Exchange	4	25	29

At December 31, 2014	183	1,055	1,238

Depreciation
At January 1, 2014	(14)	(168)	(182)
Charge for the year	(4)	(67)	(71)
Divestment	1	30	31
Disposals	—	14	14
Exchange	—	(3)	(3)

At December 31, 2014	(17)	(194)	(211)

Net book value
At December 31, 2014	166	861	1,027

        Depreciation expense of €68 million (2013: €75 million, 2012: €68 million) has been charged in cost of sales and €3 million (2013: €3 million, 2012: €3 million) in SGA expenses.

        The impairment charges are the sum of exceptional impairment and non-exceptional impairment. In 2014, €36 million of exceptional impairment of specific property, plant and equipment that is no longer in use was impaired and €1 million of non-exceptional impairment in Europe. In 2013, €107 million of exceptional impairment of long lived assets in the Europe segment was incurred and €6 million of non-exceptional impairment in Europe. In 2012, €116 million of exceptional impairment of long lived assets was incurred, of which €110 million occurred in Europe and €6 million occurred in North America.

        Transfers primarily relate to the reclassification of construction in progress to the applicable classification within property, plant and equipment.

        Construction in progress at December 31, 2014 was €40 million (2013: €76 million, 2012: €62 million, 2011: €38 million).

        Included in property, plant and equipment is an amount for land of €51 million (2013: €57 million, 2012 €55 million, 2011: €52 million).

        No interest was capitalized in the year (2013: €nil, 2012: €nil, 2011: €nil).

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

4. Property, plant and equipment (Continued)

Impairment

2014

        The impairments for the year ended December 31, 2014 include exceptional charges of €36 million, €29 million of which occurred in Europe and €7 million in North America. These impairments were idle assets identified throughout the Business which had no significant forecasted value in use. These assets have been impaired to their estimated residual value.

2013

        The impairments for the year ended December 31, 2013 include exceptional charges of €107 million (all in Europe). The impairments were triggered by difficult trading conditions and an industry wide realignment of capacity in our markets. Recoverable amount is the higher of value in use or fair value less cost to sell ("FVLCTS"). The key assumptions included growth rates ranging from 2.0% to 2.7% and pre-tax discount rates ranging from 10.1% to 13.0%. If the estimated growth rates applied for terminal values or discount rates were adjusted by a range of +/–25 basis points the impact on the level of impairment recorded would not be material.

2012

        The impairments for the year ended December 31, 2012 include exceptional charges of €116 million of which €110 million related to Europe and €6 million related to North America. The impairment includes certain plant and equipment that Ardagh no longer expected to use following the implementation of its metal footprint reorganization. Recoverable amount is the higher of VIU or FVLCTS and in the case of assets that will no longer be used following the footprint reorganization it is the residual value of the assets. Management considers that the level of impairment recorded appropriately reflects downside risk in the impairment model (which has been derived on a VIU basis). The key assumptions included growth rates ranging from 1.9% to 2.0% and pre-tax discount rate of 13.4%. If the estimated growth rates applied for terminal values or discount rates were adjusted by a range of +/–25 basis points or +/–50 basis points, respectively, the impact on the level of impairment recorded would not be material.

Finance leases

        The depreciation charge for capitalized leased assets was €1 million (2013: €2 million, 2012: €1 million, 2011: €1 million), and the related finance charges were €nil (2013: €nil, 2012: €nil, 2011: €nil). The net carrying amount is €8 million (2013: €9 million, 2012: €12 million, 2011: €4 million).

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

4. Property, plant and equipment (Continued)

Operating lease commitments

        The expense in respect of operating lease commitments was as follows:

	For the year ended December 31,
	2014	2013	2012
	(in euro millions)
Plant and machinery	1	2	2
Land and buildings	10	12	13
Office equipment and vehicles	6	6	6

	17	20	21

        The Business had annual commitments under non-cancellable operating leases which expire:

	At December 31,
	2014	2013	2012	2011(1)
	(in euro millions)
Not later than one year	11	15	16	14
Later than one year and not later than five years	31	43	47	47
Later than five years	12	14	22	15

	54	72	85	76

(1)
At January 1, 2012

Capital commitments

        The following capital commitments in relation to property, plant and equipment were authorized by management, but have not been provided for in the Combined Financial Statements:

	At December 31,
	2014	2013	2012	2011(1)
	(in euro millions)
Contracted for	9	129	7	10
Not contracted for	4	7	9	4

	13	136	16	14

(1)
At January 1, 2012

5. Other non-current assets

        At December 31, 2014, other non-current assets of €5 million (2013: €6 million, 2012: €7 million, 2011: €6 million) include €3 million (2013: €3 million, 2012: €3 million, 2011: €nil) relating to the Business' investment in its joint venture.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

6. Deferred income tax

        The movement in deferred tax assets and liabilities during the year was as follows:

	Assets	Liabilities	Total
	(in euro millions)
At January 1, 2012	83	(228)	(145)
Acquisitions	3	(8)	(5)
(Charged)/credited to the Combined Income Statement	(3)	19	16
Credited to the Combined Statement of Other Comprehensive Income	11	2	13
Reclassification	(3)	3	—
Exchange	—	(1)	(1)

At December 31, 2012	91	(213)	(122)
(Charged)/credited to the Combined Income Statement	(12)	32	20
Credited to the Combined Statement of Other Comprehensive Income	2	—	2
Reclassification	1	(1)	—
Exchange	(2)	2	—

At December 31, 2013	80	(180)	(100)
Credited/(charged) to the Combined Income Statement	30	(16)	14
Credited to the Combined Statement of Other Comprehensive Income	13	—	13
Divestments	(7)	8	1
Exchange	3	(3)	—

At December 31, 2014	119	(191)	(72)

        The components of deferred income tax assets and liabilities are as follows:

	At December 31,
	2014	2013	2012	2011(1)
	(in euro millions)
Tax losses	31	18	23	29
Employee benefit obligations	47	34	31	20
Property, plant and equipment and intangible assets	19	13	19	18
Provisions	15	10	10	8
Other	7	5	8	8

	119	80	91	83
Available for offset	(57)	(40)	(54)	(48)

Deferred tax assets	62	40	37	35

Property, plant and equipment and intangible assets	(184)	(172)	(206)	(220)
Other	(7)	(8)	(7)	(8)

	(191)	(180)	(213)	(228)
Available for offset	57	40	54	48

Deferred tax liabilities	(134)	(140)	(159)	(180)

(1)
At January 1, 2012

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

6. Deferred income tax (Continued)

        The deferred tax credit relating to the Combined Income Statement is analyzed as follows:

	For the year ended December 31,
	2014	2013	2012
	(in euro millions)
Tax losses	14	(9)	(6)
Employee benefit obligations	1	(3)	(1)
Provisions	6	—	2
Other deferred tax assets	2	—	—
Accelerated depreciation and fair value adjustments	(9)	32	21

	14	20	16

        Deferred tax assets are only recognized on tax loss carry-forwards to the extent that the realization of the related tax benefit through future taxable profits is probable based on management's forecasts. The Business did not recognize deferred tax assets of €42 million (2013: €45 million, 2012: €40 million, 2011: €29 million) in respect of tax losses amounting to €158 million (2013: €163 million, 2012: €139 million, 2011: €91 million) that can be carried forward against future taxable income due to uncertainty regarding their utilization.

        No provision has been made for temporary differences applicable to investments in subsidiaries as the Business is in a position to control the timing of reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Given that exemptions and tax credits would be available in the context of the Business' investments in subsidiaries in the majority of jurisdictions in which it operates, the aggregate amount of temporary differences in respect of which deferred tax liabilities have not been recognized would be immaterial.

7. Inventories

	At December 31,
	2014	2013	2012	2011(1)
	(in euro millions)
Raw materials and consumables	107	97	106	122
Work-in-progress	76	68	72	77
Finished goods	91	112	119	101

	274	277	297	300

(1)
At January 1, 2012

        No inventory is pledged as security for liabilities.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

7. Inventories (Continued)

        Movements on the inventory provisions are as follows:

	At December 31,
	2014	2013	2012
	(in euro millions)
At January 1,	32	30	30
Charged to cost and expenses	5	3	5
Unused amounts reversed	(2)	(3)	(4)
Exchange	(1)	2	(1)

At December 31,	34	32	30

8. Trade and other receivables

	At December 31,
	2014	2013	2012	2011(1)
	(in euro millions)
Trade receivables	326	379	389	320
Other receivables and prepayments	24	31	39	38

	350	410	428	358

(1)
At January 1, 2012

        The fair values of trade and other receivables approximate the amounts shown above.

        Movements on the provision for impairment of trade receivables are as follows:

	At December 31,
	2014	2013	2012
	(in euro millions)
At January 1,	8	3	—
Charged to cost and expenses	—	7	3
Unused amounts reversed	—	(2)	—

At December 31,	8	8	3

        The majority of the provision above relates to balances which are more than six months past due.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

8. Trade and other receivables (Continued)

        The ageing analysis of trade receivables past due but not impaired is as follows:

	At December 31,
	2014	2013	2012	2011(1)
	(in euro millions)
Up to three months past due	29	38	31	27
Three to six months past due	1	5	3	2
Over six months past due	3	19	15	11

	33	62	49	40

(1)
At January 1, 2012

9. Cash, cash equivalents and restricted cash

        In addition to cash and cash equivalents of €45 million (2013: €45 million, 2012: €95 million, 2011: €125 million), the Business had €6 million (2013: €7million, 2012: €6 million, 2011: €6 million) of restricted cash at December 31, 2014. The restricted cash primarily relates to bank guarantees in the United States and early retirement plans in Germany.

10. Financial risk factors

Capital structure and risk

        The Business does not have its own treasury function. Treasury and capital have been managed centrally by Ardagh. Financial risk management has been carried out by a central Ardagh team (Group Treasury) under policies approved by the directors of Ardagh. As described in note 2, the borrowings reported within these financial statements are principally an allocation of corporate borrowings together with certain specific borrowings directly attributable to the Business.

        Ardagh's objectives when managing capital have been to safeguard its ability to continue as a going concern and provide returns to stakeholders. Ardagh has funded its operations primarily from the following sources of capital: borrowings, cash flow and shareholders' equity. Ardagh has aimed to achieve a capital structure that results in an appropriate cost of capital to accommodate material investments or acquisitions, while providing flexibility in short and medium term funding. It has also aimed to maintain a strong balance sheet and to provide continuity of financing by having a range of maturities and borrowing from a variety of sources. The overall treasury objectives have been to ensure sufficient funds are available for Ardagh to carry out its strategy and to manage certain financial risks to which it is exposed, details of which are provided below.

        Financial risks have been managed, on an on-going basis, by Ardagh on the advice of Group Treasury and senior management. Ardagh has not permitted the use of treasury instruments for speculative purposes, under any circumstances. Group Treasury has regularly reviewed the level of cash and debt facilities required to fund its activities, planned for repayments and refinancing of debt, and identified an appropriate amount of headroom to provide a reserve against unexpected funding requirements.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

10. Financial risk factors (Continued)

        One of Ardagh's key metrics has been the ratio of total Ardagh net debt as a multiple of Adjusted EBITDA. As at December 31, 2014, 2013 and 2012 and 1 January 2012, the ratios for the Business were:

  •
  2014: 6.04

  •
  2013: 5.90

  •
  2012: 6.05

  •
  2011: 4.64

        The Business' activities expose it to a variety of financial risks: interest rate risk, currency exchange risk, commodity price risk, credit risk, liquidity risk and capital risk.

Interest rate risk

        Ardagh's policy, in the management of interest rate risk, has been to strike the right balance between the Group's fixed and floating rate financial instruments. The balance struck by Ardagh's Executive Committee has been dependent on prevailing interest rate markets at any point in time.

        The total debt including allocated related party debt pertaining to the Business as at December 31, 2014 had a weighted average rate of 6.5% (2013: 7.5% and 2012: 8.1%).

        Holding all other variables constant, including levels of indebtedness, at December 31, 2014 a one percentage point increase in variable interest rates would have increased pre-tax interest expense by €5 million (2013: €2 million and 2012: not material).

Currency exchange risk

        The Business operates in 20 countries. The Business' main translation exposure in the year to December 31, 2014, was in relation to US dollar, British pounds, Czech koruna and Polish zloty. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities, and net investments in foreign operations.

        Fluctuations in the value of these currencies with respect to the euro may have a significant impact on the Business' financial condition and results of operations as reported in euro. The Business believes that a strengthening of the euro exchange rate by 1% against all other foreign currencies from the December 31, 2014 rate would reduce invested capital by €5 million (2013: €2 million, 2012: €2 million).

Commodity price risk

        The Business has been exposed to changes in prices of its main raw materials, primarily steel and aluminum. Commodity price risk has been managed by Ardagh Group Treasury. Furthermore, the relative price of oil and its products may materially impact our business, affecting our transport, lacquer and ink costs. Steel has generally been obtained under one year contracts with prices that are usually fixed in advance for each year of the contract. When such contracts are renewed in the future, our steel costs under such contracts will be subject to prevailing global steel and/or tinplate prices at the time of renewal, which may be different from historical prices. Unlike steel, where there is no functioning hedging market, aluminum is traded daily as a commodity (priced in U.S. dollars) on the

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

10. Financial risk factors (Continued)

London Metal Exchange. The price and foreign currency risk on these aluminum purchases is hedged by entering into swaps under which the Group pays a fixed euro price.

Credit risk

        Credit risk has been managed by Ardagh on a Group basis. Credit risk has arisen from deposits with banks and financial institutions, as well as credit exposures to customers, including outstanding receivables. Ardagh's policy has been to place excess liquidity on deposit, only with recognized and reputable financial institutions. For banks and financial institutions, only independently rated parties with a minimum rating of 'A' have been accepted, where possible.

        The credit ratings of banks and financial institutions have been monitored to ensure compliance with Ardagh policy. Ardagh policy has been to extend credit to customers of good credit standing. Credit risk has been managed, on an on-going basis by dedicated people within the Group. The Group's policy for the management of credit risk in relation to trade receivables has involved periodically assessing the current financial standing of customers, taking into account their financial position, past experience and other factors. Provisions have been made, where deemed necessary, and the utilization of credit limits has been regularly monitored. Management does not expect any significant counterparty to fail to meets its obligations. The maximum exposure to credit risk is represented by the carrying amount of each asset. For the year ended December 31, 2014, the Business' ten largest customers accounted for 32% of total revenues (2013: 33%, 2012: 29%). There is no recent history of default with these customers.

Liquidity risk

        The Business is exposed to liquidity risk which arises primarily from the maturing of short-term and long-term debt obligations. Ardagh's policy has been to ensure that sufficient resources are available either from cash balances, cash flows or undrawn committed bank facilities, to ensure all obligations can be met as they fall due.

To effectively manage liquidity risk, Ardagh:

  •
  has committed borrowing facilities that it can access to meet liquidity needs;

  •
  maintains cash balances and liquid investments with highly-rated counterparties;

  •
  limits the maturity of cash balances;

  •
  borrows the bulk of its debt needs under long term fixed rate debt securities; and

  •
  has internal control processes and contingency plans for managing liquidity risk.

        Cash flow forecasting is performed in the operating entities of Ardagh and is aggregated by Ardagh Group Treasury. Ardagh Group Treasury has monitored rolling forecasts of Ardagh's liquidity requirements to ensure it has sufficient cash to meet operational needs while maintaining sufficient headroom on its undrawn committed borrowing facilities at all times so that Ardagh does not breach borrowing limits or covenants on any of its borrowing facilities. Such forecasting has taken into consideration Ardagh's debt financing plans, covenant compliance and compliance with internal balance sheet ratio targets.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

11. Financial assets and liabilities

        The Business' net debt was as follows:

	At December 31,
	2014	2013	2012	2011(1)
	(in euro millions)
Related party debt	1,515	1,278	1,541	1,384
Bank loans	12	13	87	115
Other borrowings	10	11	15	19

Total borrowings	1,537	1,302	1,643	1,518

Cash, cash equivalents and restricted cash	(51)	(52)	(101)	(131)

Net debt	1,486	1,250	1,542	1,387

(1)
At January 1, 2012

        All related party debt is non-current.

Related party debt

        See the basis of preparation, 'note 2' for a description of related party debt. Movements in the allocated related party debt have been treated as movements in invested capital, representing Ardagh's investment in the Business. Interest payable on related party debt forms part of invested capital. Related party debt is considered to be non-current as it will not remain a liability upon completion of the separation.

        An allocation of Ardagh corporate debt attributable to the Business has been made based on the leverage ratios of Ardagh (calculated as corporate debt for allocation, divided by EBITDA before exceptional items). The leverage ratio applied in allocating related party debt for 2014 was 6.2x and 6.0x for 2013 and 2012 and 4.6x for 2011 respectively. The allocated corporate debt is calculated as total Ardagh borrowings less borrowings and cash directly attributable to Ardagh's Glass and Metal businesses.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

11. Financial assets and liabilities (Continued)

        Outlined in the table below, is the corporate debt of Ardagh at December 31, 2014, 2013 and 2012 and January 1, 2012 upon which the allocation of related party debt attributable to the Business has been made.

					Amount drawn as at December 31,
		Maximum amount drawable	Final maturity date	Facility type
Facility	Currency				2014	2013	2012	2011(1)
	(in local currency millions)				(in euro millions)
9.25% First Priority Senior Secured Notes due 2016	EUR	300	01-Jul-16	Bullet	—	—	300	300
7.375% First Priority Senior Secured Notes due 2017	EUR	1,085	15-Oct-17	Bullet	—	1,085	1,085	825
7.375% First Priority Senior Secured Notes due 2017	USD	860	15-Oct-17	Bullet	—	624	652	271
7.125% Senior Notes due 2017	EUR	310	15-Jun-17	Bullet	—	310	310	310
8 3/4% Senior Notes due 2020	EUR	180	01-Feb-20	Bullet	180	180	180	180
9.250% Senior Notes due 2020	EUR	475	15-Oct-20	Bullet	475	475	475	475
9.125% Senior Notes due 2020	USD	920	15-Oct-20	Bullet	758	667	697	348
5.000% First Priority Senior Secured Notes due 2022	EUR	250	15-Nov-22	Bullet	—	250	—	—
4.875% First Priority Senior Secured Notes due 2022	USD	420	15-Nov-22	Bullet	—	305	—	—
7.000% Senior Notes due 2020*	USD	850	15-Nov-20	Bullet	—	617	—	—
USD Term Loan B Facility due 2019	USD	500	17-Dec-19	Amortizing	—	361	—	—
EUR Term Loan B Facility due 2019	EUR	130	17-Dec-19	Amortizing	—	129	—	—
4.250% First Priority Senior Secured Note	EUR	1,155	15-Jan-22	Bullet	1,155	—	—	—
First Priority Senior Secured Floating Rate Notes	USD	1,110	15-Dec-19	Bullet	914	—	—	—
6.00% Senior Notes	USD	440	30-Jun-21	Bullet	362	—	—	—
7.000% Senior Notes	USD	150	15-Nov-20	Bullet	123	—	—	—
6.250% Senior Notes	USD	415	31-Jan-19	Bullet	342	—	—	—
6.750% Senior Notes	USD	415	31-Jan-21	Bullet	342	—	—	—
USD Term Loan B Facility	USD	695	17-Dec-19	Amortizing	572	—	—	—
Other borrowings	EUR	1		Amortizing/ Revolving	—	—	1	—

Total Ardagh corporate debt					5,223	5,003	3,700	2,709

Ardagh corporate net debt for allocation					4,879	3,757	3,565	2,563

(1)
At January 1, 2012

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

11. Financial assets and liabilities (Continued)

Bank loans and other borrowings

        Bank loans and other borrowings were obligations of the legal entities forming the Business historically and so were directly attributable to the Business; details of the indebtedness are included in the table below.

					Amount drawn as at December 31,
		Maximum amount drawable	Final maturity date	Facility type
	Currency				2014	2013	2012	2011(1)
	(in local currency millions)				(in euro millions)
BOSI Australasian Senior Banking Facility Agreement	AUD	91	21-Dec-13	Bullet	—	—	71	70
BOSI Australasian Senior Banking Facility Agreement	AUD	2	21-Dec-13	Amortizing	—	—	1	3
US Equipment Financing Facility	USD	—	01-Sep-17	Amortizing	7	8	10	12
US Real Estate Financing Facility	USD	—	01-Sep-21	Amortizing	5	5	5	5
BNL Receivable Discounting Facility	EUR	25	31-Dec-12	Revolving	—	—	—	16
Italian Receivable Discounting Facility	EUR	26	—	Revolving	—	—	—	9
Finance lease obligations		—		Amortizing	6	7	8	9
Other borrowings	EUR	4		Amortizing/ Revolving	4	4	7	10

Total Business borrowings					22	24	102	134

(1)
At January 1, 2012

        The carrying amount and fair value of Ardagh's corporate debt are as follows:

	Carrying value
At December 31, 2014	Amount drawn	Deferred debt issue costs and bond premiums	Total	Fair value
	(in euro millions)
Loan Notes	4,651	(59)	4,592	4,656
Term Loans	572	(1)	571	559

	5,223	(60)	5,163	5,215

	Carrying value
At December 31, 2013	Amount drawn	Special mandatory redemption premium	Deferred debt issue costs and bond premiums	Total	Fair value
	(in euro millions)
Loan Notes	4,513	11	(44)	4,480	4,761
Term Loans	490	—	(6)	484	495

	5,003	11	(50)	4,964	5,256

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

11. Financial assets and liabilities (Continued)

	Carrying value
At December 31, 2012	Amount drawn	Deferred debt issue costs and bond premiums	Total	Fair value
	(in euro millions)
Loan Notes	3,699	(59)	3,640	4,007
Term Loans	1	—	1	1

	3,700	(59)	3,641	4,008

	Carrying value
At 1 January, 2012	Amount drawn	Deferred debt issue costs and bond premiums	Total	Fair value
	(in euro millions)
Loan Notes	2,709	(68)	2,641	2,602

	2,709	(68)	2,641	2,602

        Fair values are calculated on borrowings as follows:

  (i)
  Loan Notes—calculated based on quoted market prices.

  (ii)
  Term Loans—based on quoted market prices; however, these quoted market prices represent Level 2 inputs because the markets in which the term loans trade were not active.

  (iii)
  Bank loans, overdrafts and revolving credit facilities—based on discounted cash flows using prevailing money-market interest rates for debts with similar credit risk and remaining maturity.

  (iv)
  Invoice discounting facilities and finance leases—assumed that the carrying amount is a reasonable approximation of fair value.

        The fair value of bank loans and other borrowings that were directly attributable to the Business is equivalent to their carrying value.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

11. Financial assets and liabilities (Continued)

Derivative financial instruments

        The Business uses the following hierarchy of valuation techniques for determining and disclosing the fair value of financial instruments:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2	Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (as prices) or indirectly (derived from prices); and
Level 3	Inputs for the asset or liability that are not based on observable market data (unobservable inputs).

	Assets		Liabilities
	Fair values	Contractual or notional amounts	Fair values	Contractual or notional amounts
	(in euro millions)
Fair Value Derivatives
Aluminum contracts	2	25	—	—
Interest rate swap	—	—	1	6

At December 31, 2014	2	25	1	6

	Assets		Liabilities
	Fair values	Contractual or notional amounts	Fair values	Contractual or notional amounts
	(in euro millions)
Fair Value Derivatives
Aluminum contracts	—	—	4	37
Interest rate swap	—	—	1	6

At December 31, 2013	—	—	5	43

	Assets		Liabilities
	Fair values	Contractual or notional amounts	Fair values	Contractual or notional amounts
	(in euro millions)
Fair Value Derivatives
Aluminum contracts	—	—	1	34
Interest rate swap	—	—	4	60

At December 31, 2012	—	—	5	94

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

11. Financial assets and liabilities (Continued)

	Assets		Liabilities
	Fair values	Contractual or notional amounts	Fair values	Contractual or notional amounts
	(in euro millions)
Fair Value Derivatives
Aluminum contracts	1	46	—	—
Interest rate swap	—	—	6	58

At January 1, 2012	1	46	6	58

        All derivative liabilities mature within one year. There were no transfers between level 1 and level 2 during the year.

Aluminum derivatives

        The Business hedges a substantial portion of its anticipated aluminum purchases. Excluding conversion and freight costs, the physical aluminum deliveries are priced based on the average price of aluminum on the LME for the relevant month. The aluminum derivatives contracts were entered into by the legal entities forming the Business.

        Fair values have been based on LME-quoted market prices and there has been no change in the valuation techniques (level 1). The fair value of these contracts when initiated is €nil; no premium is paid or received.

Interest rate swap

        The Business held an interest rate swap contract with fair values as at the end of the reporting periods which have been estimated based on the interbank interest rate market as at those dates (level 2). The interest rate swap was entered into by a legal entity forming part of the Business.

12. Employee benefit obligations

        The Business operates defined benefit and defined contribution pension schemes in most of its countries of operation. The principal funded defined benefit schemes, which are funded by contributions to separate administered funds, are in the Netherlands and the United Kingdom. Other defined benefit schemes are unfunded and the provision is recognized in the Combined Statement of Financial Position. The principal unfunded schemes are in Germany.

        The contribution rates to the funded plans are agreed with the Trustee boards, plan actuaries and the local pension regulators periodically. The contributions paid in 2014 were those recommended by the actuaries.

        In addition, the Business has other employee benefit obligations in certain territories.

        Total employee obligations recognized in the Combined Statement of Financial Position of €261 million (2013: €214 million, 2012: €219 million, 2011: €177 million) include other employee benefit obligations of €32 million (2013: €30 million, 2012: €34 million, 2011: €27 million).

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

12. Employee benefit obligations (Continued)

Defined benefit pension schemes

        The amounts recognized in the Combined Income Statement are:

	For the year ended December 31,
	2014	2013	2012
	(in euro millions)
Current service cost and administration costs:
Cost of sales	(10)	(8)	(6)
SGA	(2)	(2)	(4)

	(12)	(10)	(10)
Exceptional items (note 17)	—	9	—
Net finance expense (note 18)	(7)	(7)	(7)

	(19)	(8)	(17)

        The amounts recognized in the Combined Statement of Comprehensive Income are:

	For the year ended December 31,
	2014	2013	2012
	(in euro millions)
Re-measurement of defined benefit obligation:
Actuarial loss arising from changes in demographic assumptions	(1)	—	—
Actuarial loss arising from changes in financial assumptions	(100)	(21)	(94)
Actuarial gain arising from changes in experience	2	5	8

	(99)	(16)	(86)
Re-measurement of plan assets:
Actual return less expected return on plan assets	58	10	48

Actuarial loss for the year on pension benefits	(41)	(6)	(38)
Actuarial loss on other end of service employee benefits	(3)	(1)	(4)

	(44)	(7)	(42)

        The actual return on plan assets resulted in a gain of €78 million in 2014 (2013: €28 million, 2012: €72 million).

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

12. Employee benefit obligations (Continued)

        Movement in the defined benefit obligations and assets:

	At December 31,
	Obligations			Assets
	2014	2013	2012	2014	2013	2012
	(in euro millions)
Beginning of year	(720)	(711)	(615)	536	526	465
Disposed	10	—	—	(11)	—	—
Interest income (note 18)	—	—	—	20	18	24
Current service cost	(12)	(10)	(10)	—	—	—
Past service gain	2	9	—	—	—	—
Interest expense (note 18)	(27)	(25)	(31)	—	—	—
Administration expenses paid from plan assets	—	—	—	(1)	—	—
Re-measurements	(99)	(16)	(86)	58	10	48
Assets extinguished on settlements	—	—	—	(1)	(1)	(2)
Employer contributions	—	—	—	9	10	11
Employee contributions	(3)	(3)	(3)	3	3	3
Benefits paid	32	33	33	(25)	(25)	(24)
Exchange	(7)	3	1	7	(5)	1

End of year	(824)	(720)	(711)	595	536	526

        The defined benefit obligations above include €196 million (2013: €161 million, 2012: €162 million, 2011: €123 million) of unfunded obligations.

        Plan assets comprise:

	At December 31,
	2014	2013	2012	2011(1)	2014	2013	2012	2011(1)
	(in euro millions)				(percentage)
Equities	161	166	172	149	27%	31%	33%	32%
Target return funds	66	160	—	—	11%	30%	—	—
Bonds	175	114	199	167	29%	21%	38%	36%
Cash/other	193	96	155	149	33%	18%	29%	32%

	595	536	526	465	100%	100%	100%	100%

(1)
At January 1, 2012

        The pension assets do not include any of the Business' ordinary shares, other securities or other Business assets.

Investment strategy

        The choice of investments takes account of the expected maturity of the future benefit payments. The plans invest in diversified portfolios consisting of an array of asset classes that attempt to maximize

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

12. Employee benefit obligations (Continued)

returns while minimizing volatility. The asset classes include national and international equities, fixed income government and non-government securities and real estate, as well as cash.

Assumptions and sensitivities

        The principal pension assumptions used in the preparation of the accounts take account of the different economic circumstances in the countries of operations and the different characteristics of the respective plans, including the length of duration of liabilities.

        The ranges of the principal assumptions applied in estimating defined benefit obligations were:

	Eurozone				UK and other
	2014%	2013%	2012%	2011(1) %	2014%	2013%	2012%	2011(1) %
Rate of inflation	1.80 - 2.00	2.00	2.00	2.00	2.30 - 3.10	2.30 - 3.50	2.20 - 3.00	2.25 - 3.00
Rate of increase in salaries	2.00 - 2.50	2.50	2.50 - 3.00	2.50 - 3.00	3.00 - 3.10	3.00 - 3.50	3.00 - 3.50	3.00 - 4.00
Discount rate	0.50 - 2.30	2.00 - 3.60	2.90 - 3.40	4.70 - 5.00	3.80 - 4.30	4.60 - 4.90	2.90 - 4.50	3.40 - 5.00

(1)
At January 1, 2012

        Assumptions regarding future mortality experience are set based on actuarial advice in accordance with published statistics and experience.

        These assumptions translate into the following average life expectancy in years for a pensioner retiring at age 65. The mortality assumptions for the countries with the most significant defined benefit plans are set out below:

	Eurozone				UK and other
	2014 Years	2013 Years	2012 Years	2011(1) Years	2014 Years	2013 Years	2012 Years	2011(1) Years
Life expectancy, current pensioners	21 - 22	19 - 23	18 - 23	18 - 23	22	19 - 22	19 - 22	18 - 22
Life expectancy, future pensioners	24 - 25	22 - 24	20 - 26	21 - 25	24	21 - 25	21 - 24	21 - 24

(1)
At January 1, 2012

        The impact of the discount rate differing by 50 basis points from management's estimates is that the carrying amount of pension obligations would be an estimated €28 million lower or €32 million higher at December 31, 2014.

        The impact of the inflation rate differing by 50 basis points from management's estimates is that the carrying amount of pension obligations would be an estimated €25 million lower or €27 million higher at December 31, 2014.

        The impact of the salary rate of increase differing by 50 basis points from management's estimates is that the carrying amount of pension obligations would be an estimated €10 million lower or €11 million higher at December 31, 2014.

        The impact of increasing the expected longevity by one year would result in an increase in the Business' liability of €10 million at December 31, 2014.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

12. Employee benefit obligations (Continued)

        The Business' best estimate of contributions expected to be paid to defined benefit plans in 2015 is €15 million.

        The principal defined benefit schemes are described briefly below:

Nature of the schemes	Europe UK	Europe Germany	Europe Netherlands
	Funded	Unfunded	Funded
2014
Active members	118	700	921
Deferred members	412	502	2,038
Pensioners including dependents	344	839	3,139
Weighted average duration (years)	21	17	16
2013
Active members	118	742	921
Deferred members	412	511	2,038
Pensioners including dependents	344	791	3,139
Weighted average duration (years)	19	16	16
2012
Active members	120	786	1,021
Deferred members	415	517	2,017
Pensioners including dependents	354	674	3,198
Weighted average duration (years)	20	19	19
2011(1)
Active members	140	853	1,125
Deferred members	424	500	2,151
Pensioners including dependents	325	689	3,286
Weighted average duration (years)	20	19	19

(1)
At January 1, 2012

        The expected total benefit payments over the next five years are:

	2015	2016	2017	2018	2019	Subsequent five years
	(in euro millions)
Benefits	32	29	29	29	30	159

        The Business also has defined contribution plans; the contribution expense associated with these plans for 2014 was €5 million (2013: €5 million, 2012: €5 million). The Business' best estimate of the contributions expected to be paid to these plans in 2015 is €5 million.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

12. Employee benefit obligations (Continued)

Other employee benefits

	At December 31,
	2014	2013	2012	2011(1)
	(in euro millions)
End of service employee benefits	(23)	(20)	(18)	(18)
Long term employee benefits	(9)	(10)	(16)	(9)

	(32)	(30)	(34)	(27)

(1)
At January 1, 2012

        End of service employee benefits comprise principally, amounts due to be paid to employees leaving the Business' service in France and Italy. Long term employee benefit obligations comprise amounts due to be paid under partial retirement contracts in Germany and other obligations to pay benefits primarily related to long service awards.

13. Trade and other payables

	At December 31,
	2014	2013	2012	2011(1)
	(in euro millions)
Trade payables	251	246	295	305
Other payables and accruals	121	119	121	105

	372	365	416	410

(1)
At January 1, 2012

        Other payables and accruals mainly comprise accruals for operating expenses, deferred income, accruals for value added taxes, and tax and social security payables.

14. Provisions for other liabilities and charges

	At December 31,
	2014	2013	2012	2011(1)
	(in euro millions)
Current	32	8	21	26
Non-current	10	12	16	12

	42	20	37	38

(1)
At January 1, 2012

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

14. Provisions for other liabilities and charges (Continued)

        The majority of non-current provisions are expected to be utilized within the next five years.

	Restructuring	Other provisions	Total provisions
	(in euro millions)
At January 1, 2012	21	17	38
Provided	30	3	33
Released	(2)	(2)	(4)
Paid	(25)	(5)	(30)

At December 31, 2012	24	13	37

At January 1, 2013	24	13	37
Provided	6	3	9
Released	(1)	(2)	(3)
Paid	(19)	(4)	(23)

At December 31, 2013	10	10	20

At January 1, 2014	10	10	20
Disposed	(4)	—	(4)
Provided	24	19	43
Released	(2)	(2)	(4)
Paid	(9)	(4)	(13)

At December 31, 2014	19	23	42

        The restructuring provision relates to redundancy and other restructuring costs. Other provisions relate to probable environmental claims, customer quality claims, and onerous leases.

15. Segment analysis

        Finance income and expense are not allocated to segments as these are reviewed on a Business wide basis. Performance of the operating segments is assessed based on adjusted EBITDA, which is defined as operating profit/(loss) for the period before depreciation, amortization, and non-exceptional impairment and exceptional items. Segment revenue derives entirely from sales to external customers.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

15. Segment analysis (Continued)

Reconciliation of loss before tax to adjusted EBITDA

	Continuing operations
	For the year ended December 31,
	2014	2013	2012
	(in euro millions)
Loss before tax	(37)	(123)	(102)
Net finance expense	107	111	135

Operating profit/(loss)	70	(12)	33
Depreciation	63	72	65
Amortization	23	23	21
Non-exceptional impairment	1	6	—
Exceptional items (note 17)	89	123	136

Adjusted EBITDA	246	212	255

        The segment results for the year ended December 31, 2014 are:

	Continuing operations
	Europe	North America	Total Business
	(in euro millions)
Revenue	1,668	182	1,850
Adjusted EBITDA	228	18	246
Depreciation, amortization and non-exceptional impairment	(79)	(8)	(87)
Exceptional items	(61)	(28)	(89)

Operating profit/(loss)	88	(18)	70
Capital expenditure (note 3 and 4)	60	102	162
Segment assets	1,790	338	2,128

        The segment results for the year ended December 31, 2013 are:

	Continuing operations
	Europe	North America	Total Business
	(in euro millions)
Revenue	1,663	185	1,848
Adjusted EBITDA	189	23	212
Depreciation, amortization and non-exceptional impairment	(96)	(5)	(101)
Exceptional items	(119)	(4)	(123)

Operating (loss)/profit	(26)	14	(12)
Capital expenditure (note 3 and 4)	66	62	128
Segment assets	1,900	198	2,098

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

15. Segment analysis (Continued)

        The segment results for the year ended December 31, 2012 are:

	Continuing operations
	Europe	North America	Total Business
	(in euro millions)
Revenue	1,720	189	1,909
Adjusted EBITDA	227	28	255
Depreciation, amortization and non-exceptional impairment	(79)	(7)	(86)
Exceptional items	(133)	(3)	(136)

Operating profit	15	18	33
Capital expenditure (note 3 and 4)	72	5	77
Segment assets	2,097	149	2,246

        Segment assets consist of property, plant and equipment, intangible assets, inventories, trade and other receivables.

	At December 31,
Segment assets	2014	2013	2012	2011(1)
	(in euro millions)
Segment assets—continuing operations	2,128	2,098	2,246	2,225
Segment assets—discontinued operations	—	120	144	137
Deferred tax assets	62	40	37	35
Other non-current assets	5	6	7	6
Derivative financial instruments	2	—	—	1
Restricted cash	6	7	6	6
Cash and cash equivalents	45	45	95	125

Total assets per statement of financial position	2,248	2,316	2,535	2,535

(1)
At January 1, 2012

        Capital expenditure comprises additions to intangible assets excluding goodwill (note 3), and property, plant and equipment (note 4). Capital expenditure incurred in the discontinued operation, metal can packaging operations in Australia and New Zealand (note 22), for €2 million in 2014 (2013: €4 million, 2012: €14 million) are excluded from segment results as presented.

        No one customer accounted for greater than 10% of total revenue in 2014, 2013 or 2012.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

15. Segment analysis (Continued)

        Total revenue and non-current assets, excluding financial instruments, taxes, pensions and goodwill arising on acquisitions, in countries which account for more than 10% of total revenue or non-current assets are as follows:

	Continuing operations
	For the year ended December 31,
Revenue	2014	2013	2012
	(in euro millions)
North America	182	185	189
France	290	277	275
Germany	307	295	311
Netherlands	239	237	243
United Kingdom	218	208	210

	1,236	1,202	1,228

	At December 31,
Non-current assets	2014	2013	2012
	(in euro millions)
North America	248	141	95
France	162	194	198
Germany	195	210	220
Netherlands	196	208	217

	801	753	730

16. Employee costs

	Continuing operations
	For the year ended December 31,
	2014	2013	2012
	(in euro millions)
Wages and salaries	294	313	309
Social security costs	65	64	62
Defined benefit plan pension costs (note 12)	12	10	10
Defined contribution plan pension costs (note 12)	5	5	5

	376	392	386

	At December 31,
Number of employees	2014	2013	2012
Production	6,251	6,477	6,661
Administration	1,125	1,290	1,364

	7,376	7,767	8,025

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

17. Exceptional items

	Continuing operations
	For the year ended December 31,
	2014	2013	2012
	(in euro millions)
Impairment—property, plant and equipment	(36)	(107)	(116)
Restructuring costs	(18)	(7)	(16)
Impairment—working capital	(8)	(1)	(1)
Plant start-up costs	(18)	(4)	—
Past service credit (note 12)	—	7	—

Exceptional items—cost of sales	(80)	(112)	(133)

Restructuring costs	(7)	(2)	(1)
Acquisition costs	—	—	(2)
Gain on disposal of business (note 21)	9	—	—
Past service credit (note 12)	—	2	—
Impairment—goodwill and other intangibles	(11)	(11)	—

Exceptional items—SGA expenses	(9)	(11)	(3)

Total exceptional items	(89)	(123)	(136)

        Exceptional items are those that in management's judgment need to be disclosed by virtue of their size, nature or incidence.

2014

  •
  €36 million of exceptional impairment to specific property, plant and equipment that were identified as idle assets which had no significant forecasted value in use;

  •
  €8 million of impairment to working capital in the Ukraine due to the political climate in the region;

  •
  €11 million of impairment to other intangibles which were no longer in use;

  •
  €25 million of restructuring costs primarily relating to our footprint optimization and business repositioning outlined above;

  •
  €18 million of start-up costs related to our strategic growth investment in North America; and

  •
  €9 million exceptional gain on the disposal of a business in America Samoa.

2013

  •
  €118 million of exceptional impairment to long lived assets in Europe related to difficult trading conditions, including €11 million of goodwill;

  •
  €4 million of start-up costs related to our strategic growth investment in North America;

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

17. Exceptional items (Continued)

  •
  €9 million of restructuring costs primarily relating to our footprint optimization and fundamental business repositioning outlined above; and

  •
  €9 million past service credit relating to our principal pension plans in the Netherlands.

2012

  •
  €116 million of exceptional impairment to property, plant and equipment reflecting difficult trading conditions;

  •
  €17 million of restructuring costs primarily relating to our footprint optimization and business repositioning following the acquisition of the metal operations from Impress Group in December 2010, FiPar in April 2011 and Boxal in April 2012; and

  •
  €2 million of costs related to the acquisition of Boxal and €1 million of impairment to working capital.

18. Finance income and expense

	Continuing operations
	For the year ended December 31,
	2014	2013	2012
	(in euro millions)
Interest on related party debt	(98)	(101)	(120)
Net pension interest costs (note 12)	(7)	(7)	(7)
Other financing costs	(2)	(4)	(9)

Total finance expense	(107)	(112)	(136)
Finance income	—	1	1

Net finance expense	(107)	(111)	(135)

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

19. Income tax

	Continuing operations
	For the year ended December 31,
	2014	2013	2012
	(in euro millions)
Current tax:
Current tax for the year	(13)	(8)	(17)
Adjustments in respect of prior years	(2)	1	1

Total current tax	(15)	(7)	(16)

Deferred tax:
Deferred tax for the year	17	42	26
Adjustments in respect of prior years	2	(6)	—

Total deferred tax	19	36	26

Income tax credit	4	29	10

	Continuing operations
	For the year ended December 31,
	2014	2013	2012
	(in euro millions)
Loss before tax	(37)	(123)	(102)
Loss before tax multiplied by the standard rate of UK corporation tax: 21.5% (2013: 23.25%, 2012: 24.5%)	8	29	25
Reversal of previously recognized tax losses on which deferred income tax assets were recognized	—	(2)	(9)
Tax losses for which no deferred income tax asset was recognized	(7)	(4)	(1)
Re-measurement of deferred taxes	—	1	1
Adjustment in respect of prior years	—	(5)	2
Income subject to other taxes	(4)	(5)	(4)
Income taxed at rates other than standard tax rates	4	10	1
Non-deductible items	(2)	(2)	—
Other	5	7	(5)

Income tax credit	4	29	10

        The total tax credit outlined above for each year includes tax credits of €18 million in 2014 (2013: €30 million, 2012: €20 million) in respect of exceptional items.

        Following the enactment of legislation in the UK, the main rate of UK corporation tax was reduced from 26% to 24% effective April 1, 2012, to 23% effective April 1, 2013 and to 21% effective April 1, 2014.

        Relevant deferred tax balances have been re-measured due to changes in substantively enacted tax rates as at December 31, 2013 in the UK, Denmark, Canada and Ukraine and as at December 31, 2012 in the UK, Canada, Ukraine, Japan and South Korea.

        Income subject to other taxes is primarily attributable to state and local taxes in certain jurisdictions.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

20. Cash generated from operating activities

	For the year ended December 31,
	2014	2013	2012
	(in euro millions)
Loss before tax from continuing operations	(37)	(123)	(102)
Adjustments:
Depreciation	63	72	65
Amortization	23	23	21
Net finance expense (note 18)	107	111	135
Non-exceptional impairment charges	1	6	—
Exceptional items (note 17)	89	123	136
Movement in working capital	12	(45)	(63)
Movement on non-working capital payables	(11)	2	(6)
Exceptional acquisition-related, disposal and plant start-up costs paid	(18)	(8)	(2)
Exceptional restructuring paid	(11)	(22)	(20)

Cash from operating activities of continuing operations	218	139	164
Cash from operating activities of discontinued operation (note 22)	—	3	9

Cash from operating activities	218	142	173

21. Business combinations and disposals

2014

American Samoa Disposal

        During the year ended December 31, 2014 the Business disposed of a business in American Samoa. Total cash consideration of €21 million was received and a gain of €9 million was recognized.

(in euro millions)
Consideration	21
Net assets disposed	(13)
Cumulative exchange gains previously deferred in invested capital	1

Gain on disposal (note 17)	9

        Prior to the divestment, the disposal contributed revenue of €34 million and operating profit of €4 million to the Business' results for the year ended December 31, 2014.

        If the disposal had occurred on January 1, 2014 revenue and operating profit for the Business from continuing operations for the year ended December 31, 2014 would have been €1,816 million and €66 million respectively.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

21. Business combinations and disposals (Continued)

2012

Boxal Acquisition

        On March 1, 2012, Ardagh completed the purchase of 100% of the equity of Boxal France SAS, Boxal Netherlands BV and the assets of Szenna Pack Kft. from Exal Corporation (referred to collectively "Boxal"). Boxal is an aluminum container manufacturer supplying aerosols and bottles to a wide variety of industries including cosmetics, pharmaceutical, food and beverages and has manufacturing plants principally in France and the Netherlands with a total annual capacity of nine hundred million containers.

        The acquisition represented a strategic diversification into the aluminum can end-market and enhanced the Business product offering.

        Since the closing of the Boxal acquisition on March 1, 2012, it has been integrated into the Business in Europe.

        The purchase price was allocated to assets acquired and liabilities assumed based on fair values.

        Cash consideration of €84 million was paid for the purchase of Boxal by Ardagh and accordingly no cash outflow was recorded in the Business' Combined Statement of Cash Flows. The assets and liabilities recognized as a result of the acquisition have been determined as at December 31, 2012 as follows:

(in euro millions)
Cash and cash equivalents	5
Property, plant and equipment	67
Deferred tax assets	3
Investment in joint ventures	3
Inventories	18
Trade and other receivables	26
Trade and other payables	(33)
Other employee benefit obligations	(3)
Employee end of service obligations	(1)
Borrowings	(1)
Income tax payable	(3)
Deferred tax liabilities	(8)

Total identifiable net assets	73
Goodwill	11

Net assets acquired	84

        The allocations set forth above are based on management's estimate of the fair values. The detailed reviews of the fair values of land and buildings, plant and equipment and intangible assets involving outside specialists are complete.

        The goodwill arising on the acquisition is disclosed within the Europe segment. The goodwill arising from the acquisition is attributable to acquired workforce, market position in aluminum can

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

21. Business combinations and disposals (Continued)

packaging as well as anticipated synergies from a more cost effective manufacturing foot-print through Szenna-Pack. The goodwill recognized is not deductible for income tax purposes.

        The fair value of trade and other receivables included trade receivables with a fair value of €16 million.

        The revenue included in the Combined Statement of Comprehensive Income for the year ended December 31, 2012 contributed by Boxal, was €93 million. Boxal also contributed operating profit of €nil for the same period.

        If the acquisition had occurred on January 1, 2012, the revenue for the Business from continuing operations for the year ended December 31, 2012 would have been €1,931 million.

22. Discontinued operation

        On December 31, 2014, the Business completed the disposal of its metal can packaging operation in Australia and New Zealand to Jamestrong Australasia Holdings Pty Ltd for a gross consideration of €57 million. The disposal resulted in a loss before tax of €46 million which has been recognized as discontinued operation in the Combined Income Statement.

        The results of the discontinued operation are presented below:

	For the year ended December 31,
	2014	2013	2012
	(in euro millions)
Revenue	124	143	159
Operating loss	(1)	(2)	(6)
Finance expense	(1)	(1)	(6)

Loss before tax from discontinued operation	(2)	(3)	(12)
Loss on disposal of discontinued operation	(44)	—	—

Loss before tax from discontinued operation	(46)	(3)	(12)
Income tax (expense)/credit(1)	—	(5)	1

Loss for the year from discontinued operation	(46)	(8)	(11)

  (1)
  Includes a deferred tax expense of €nil (2013: €4 million, 2012: credit of €3 million)

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

22. Discontinued operation (Continued)

        The major classes of assets and liabilities sold are analyzed as follows:

At December 31,
2014
(in euro millions)
Assets and liabilities disposed of other than cash
Property, plant and equipment	63
Inventories	36
Trade and other receivables	12
Provisions	(5)
Income tax payable	(1)
Trade and other payables	(18)

Net assets disposed of	87

For the year ended December 31,
2014
(in euro millions)
Loss on disposal of discontinued operation
Cash consideration	57
Cash and cash equivalents in Australia and New Zealand on disposal	(1)

Net cash inflow in respect of disposal	56
Net assets disposed	(87)
Disposal expenses	(4)
Cumulative exchange losses previously deferred in invested capital	(9)

Loss on disposal of discontinued operation	(44)

	For the year ended December 31,
	2014	2013	2012
	(in euro millions)
Loss before tax from discontinued operation	(46)	(3)	(12)
Adjustments:
Depreciation	8	6	6
Net finance expense	1	1	6
Loss on disposal	44	—	—
Exceptional items	2	3	12
Movement in working capital	2	1	(5)
Movement on non-working capital payables	(8)	(3)	6
Exceptional restructuring paid	(3)	(2)	(4)

Cash from discontinued operation	—	3	9

Interest paid	—	(2)	(6)
Income tax received/(paid)	1	(3)	1

Cash (used)/from operating activities of discontinued operation	1	(2)	4

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

23. Related party transactions

(i)
Joint ventures

        At December 31, 2014, the Business owed €1 million (2013: €1 million, 2012: €nil, 2011: €nil) to Copal SAS, its only joint venture. During 2014, the Business incurred €4 million (2013: €4 million, 2012: €4 million) for raw materials purchased from Copal SAS. The 50% equity interest is held by Ardagh Aluminium Packaging France SAS, a controlled company of the Business.

(ii)
Pension scheme

        The pension schemes are related parties. For details of all transactions during the year, please see note 12.

(iii)
Other related party transactions

        The Combined Financial Statements reflect the following related party transactions recorded through invested capital:

  •
  Services provided by Ardagh to the Business and the charges (and allocation basis) for those services allocated to the Business as described and disclosed in note 2;

  •
  Allocation of corporate net debt to the Business presented as related party debt is described in note 2 and disclosed in note 11;

  •
  Interest on related party debt is disclosed in note 18 and the basis of allocation described in note 2;

  •
  Tax amounts offset to invested capital, represent the difference between tax charges and credits recorded in the Combined Financial Statements and the amounts recorded in the historical records of the Business; and

  •
  As described in note 2, all intercompany balances between Ardagh and the Business are deemed to be long-term funding in nature and will not remain a liability upon separation from Ardagh. The amounts eliminated as shown in the table below represent the difference between net cash distributions to Ardagh and expenses incurred by Ardagh on behalf of the Business. The capital contribution by Ardagh to the Business of the Boxal net assets acquired is further described in note 21.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

23. Related party transactions (Continued)

        The analysis of the above transactions recorded through invested capital as disclosed in the Statement of Changes in Invested Capital, is set out in the table below:

	For the year ended December 31,
	2014	2013	2012
	(in euro millions)
Change in allocated related party debt	(237)	263	(157)
Interest on related party debt	98	101	120
Corporate cost allocation	18	21	24
Change in intercompany balances	(19)	4	2
Capital contribution—Boxal net assets	—	—	84
Other capital contributions	—	—	35
Cash remitted to Ardagh	(136)	(37)	(117)
Tax offset in invested capital	(5)	(12)	(13)

	(281)	340	(22)

        At 1 January 2012, the transition date to IFRS, related party debt of €1,384 million was allocated to the Business and included in invested capital. At the same date intercompany balances of €183 million payable by the Business to Ardagh were included in invested capital.

        Other than as noted above, management believes that there were no related party transactions that had a material effect on the financial position or the performance of the Business.

24. Contingencies

Environmental issues

        The Business is regulated under various national and local environmental, occupational health and safety and other governmental laws and regulations relating to:

  •
  the operation of installations for manufacturing of metal packaging and surface treatment using solvents;

  •
  the generation, storage, handling, use and transportation of hazardous materials;

  •
  the emission of substances and physical agents into the environment;

  •
  the discharge of waste water and disposal of waste;

  •
  the remediation of contamination; and

  •
  the design, characteristics, and recycling of its products.

        The Business believes, based on current information that it is in substantial compliance with applicable environmental laws and regulations and permit requirements. It does not believe it will be required, under both existing or anticipated future environmental laws and regulations, to expend amounts, over and above the amount accrued, which will have a material effect on its business, financial condition or results of operations or cash flows. In addition, no material proceedings against the Business arising under environmental laws are pending.

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

24. Contingencies (Continued)

Legal matters

        A national competition authority in Europe has initiated an antitrust investigation involving metal packaging manufacturers including Ardagh. Given the early stage of the investigation, it cannot reasonably be assessed what actions or costs, if any, the process will ultimately result in and accordingly no provision has been recognized.

        The Business is involved in certain other legal proceedings arising in the normal course of its business. The Business believes that none of these proceedings, either individually or in aggregate, is expected to have a material adverse effect on its business financial condition results of operations or cash flows.

25. Events after the reporting period

        There are no material events after the reporting period relevant to the Business.

26. Key management compensation

        Key management are those persons who have the authority and responsibility for planning, directing and controlling the activities of the Business. During the reporting period, the Business was part of Ardagh Group S.A., which is where all decisions, control and key strategy choices were made; therefore the Business does not have any key management. The general management and finance management of the Business have an operative role in relation to the decisions taken at corporate level. The key personnel of Ardagh have controlled and directed the operations of the Business as it was not managed separately. Payments to these personnel are made by a different subsidiary. It is not possible to determine with certainty the charges that the Business received for the mentioned key personnel, although a portion of the key management remuneration is included in the allocations (see note 2).

THE ARDAGH METAL PACKAGING BUSINESS

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

27. Controlled companies

        The Combined Financial Statements include the following operating legal entities, all of which were involved in metal can packaging as of December 31, 2014:

Business	Country of incorporation	Portion of shares held %
Ardagh Metal Packaging Canada Ltd	Canada	100
Ardagh Metal Packaging Czech Republic s.r.o	Czech Republic	100
Ardagh Metal Packaging Hjørring A/S	Denmark	100
Ardagh Aluminium Packaging France SAS	France	100
Ardagh MP West France SAS	France	100
Ardagh Metal Packaging France SAS	France	100
Ardagh Metal Packaging Germany GmbH	Germany	100
Ardagh Germany MP GmbH	Germany	100
Ardagh Aluminium Packaging Hungary Kft	Hungary	100
Ardagh Metal Packaging Hungary Kft	Hungary	100
Ardagh Group Italy S.r.l*	Italy	100
Ardagh Metal Packaging Latvia SIA	Latvia	100
Ardagh Metal Packaging Morocco SAS	Morocco	100
Ardagh Aluminium Packaging Netherlands B.V.	Netherlands	100
Ardagh Metal Packaging Netherlands B.V.	Netherlands	100
Ardagh Metal Packaging Poland Sp. z o.o.	Poland	100
Ardagh Metal Packaging Buftea S.A.	Romania	100
Ardagh Metal Packaging Kuban LLC	Russia	100
Ardagh Metal Packaging Rus LLC	Russia	100
Ardagh Metal Packaging (Seychelles) Ltd	Seychelles	100
Ardagh Metal Packaging Korea Chusik Hoesa	South Korea	100
Ardagh Metal Packaging Iberica S.A.	Spain	100
Borisat Royal Ardagh Chamkad (Royal Ardagh Limited)	Thailand	55
Ardagh Metal Packaging Ukraine LLC	Ukraine	100
Ardagh Metal Packaging UK Limited	United Kingdom	100
Ardagh Metal Packaging USA Inc.	United States	100

*
Ardagh Group Italy S.r.l includes both metal can packaging and glass packaging operations in Italy. Only the Italian metal can packaging operations related to this entity have been included in the Combined Financial Statements of the Business.

Class A Common Shares

Oressa Limited

PROSPECTUS

                        , 2015

Citigroup

Until                        (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

        Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

        We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company's directors or officers for any act or failure to act in the performance of such director's or officer's duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

Item 7.    Recent Sales of Unregistered Securities.

  Not applicable

Item 8.    Exhibits and Financial Statement Schedules.

(a)
Exhibits

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement*
3.1	Memorandum of Association*
3.2	Bye-laws*
4.1	Specimen Certificate Evidencing Class A Common Shares*
5.1	Opinion of Conyers Dill & Pearman Limited*
10.1	Form of Asset Sale and Separation Agreement*
10.2	Form of Transition Services Agreement*
10.4	Form of Tax Matters Agreement*
10.5	Form of Tax Receivable Agreement*
10.6	Form of Shareholders' and Registration Rights Agreement*
21.1	Subsidiaries of Oressa Limited*
23.1	Consent of PricewaterhouseCoopers, Dublin, Ireland
23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)*
24.1	Powers of Attorney (included in the signature page)

*
To be filed by amendment.

Item 9.    Undertakings.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The Registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h)

under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on June 23, 2015.

Oressa Limited
By:	/s/ DAVID WALL
	Name:	David Wall
	Title:	Chief Executive Officer

POWERS OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints David Wall, and Stefan Seibert and any one or more of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed on June 23, 2015 by the following persons in the capacities indicated.

Signature	Title	Date

/s/ DAVID WALL David Wall	Chief Executive Officer, and Director (Principal Executive Officer)	June 23, 2015
/s/ STEFAN SIEBERT Stefan Siebert	Chief Financial Officer (Principal Financial and Accounting Officer)	June 23, 2015
/s/ PAUL COULSON Paul Coulson	Chairman and Director	June 23, 2015
/s/ NIALL WALL Niall Wall	Director	June 23, 2015
/s/ DAVID MATTHEWS David Matthews	Director	June 23, 2015

  Authorized Representative in the United States

        Pursuant to the requirements of the Securities Act of 1933, Oressa Limited has duly caused this registration statement to be signed by the following duly authorized representative in the United States:

Date: June 23, 2015

By:	/s/ DONALD J. PUGLISI
	Name:	Donald J. Puglisi
	Title:	Managing Director

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement*
3.1	Memorandum of Association*
3.2	Bye-laws*
4.1	Specimen Certificate Evidencing Class A Common Shares*
5.1	Opinion of Conyers Dill & Pearman Limited*
10.1	Form of Asset Sale and Separation Agreement*
10.2	Form of Transition Services Agreement*
10.4	Form of Tax Matters Agreement*
10.5	Form of Tax Receivable Agreement*
10.6	Form of Shareholders' and Registration Rights Agreement*
21.1	Subsidiaries of Oressa Limited*
23.1	Consent of PricewaterhouseCoopers, Dublin, Ireland
23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)*
24.1	Powers of Attorney (included in the signature page)

*
To be filed by amendment.